Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236501
March 18, 2020

PROSPECTUS

88,201,543 Class A-1 Shares

7,114,538 Warrants to Purchase Class A-1 Shares

This prospectus relates to:

•	the issuance by us of:

•

up to 22,333,308 shares of Class A-1 common stock, par value $0.0001 per share (“Class A-1 Shares”), of Accel Entertainment, Inc. (formerly known as “TPG Pace Holdings Corp.”) (the “Company,” “we,” “our” or “us”) that may be issued upon exercise of warrants to purchase Class A-1 Shares, including the Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants (each as defined in “Frequently Used Terms”);

•	the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of:

•

up to 65,868,235 Class A-1 Shares including: (a) 53,753,698 shares currently owned by the Selling Holders, including the Class A-1 Shares issued in connection with the Business Combination Private Placement, the Investment Private Placement, the Director Share Exchange and the Sponsor Share Exchange (each as defined in “Frequently Used Terms” ) or pursuant to the Company’s Registration Statement on Form S-4 declared effective by the Staff of the Securities and Exchange Commission on October 29, 2019; (b) 7,114,538 Class A-1 Shares that may be issued upon exercise of the Pace Private Placement Warrants, the Business Combination Private Placement Warrants and the Accel Public Warrants issued pursuant to the Company’s Registration Statement on Form S-4 declared effective by the Staff of the Securities Exchange Commission on October 29, 2019; and (c) 4,999,999 shares that may be issued upon exchange of Class A-2 common stock, par value $0.0001 per share, of the Company (“Class A-2 Shares”) including 1,596,636 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020; and

•

up to 7,114,538 warrants currently owned by the Selling Holders, including the Pace Private Placement Warrants, the Business Combination Private Placement Warrants and Accel Public Warrants offered pursuant to the Company’s Registration Statement on Form S-4 declared effective by the Staff of the Securities and Exchange Commission on October 29, 2019.

We refer to Class A-1 Shares and Accel Warrants covered in this prospectus, and registered pursuant to the registration statement of which this prospectus forms a part, collectively as the “securities.”

This prospectus provides you with a general description of the securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of securities to be offered by the Selling Holders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the registration for resale of the securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will offer or sell any of the securities. We and the Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways, and the Selling Holders may sell such securities at varying prices. We provide more information about how we and the Selling Holders may sell the securities in the section entitled “Plan of Distribution” beginning on page 100.

You should read this document and any prospectus supplement or amendment carefully before you invest in our securities.

The Class A-1 Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “ACEL”. The closing price for our Class A-1 Shares on March 18, 2020, was $6.97 per share, as reported on the NYSE.

The Accel Warrants are traded on the NYSE under the symbol “ACEL.WS”. The closing price for the Accel Warrants on March 18, 2020, was $1.05 per Accel Warrant, as reported on the NYSE.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2020.

i

INFORMATION CONTAINED IN THIS PROSPECTUS

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus. You must not rely upon any information or representation not contained in this prospectus or, if applicable, any accompanying prospectus supplement or any free writing prospectus. This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our common stock, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, we have based the information concerning our industry contained in this prospectus on our good faith general knowledge of and expectations concerning the industry, which involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and in the other information contained in this prospectus. These and other factors could cause the information concerning our industry to differ materially from those expressed in this prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In this prospectus, when we refer to “dollars,” “U.S.$” and “$,” we mean United States dollars.

Certain monetary amounts, ratios and percentage data included in this prospectus have been subject to rounding adjustments for your convenience. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Our fiscal year end is December 31. The term “fiscal” preceding a year means the twelve-month period ended or ending December 31 of the year referred to. For example, “fiscal 2019” refers to the twelve month period ended December 31, 2019. References to years not specified as being fiscal years are to calendar years.

In this prospectus, all of our financial information is presented on a consolidated basis, unless we state otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under that shelf registration process, we and the Selling Holders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 22,333,308 Class A-1 Shares from time to time through any means described in the section entitled “Plan of Distribution” beginning on page 100. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 65,868,235 Class A-1 Shares and 7,114,538 Accel Warrants registered hereunder from time to time through any means described in the section entitled “Plan of Distribution” beginning on page 100. More specific terms of any securities that we and the Selling Holders offer may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A-1 Shares and/or Accel Warrants being offered and the terms of the offering.

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Accel Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries.

A prospectus supplement or post-effective amendment to the registration statement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement of post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any post-effective amendment to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any post-effective amendment to the registration statement of which this prospectus forms a part, that we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any post-effective amendment to the registration statement of which this prospectus forms a part. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part (or any post-effective amendment thereto), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors including, but not limited to:

•	Accel’s ability to operate in existing markets or expand into new jurisdictions;

•	Accel’s ability to manage its growth effectively;

•	Accel’s ability to offer new and innovative products and services that fulfill the needs of licensed establishment partners and create strong and sustained player appeal;

•

Accel’s dependence on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms;

•	the negative impact on Accel’s future results of operations by the flow froth in demand for VGTs and by the flow growth of new gaming jurisdictions;

•	Accel’s heavy dependency on its ability to win, maintain and renew contracts with licensed establishment partners;

•

unfavorable economic conditions or decreased discretionary spending due to other factors such as terrorist activity or threat thereof, epidemics or other public health issues, civil unrest or other economic or political uncertainties, that could adversely affect Accel’s business, results of operations, cash flows and financial conditions; and

•

other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors” beginning on page 12, and that may be set forth in any applicable prospectus supplement under any similar caption.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

The forward-looking statements in this prospectus and in any prospectus supplement represent our views as of the date thereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future or to conform these statements to actual results or revised expectations, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus or such prospectus supplement or other document.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the section “Risk Factors”, along with documents that are filed as exhibits to the registration statement of which this prospectus forms a part. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 3.

FREQUENTLY USED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Accel” means the historical operations of Accel Entertainment, Inc., an Illinois corporation, and its consolidated subsidiaries prior to the Business Combination (as defined below), and following the Business Combination, the operations of Accel Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries;

“Accel Public Warrants” means the 1,248,154 Accel Warrants issued on a registered basis to Sellers in connection with the Stock Purchase pursuant to the Proxy Statement/Prospectus (as such terms are defined below);

“Accel Stock” means the common stock and preferred stock of Accel prior to the Business Combination;

“Accel Warrants” means warrants exercisable for the Class A-1 Shares (as defined below) of the Company, which include the Pace Warrants, Accel Public Warrants and Business Combination Private Placement Warrants (each as defined below);

“ATMs” means automatic teller machines;

“Business Combination” means the transactions contemplated by the Transaction Agreement (as defined below), which transactions were consummated on November 20, 2019;

“Business Combination Private Placement” refers to the private placement completed in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder to the Business Combination Private Placement Sellers (as defined below) of Class A-1 Shares, Class A-2 Shares (each as defined below) and Accel Warrants in connection with the Business Combination;

“Business Combination Private Placement Sellers” refers to Sellers (as defined below) who are “accredited investors” (as defined by Rule 501 of the Regulation D) and party to either that certain Key Holder Support Agreement or the Holder Support Agreement (each as defined in “Selling Holders—Material Relationships with the Selling Holders”) executed in accordance with the terms of the Transaction Agreement;

“Business Combination Private Placement Warrants” means the 1,196,283 Accel Warrants issued in the Business Combination Private Placement;

“Bylaws” means the Company’s Amended and Restated Bylaws, which came into effect at the Business Combination;

“Charter” means the Company’s Amended and Restated Certificate of Incorporation;

“Class A-1 Shares” means the shares of Class A-1 Common Stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;

“Class A-2 Shares” means the shares of Class A-2 Common Stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;

“Class F Shares” means the shares of Class F common stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;

“Common Stock” means the Class A-1 Shares, the Class A-2 Shares and Class F Shares;

“Company Board” means the board of directors of the Company;

“Credit Agreement” means that certain Credit Agreement, dated as of November 13, 2019, among Accel Entertainment LLC, as borrower, Capital One, National Association, as Administrative Agent (in such capacity, the “Agent”), Collateral Agent and Issuing Bank and Swing Line Lender, the other lenders party thereto and Capital One, National Association, Fifth Third Bank, CIBC Bank USA, JPMorgan Chase Bank, N.A., and Keybank National Association, as Joint Lead Arrangers and Joint Lead Bookrunners and Mizuho Bank, Ltd., and West Suburban Bank as Co-Documentation Agents, as amended;

“DGCL” means the Delaware General Corporation Law;

“Director Share Exchange” refers to the receipt by the independent directors of Pace of 200,000 Class A-1 Shares, in the aggregate, in exchange for an equal number of their Founder Ordinary Shares pursuant to the terms of those certain letter agreements, dated June 13, 2019, by and between Pace and such independent directors;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

“Founder Ordinary Shares” mean the Class F ordinary shares, par value $0.0001 per share, of Pace;

“IGB” means the Illinois Gaming Board;

“Illinois Video Gaming Act” means the Illinois Video Gaming Act and amendments thereto enacted by the Illinois state legislature;

“Initial Pace Holders” means Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood;

“Initial Pace Sponsor” means TPG Pace II Sponsor, LLC, a Cayman Islands exempted limited liability company and an affiliate of TPG;

“Investment Private Placement” means the purchase of 4,696,675 Class A-1 Shares, for cash, in a private placement to the PIPE Investors (as defined below) consummated pursuant to the terms of the Subscription Agreements (as defined below in the definition of “PIPE Investors”);

“Grand River Jackpot” means Grand River Jackpot, LLC, an Illinois limited liability company;

“NewCo” means New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace;

“PA Board” means the Pennsylvania Gaming Control Board;

“Pace” means the historical operations of TPG Pace Holdings Corp. prior to the consummation of the Business Combination;

“Pace Domestication” means the domestication of Pace as a Delaware corporation on November 20, 2019;

“Pace Governance” means TPG Pace Governance, LLC, a Cayman Islands limited liability company;

“Pace IPO” means Pace’s initial public offering, consummated on June 30, 2017;

“Pace Private Placement Warrants” means Accel Warrants that were issued to Initial Pace Sponsor in a private placement that closed simultaneously with the consummation of the Pace IPO;

“Pace Public Shares” mean the Class A ordinary shares, par value $0.0001 per share, of Pace;

“Pace Sponsor Members” means TPG Pace II Sponsor Successor, LLC, a Delaware limited liability company, Pace Governance and Peterson Capital Partners, L.P., collectively;

“Pace Public Warrants” means Accel Warrants that were included in the Pace Public Units (as defined below) sold in the Pace IPO;

“Pace Warrants” means the Pace Public Warrants and the Pace Private Placement Warrants, collectively;

“Pennsylvania Gaming Act” means the Pennsylvania Race Horse Development and Gaming Act and amendments thereto enacted by the Pennsylvania legislature;

“PIPE Investors” means those investors that participated in the Investment Private Placement, consisting of certain investors (the “Original General Investors”) and an affiliate of Pace (the “Pace Affiliate”) that entered into subscription agreements with Pace concurrently with the closing of the Transaction Agreement (such investors, the “Original Investors” and such subscription agreements, the “Original Subscription Agreements”) and an additional investor (the “Additional Investor,” and collectively with the Original General Investors, the “General Investors”) that entered into a subscription agreement with Pace on August 13, 2019 (such subscription agreement, collectively with the Original Subscription Agreements, the “Subscription Agreements”);

“Proxy Statement/Prospectus” means the Definitive Proxy Statement/Prospectus filed with the SEC on October 30, 2019;

“Pace Public Unit” means one Pace Public Share and one-third of a Pace Public Warrant, sold in the Pace IPO;

“Registration Rights Agreement” means that certain registration rights agreement entered into in connection with the consummation of the Business Combination among Pace, the Pace Sponsor Members and certain other persons, including certain members of management of Accel, certain Accel shareholders and the Initial Pace Holders (other than Kneeland Youngblood) and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) became a stockholder of the Company immediately following the Business Combination, (2) either (A) made a written request to the Company to enter into the Registration Rights Agreement or (B) was, immediately following the Business Combination, subject to

Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elected to enter into a Registration Rights Agreement;

“Registration Rights Holders” means the parties to the Registration Rights Agreement, other than Pace, together with each other person who executed and delivered a joinder to the Registration Rights Agreement;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller” means each of the shareholders of Accel named as a Seller in the Transaction Agreement, each of the shareholders of Accel joined to the Transaction Agreement pursuant to that certain Drag-Along Agreement, dated as of June 13, 2019, by and among Pace and each of the Sellers who duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019 (collectively, the “Sellers”);

“Sponsor Share Exchange” refers to the receipt by the Initial Pace Sponsor of 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares in exchange for its Founder Ordinary Shares, pursuant to the terms of that certain letter agreement dated as of June 13, 2019 (as amended on July 22, 2019) by and among the Initial Pace Sponsor, Pace and the Shareholder Representatives (as defined below in the definition of “Transaction Agreement”);

“Stock Purchase” means the acquisition by Pace, directly or indirectly, of all of the issued and outstanding Accel Stock held by the Sellers as part of the consummation of the Business Combination;

“TPG” means TPG Global, LLC and its affiliates;

“Transaction Agreement” means that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019), by and among Pace, each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (in their capacity as representatives of the shareholders of Accel) (the “Shareholder Representatives”) and the Sellers;

“Trust Account” means the trust account of Pace that held the proceeds from the Pace IPO prior to the Business Combination; and

“VGTs” means video gaming terminals.

ABOUT ACCEL ENTERTAINMENT, INC.

Overview

The Company is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. The Company’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” The Company also operates a small number of stand-alone ATMs in gaming and non-gaming locations.

Corporate History

The Company was formed as a blank check company named “TPG Pace Holdings Corp.” and incorporated on February 14, 2017, as a Cayman Islands exempted company. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 30, 2017, the Company consummated the Pace IPO and prior to the Business Combination, the Company was a “shell company” as defined under the Exchange Act because it had no operations and nominal assets consisting almost entirely of cash.

In connection with the Business Combination, the Pace Domestication occurred on November 20, 2019, and the Company domesticated as a Delaware corporation. Immediately following the Pace Domestication, the Company changed its name to “Accel Entertainment, Inc.” and consummated the Business Combination, including the Stock Purchase, and following the closing of the Stock Purchase, the merger of Accel with and into NewCo with NewCo surviving such merger. In connection with the Business Combination, the Company also consummated the Sponsor Share Exchange, the Director Share Exchange and the Investment Private Placement on November 20, 2019.

Corporate Information

Our principal executive offices are located at 140 Tower Drive, Burr Ridge, Illinois 60527, and our telephone number is (630) 972-2235. Our website is www.accelentertainment.com. The information found on our website is not part of this prospectus.

Recent Developments

On March 16, 2020, the IGB shut down all VGTs across the state of Illinois starting at 9 PM Monday March 16, 2020 and through March 30th. During this time, all licensed video gambling establishments have been ordered to halt gaming operations. Accel representatives will attempt to visit every location to clean and sanitize the VGTs and the gaming area surrounding them during the shutdown to ensure the health and safety of its players and partner establishments once gaming resumes.

THE OFFERING

We are registering the issuance by us of up to 22,333,308 Class A-1 Shares that may be issued upon exercise of warrants to purchase Class A-1 Shares, including the Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 65,868,235 Class A-1 Shares including (a) 53,753,698 shares currently owned by the Selling Holders, including the Class A-1 Shares issued in connection with the Business Combination Private Placement, the Investment Private Placement, the Director Share Exchange and the Sponsor Share Exchange, (b) 4,999,999 shares that may be issued upon exchange of Class A-2 Shares (including 1,596,636 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020) and (c) 7,114,538 Class A-1 Shares that may be issued upon exercise of the Pace Private Placement Warrants, the Business Combination Private Placement Warrants and certain Accel Public Warrants and (ii) up to 7,114,538 Accel Warrants currently owned by the Selling Holders, including the Pace Private Placement Warrants, the Business Combination Private Placement Warrants and certain Accel Public Warrants. Our Class A-1 Shares and Accel Warrants are currently listed on NYSE under the symbol “ACEL” and “ACEL.WS,” respectively. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 12.

Issuance of Class A-1 Shares

The following information is as of December 31, 2019, and unless expressly indicated, does not give effect to issuances of our Class A-1 Shares or Accel Warrants after such date, or the exercise of Accel Warrants or exchange of Class A-2 Shares after such date.

Class A-1 Shares to be issued upon exercise of all Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants	22,333,308 Class A-1 Shares

Class A-1 Shares outstanding prior to exercise of all Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants, and after giving effect to the issuance of 1,596,636 Class A-1 Shares in exchange for Class A-2 Shares on January 14, 2020.

78,234,106 Class A-1 Shares.

Use of proceeds	We will receive up to an aggregate of $256,833,042 from the exercise of all Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants assuming the exercise in full of all such Accel Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Accel Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A-1 Shares, Pace Private Placement Warrants and Business Combination Private Placement Warrants

Class A-1 Shares offered by the Selling Holders	We are registering for resale up to 65,868,235 Class A-1 Shares including (a) 53,753,698 shares currently owned by the Selling Holders, including the Class A-1 Shares issued in connection with the Business Combination Private Placement, the Investment Private Placement, the Director Share Exchange and the Sponsor Share Exchange, (b) 7,114,538 Class A-1 Shares that may be issued upon exercise of the Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain Accel Public Warrants and (c) 4,999,999 Class A-1 Shares that may be issued upon exchange of the Class A-2 Shares (including 1,596,636 Class A-1 shares issued upon exchange of Class A-2 shares on January 14, 2020).

Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain Accel Public Warrants offered by the Selling Holders	We are registering for resale up to 7,114,538 Accel Warrants currently owned by the Selling Holders, including the Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain Accel Public Warrants. Each Pace Private Placement Warrant, Business Combination Private Placement Warrant and Accel Public Warrant entitles the holder thereof to purchase one Class A-1 Share at a price of $11.50 per share, subject to adjustment. Such Accel Warrants will expire on November 20, 2024, or earlier upon redemption or liquidation.

The Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants are redeemable in certain circumstances. See “Description of Securities—Warrants—Business Combination Private Placement Warrants and Accel Public Warrants” beginning on page 112. for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Class A-1 Shares, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants to be offered by the Selling Holders. We will also not receive proceeds from the exchange of Class A-2 Shares. With respect to Class A-1 Shares underlying the Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us due to the exercise of such Accel Warrants to the extent such Accel Warrants are exercised for cash.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus, as well as the other information we file with the SEC. Any of the risk factors could significantly and negatively affect our business financial condition, results of operations, cash flows and prospects and the trading price of our securities. You could lose all or part of your investment. Furthermore, additional risks and uncertainties of which we are currently unaware, or which we currently consider to be immaterial, could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Business

Accel’s ability to operate in existing markets or expand into new jurisdictions could be adversely affected by difficulties, delays, or failures by Accel or its stakeholders in obtaining or maintaining required licenses or approvals.

Accel operates only in jurisdictions where gaming is legal. The gaming industry is subject to extensive governmental regulation by federal, state, and local governments, which customarily includes some form of licensing or regulatory screening of operators, suppliers, manufacturers and distributors and their applicable affiliates, their major shareholders, officers, directors and key employees. In addition, certain gaming products and technologies must be certified or approved in certain jurisdictions in which Accel operates, and these regulatory requirements vary from jurisdiction to jurisdiction. The scope of the approvals required can be extensive. Regulators review many facets of an applicant or holder of a license, including its financial stability, integrity and business experience. While the regulatory requirements vary by jurisdiction, most require:

•	licenses and/or permits;

•	documentation of qualifications, including evidence of financial stability;

•	other required approvals for companies who design, assemble, supply or distribute gaming equipment and services; and

•	individual suitability of officers, directors, major equity holders, lenders, key employees and business partners.

Accel may not be able to obtain or maintain all necessary registrations, licenses, permits or approvals, or could experience delays related to the licensing process which could adversely affect its operations and ability to retain key employees. If Accel fails to obtain a license required in a particular jurisdiction for games and VGTs, hardware or software or have such license revoked, it will not be able to expand into, or continue doing business in, such jurisdiction. Any delay, difficulty or failure by Accel to obtain or retain a required license or approval in one jurisdiction could negatively impact the ability to obtain or retain required licenses and approvals in other jurisdictions, or affect eligibility for a license in other jurisdictions, which can negatively affect opportunities for growth. For example, if Accel’s license to operate in Illinois is not renewed as a result of a failure to satisfy suitability requirements or otherwise, its ability to obtain or maintain a license in Pennsylvania may be harmed. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay. The necessary permits, licenses and approvals may not be obtained within the anticipated time frames, or at all. Additionally, licenses, approvals or findings of suitability may be revoked, suspended or conditioned at any time. If a license, approval or finding of suitability is required by a regulatory authority and Accel fails to seek or does not receive the necessary approval, license or finding of suitability, or if it is granted and subsequently revoked, it could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

While Accel has received a conditional terminal operator license from the PA Board, there can be no assurance that the final license will be obtained on terms necessary to achieve its objectives, or at all. While Accel does not expect that the composition of the PA Board will change prior to the next Pennsylvania gubernatorial election in 2022, there can be no assurances with respect thereto, and any changes in composition to the PA Board could alter existing interpretations or enforcement of the Pennsylvania Gaming Act, or otherwise affect the status of Accel’s pending final license before the PA Board. In Illinois, Accel was granted its original license to conduct business as a terminal operator of VGTs by the IGB in 2012, and has most recently had its license renewed in April 2019, retroactive to March 2019 for a period of one year. Renewal is subject to, among other things, continued satisfaction of suitability requirements.

In addition to any licensing requirements, all of Accel’s licensed establishment partners are required to be licensed, and delays in or failure to obtain approvals of these licenses may adversely affect results of operations, cash flows and financial condition. Accel and certain of its affiliates, major stockholders (generally persons and entities beneficially owning a specified percentage (typically 5% or more) of equity securities), directors, officers and key employees are subject to extensive background investigations, personal and financial disclosure obligations and suitability standards in its businesses. Certain jurisdictions may require the same from Accel’s lenders or key business partners. The failure of these individuals and business entities to submit to such background checks and provide required disclosure, or delayed review or denial of application resulting from such submissions, could jeopardize Accel’s ability to obtain or maintain licensure in such jurisdictions. Any delay, difficulty, or failure by any of Accel’s major stockholders, directors, officers, key employees, products or technology, to obtain or retain a required license or approval in one jurisdiction could negatively impact its licensure in other jurisdictions, which can ultimately negatively affect opportunities for growth. In addition, the failure of Accel’s officers, directors, key employees or business partners, equity holders, or lenders to obtain or maintain licenses in one or more jurisdictions may require Accel to modify or terminate its relationship with such officers, directors, key employees or business partners, equity holders, or lenders, or forego doing business in such jurisdiction. The licensing procedures and background investigations of the authorities that regulate Accel’s businesses may inhibit potential investors from becoming significant stockholders, inhibit existing stockholders from retaining or increasing their ownership, or inhibit existing stockholders from selling their shares to potential investors who are found unsuitable to hold Accel stock by gaming authorities or whose stock ownership may adversely affect Accel’s ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

If Accel fails to manage its growth effectively, Accel may be unable to execute its business plan or maintain high levels of service and customer satisfaction.

Accel has experienced, and expects to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on its management and its operational and financial resources. Since its inception, Accel has acquired 9 distributed gaming operators adding more than 930 licensed establishments to its portfolio of over 2,300 total licensed establishments as of December 31, 2019. Accel has also experienced significant growth in the number of licensed establishment partners and players, and in the amount of data that it supports. Additionally, Accel’s organizational structure will become more complex as it scales its operational, financial and management controls to support additional jurisdictions as well as its reporting systems and procedures.

To manage growth in operations and personnel, Accel will need to continue to grow and improve its operational, financial, and management controls and reporting systems and procedures. Accel may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining its culture, which has been central to growth so far. Accel’s expansion has placed, and expected future growth will continue to place, a significant strain on management, customer experience, data analytics, sales and marketing, administrative, financial, and other resources. If Accel fails to manage its anticipated growth and change in a manner consistent with its reputation, the quality of its services may suffer, which could negatively affect its brand and reputation and harm its ability to attract licensed establishment partners and players.

Accel’s success depends on its ability to offer new and innovative products and services that fulfill the needs of licensed establishment partners and create strong and sustained player appeal.

Accel’s success depends upon its ability to fulfill the needs of licensed establishment partners and players by offering new and innovative products and services on a timely basis. Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful content remains popular for only limited periods of time, unless refreshed with new content or otherwise enhanced. If Accel fails to accurately anticipate the needs of licensed establishments and player preferences, it could lose business to competitors, which would adversely affect Accel’s results of operations, cash flows and financial condition. Accel may not have the financial resources needed to introduce new products or services on a timely basis or at all.

Accel’s business depends on content for VGTs, stand-alone ATMs, redemption devices, and amusement devices that is developed by third-party suppliers. Accel believes that creative and appealing game content results in more players visiting its licensed establishment partners, which offers more revenue for licensed establishment partners and provides them with a competitive advantage, which in turn enhances Accel’s revenue and ability to attract new business and to retain existing business. The success of such content is dependent on these suppliers’ ability to anticipate changes in consumer tastes, preferences and requirements and deliver to Accel in sufficient quantities and on a timely basis a desirable, high-quality and price-competitive mix of products. Accel’s suppliers’ products may fail to meet the needs of licensed establishment partners due to changes in consumer preference or Accel’s suppliers may be unable to maintain a sufficient inventory to satisfy the requirements of licensed establishment partners. In addition, suppliers must obtain regulatory approvals for new products, and such approvals may be delayed or denied. Accordingly, Accel may not be able to sustain the success of its existing game content or effectively obtain from third parties products and services that will be widely accepted both by licensed establishment partners and players.

Accel’s suppliers may also increase their prices due to increasing demand for their products from Accel’s competitors. Further, because there exists a limited number of suppliers in the distributed gaming business, an increase in supplier pricing may limit Accel’s ability to seek alternate sources of gaming content and may result in increased operating expenses. See “—Accel is dependent on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms” for more information.

Accel is dependent on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms.

The supply of Accel’s VGTs, stand-alone ATMs, redemption devices and amusement devices depends upon the manufacture, development, assembly, design, maintenance and repair of such products by certain key providers, as well as regulatory approval for these products. Accel’s operating results could be adversely affected by an interruption or cessation in the supply of these items, a serious quality assurance lapse, including as a result of the insolvency of any key provider, or regulatory issues related to key providers’ products or required licenses. Additionally, certain components of our VGTs are sourced from China, where outbreaks of the COVID-19 or other widespread public health problems have led to quarantines, shutdowns, shipping or logistics changes, or other disruptions that could impair our ability to obtain VGTs and VGT components. Accel has achieved significant cost savings through centralized purchasing of equipment and non-equipment. However, as a result, Accel is exposed to the credit and other risks of having a small number of key suppliers. While Accel makes every effort to evaluate counterparties prior to entering into long-term and other significant procurement contracts, it cannot predict the impact on suppliers of the current economic environment and other developments in their respective businesses. Insolvency, financial difficulties, supply chain delays, regulatory issues or other factors may result in Accel’s suppliers not being able to fulfill the terms of their agreements. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to Accel, or may force them to seek to renegotiate existing contracts.

Failure of key suppliers to meet their delivery commitments could result in Accel being in breach of and subsequently losing contracts with key licensed establishment partners. Although Accel believes it has alternative sources of supply for the equipment and other supplies used in its business, the limited number of suppliers in the distributed gaming business could lead to delays in the delivery of products or components, and possible resultant breaches of contracts that it is party to with licensed establishment partners, increases in the prices it must pay for products or components, problems with product quality or components coming to the end of their life and other concerns. Accel may be unable to find adequate replacements for suppliers within a reasonable time frame, on favorable commercial terms or at all.

Certain of Accel’s products and services, including a Player Rewards Program that Accel intends to implement, include know-your-customer programs or technologies supplied by third parties. These programs and technologies could be an important aspect of products and services because they can confirm certain information with respect to players and prospective players, such as age, identity and location. Payment processing programs and technologies, typically provided by third parties, are also a necessary feature of Accel’s products and services. In the event that these products and technologies are not made available to Accel on acceptable terms, or in the event that they are defective, Accel’s results of operations, cash flows and financial condition may be materially adversely affected.

Accel’s future results of operations may be negatively impacted by slow growth in demand for VGTs and by the slow growth of new gaming jurisdictions.

Slow growth or declines in the demand for VGTs could reduce the demand for Accel’s services and negatively impact results of operations, cash flows and financial condition. Moreover, even with the expansion of gaming into new jurisdictions, the opening of new licensed establishments and the addition of new VGTs and amusement machines in existing licensed establishments, demand for Accel’s services could decline due to the desires of licensed establishment partners, unfavorable economic conditions, failure to obtain regulatory approvals and the availability of financing. Accordingly, Accel may not be successful in placing additional VGTs or amusement machines with additional licensed establishments.

Accel depends heavily on its ability to win, maintain and renew contracts with licensed establishment partners, and it could lose substantial revenue if it is unable to renew certain of its contracts on substantially similar terms or at all.

Accel’s contracts with its licensed establishment partners generally contain initial multi-year terms. Contracts entered into prior to February 2018 typically contain automatic renewal provisions that provide the individual partner with an option to terminate within a specified time frame. As a result of the IGB rule changes, contracts entered into after February 2018 do not contain renewal provisions, automatic or otherwise. At the end of a contract term, licensed establishment partners may choose to extend their engagement by signing a new contract or may sign with a competitor terminal operator, in their sole discretion.

While Accel has historically experienced high rates of contract extension or renewal, these rule changes may lead to declines in contract extension or renewal. The termination, expiration or failure to renew one or more of its contracts with its licensed establishment partners could cause it to lose substantial revenue, which could have an adverse effect on its ability to win or renew other contracts or pursue growth initiatives.

In addition, Accel may not be able to obtain new or renewed contracts with licensed establishment partners that contain terms that are as favorable as Accel’s current terms in its current contracts, and any less favorable contract terms or diminution in scope could negatively impact Accel’s business.

Additionally, Accel’s revenue, business, result of operations, cash flows and financial condition could be negatively affected if its licensed establishment partners sell or merge themselves or their licensed establishments with other entities. Upon the sale or merger of such licensed establishments, Accel’s licensed establishment partners could choose to no longer partner with Accel and decide to contract with its competitors.

Outbreak of health epidemics such as the COVID-19 may adversely affect our business, results of operations and financial condition.

Any outbreaks of contagious diseases and other adverse public health developments in regions where we, our customers and suppliers operate or are considering operations could have a material and adverse effect on our business, results of operations and financial condition. For example, the recent outbreak of COVID-19 has resulted in significant governmental measures being implemented to control the spread of the virus, including quarantines, travel restrictions, manufacturing restrictions, declarations of states of emergency, business shutdown and restrictions on the movement of employees in many regions of China and certain other countries, including the United States. COVID-19, or similar or related diseases, may result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect our suppliers’ supply to us, and demand for our customers’ products. The outbreak and any preventative or protective actions that governments or we may take in response to COVID-19 may result in a period of business disruption, reduced customer traffic and reduced operations. While our business is typically from local patrons, any of these events could materially and adversely affect our business, results of operations and financial condition. The extent of the impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Unfavorable economic conditions or decreased discretionary spending due to other factors such as terrorist activity or threat thereof, epidemics or other public health issues, civil unrest or other economic or political uncertainties, may adversely affect Accel’s business, results of operations, cash flows and financial condition.

Unfavorable economic conditions, including recession, economic slowdown, decreased liquidity in the financial markets, decreased availability of credit and relatively high rates of unemployment, could have a negative effect on Accel’s business. Unfavorable economic conditions could cause licensed establishment partners to shut down or ultimately declare bankruptcy, which could adversely affect Accel’s business. Unfavorable economic conditions may also result in volatility in the credit and equity markets. The difficulty or inability of licensed establishment partners to generate or obtain adequate levels of capital to finance their ongoing operations may cause some to close or ultimately declare bankruptcy. Accel cannot fully predict the effects that unfavorable social, political and economic conditions and economic uncertainties and decreased discretionary spending could have on its business.

Accel’s revenue is largely driven by players’ disposable incomes and level of gaming activity. Unfavorable economic conditions may reduce the disposable incomes of players at licensed establishment partners and may result in fewer players visiting licensed establishment partners, reduced play levels, and lower amounts spent per visit, adversely affecting Accel’s results of operations and cash flows. Adverse changes in discretionary consumer spending or consumer preferences, which may result in fewer players visiting licensed establishment partners and reduced frequency of visits and play levels, could also be driven by an unstable job market, outbreaks (or fear of outbreaks) of contagious diseases, such as the COVID-19 outbreak, or other factors. Socio-political factors such as terrorist activity or threat thereof, civil unrest or other economic or political uncertainties that contribute to consumer unease may also result in decreased discretionary spending by players and have a negative effect on Accel.

Accel’s revenue growth and future success depends on its ability to expand into new markets, including Pennsylvania, which may not occur as anticipated or at all.

Accel’s future success and growth depend in large part on the successful addition of new licensed establishments as partners (whether through organic growth, conversion from competitors or partner relationships) and on the entry into new markets, including other licensed jurisdictions such as Pennsylvania, where Accel was recently granted a conditional license as a VGT terminal operator. These markets are new to Accel and its success depends in part on displacing entrenched competitors who are familiar with these markets and are known to players. In many cases, Accel is attempting to enter into or expand its presence in these new markets and where the appeal and success of VGTs and other forms of entertainment has not yet been proven. In some cases, Accel may need to develop or expand its sales channels and leverage the relationships with its licensed establishment partners in order to execute this strategy. There can be no assurance that video gaming will have success with new licensed establishment partners or in new markets, or that it will succeed in capturing a significant or even acceptable market share in any new markets, including Pennsylvania. In addition, it is possible that Accel will not be able to enter the Pennsylvania market at all, due to regulatory or other concerns. See “—Accel is subject to strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on the ability to grow or may expose Accel to fines or other penalties.” If Accel fails to successfully expand into these markets, it may have difficulty growing its business and may lose business to its competitors.

Accel’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.

Accel currently installs VGTs and amusement devices in licensed establishments solely in Illinois. Due to this geographic concentration, Accel’s results of operations, cash flows and financial condition are subject to greater risks from changes in local and regional conditions, such as:

•	changes in local or regional economic conditions and unemployment rates;

•	changes in local and state laws and regulations, including gaming laws and regulations;

•	a decline in the number of residents in or near, or visitors to, licensed establishment partners;

•	changes in the local or regional competitive environment; and

•	adverse weather conditions and natural disasters (including weather or road conditions that limit access to licensed establishments).

Accel largely depends on local markets of licensed establishments for players. Local competitive risks and the failure of licensed establishment partners to attract a sufficient number of guests, players and other visitors in these locations could adversely affect Accel’s business. As a result of the geographic concentration of Accel’s businesses, it faces a greater risk of a negative impact on its results of operations, cash flows and financial condition in the event that Illinois is more severely impacted by any such adverse condition, as compared to other areas in the United States. If Accel is successful in expanding its operations into Pennsylvania or other gaming jurisdictions, it may face similar concentration risk there.

If Accel fails to offer a high-quality experience, its business and reputation may suffer.

Once Accel installs VGTs and amusement machines in licensed establishment partners, those licensed establishment partners rely on support from Accel to resolve any related issues. High-quality user and location education and customer service to the licensed establishments have been key to Accel’s brand and is important for the successful marketing and sale of its products and services and to increase the number of VGTs and amusement machines at licensed establishments. The importance of high-quality customer service to the licensed establishments will increase as Accel expands its business and pursues new licensed establishment partners and potentially expands into new jurisdictions. For instance, if Accel does not help its licensed establishment partners quickly resolve issues, whether those issues are regulatory, technical, or data related, and provide an effective ongoing level of support, its ability to retain or renew contracts with its licensed establishment partners could suffer and its reputation with existing or potential licensed establishment partners may be harmed. In some cases, Accel depends on third parties to resolve such issues, the performance of which is out of Accel’s control. Further,

Accel’s success is highly dependent on business reputation and positive recommendations from existing licensed establishment partners. Any failure to maintain high-quality levels of service, or a market perception that Accel does not maintain a high-quality service to licensed establishments, could harm its reputation, its ability to market to existing and prospective licensed establishment partners, and Accel’s results of operations, cash flows and financial condition.

In addition, as Accel continues to grow its operations and expand into additional jurisdictions, Accel needs to be able to provide efficient support that meets the needs of its licensed establishment partners. The number of licensed establishments with Accel’s products has grown significantly and that may place additional pressure on its support organization. As Accel’s base of licensed establishment partners continues to grow, it may need to increase the number of relationship managers, customer service and other personnel it employs to provide personalized account management, assistance to its licensed establishment partners in navigating regulatory applications and ongoing compliance concerns, and customer service, training, and revenue optimization. If Accel is not able to continue to provide high levels of customer service, its reputation, as well as Accel’s results of operations, cash flows and financial condition, could be harmed.

Accel’s revenue growth and ability to achieve and sustain profitability will depend, in part on being able to expand its sales force and increase the productivity of its sales force.

Most of Accel’s revenue has been attributable to the efforts of its sales force, which consists of both in-house personnel and independent agents. In order to increase Accel’s revenue and achieve and sustain profitability, Accel intends to increase the size of its sales force to generate additional revenue from new and existing licensed establishment partners.

Accel’s ability to achieve significant revenue growth will depend, in large part, on its success in recruiting, training, and retaining sufficient numbers of in-house and independent sales personnel to support growth. New sales personnel require significant training and can take a number of months to achieve full productivity. Accel’s recent hires and planned hires may not become productive as quickly as expected and if new sales employees and agents do not become fully productive on the timelines that have been projected or at all, Accel’s revenue may not increase at anticipated levels and its ability to achieve long-term projections may be negatively impacted. In addition, as Accel continues to grow, a larger percentage of its sales force will be new to Accel and its business, which may adversely affect Accel’s sales if it cannot train its sales force quickly or effectively. Attrition rates may increase, and Accel may face integration challenges as it continues to seek to expand its sales force. Accel also believes that there is significant competition for sales personnel with the skills that it requires in the industries in which it operates, and may be unable to hire or retain sufficient numbers of qualified individuals in the markets where it operates or plans to operate. If Accel is unable to hire and train sufficient numbers of effective sales personnel or agents, or if the sales personnel or agents are not successful in obtaining new licensed establishment partners or promoting activity within Accel’s existing licensed establishment partners, Accel’s business may be adversely affected.

Accel periodically changes and adjusts its sales organization in response to market opportunities, competitive threats, management changes, product and service introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect Accel’s rate of growth. In addition, any significant change to the way Accel structures the compensation of its sales organization may be disruptive and may affect revenue growth.

Accel’s inability to complete acquisitions and integrate acquired businesses successfully could limit its growth or disrupt its plans and operations.

Accel continues to pursue expansion and acquisition opportunities in gaming and related businesses. Accel’s ability to succeed in implementing its strategy will depend to some degree upon its ability to identify and complete commercially viable acquisitions. Accel may not be able to find acquisition opportunities on acceptable terms or at all, or obtain necessary financing or regulatory approvals to complete potential acquisitions.

Accel may not be able to successfully integrate any businesses that it acquires or do so within intended timeframes. Accel could face significant challenges in managing and integrating its acquisitions and combined operations, including acquired assets, operations and personnel. In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes or cost expectations, which could result in increased costs and have an adverse effect on Accel’s results of operations, cash flows and financial condition. Accel expects to incur incremental costs and capital expenditures related to its contemplated integration activities.

Acquisition transactions may disrupt Accel’s ongoing business. The integration of acquisitions will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business or delay the achievement of strategic objectives. Accel’s business may be negatively impacted following the acquisitions if it is unable to effectively manage expanded operations.

Accel faces significant competition from other gaming and entertainment operations, and Accel’s success in part relies on maintaining Accel’s competitive advantages and market share in key markets.

Accel faces significant competition from suppliers and other operators of VGTs and dartboards, pool tables, pinball and other related non-gaming equipment at licensed establishment partners. Accel competes on the basis of the responsiveness of its services, and the popularity, content, features, quality, functionality, accuracy, reliability of its products. In order to remain competitive and maintain Accel’s existing market share, Accel must continuously offer popular, high-quality games in a timely manner and new services or enhancements to its existing services. These services or enhancements may not be well received by licensed establishment partners or consumers, even if well reviewed and of high quality. In addition, some of Accel’s current and future competitors may enjoy substantial competitive advantages over it, such as greater name recognition, longer operating histories, or greater financial, technical, and other resources. These companies may use these advantages to offer services that respond better to the needs of licensed establishment partners, spend more on advertising and brand marketing, expand their operations, or respond more quickly and effectively than Accel does or can to new or changing opportunities, technologies, standards, regulatory conditions or requirements, or player preferences. These competitors could use these advantages to capture additional market share to Accel’s detriment in key markets. Additionally, Accel could lose some or all of the competitive advantages that it currently enjoys over its current and potential competitors. Accel also faces high levels of competition related to newly legalized gaming jurisdictions and for openings of new or expanded licensed establishments. Accel’s success depends on its ability to successfully enter new markets and compete successfully for new business, which is not certain to occur. Any of these developments could have an adverse effect on Accel’s results of operations, cash flows and financial condition and could result in a loss of market share in key markets.

Accel operates in the highly competitive gaming industry, and Accel’s success depends on its ability to effectively compete with numerous types of businesses in a rapidly evolving, and potentially expanding, gaming environment

While Accel’s operations face competition from many forms of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts, and travel, Accel faces particularly robust competition from other forms of gaming. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants on both a local and national level, including casinos, Internet gaming, sports betting, sweepstakes and poker machines not located in casinos, horse racetracks, including those featuring slot machines and/or table games, fantasy sports, real money iGaming, and other forms of gaming, such as, Internet-based lotteries, sweepstakes, and fantasy sports, and Internet-based or mobile-based gaming platforms, which allow their players to wager on a wide variety of sporting events and/or play casino games from home or in non-casino settings. This could divert players from using Accel’s products in licensed establishment partners, and adversely affect its business. Even Internet wagering services that are illegal under federal and state law but operate from overseas locations, may nevertheless be accessible to domestic gamblers and divert players from visiting licensed establishment partners to play on Accel’s VGTs.

The availability of competing gaming activities could increase substantially in the future. Voters and state legislatures may seek to supplement traditional tax revenue sources of state governments by authorizing or expanding gaming in Illinois, adjacent states or jurisdictions where Accel plans to operate in the future, such as Pennsylvania. For example, on June 2, 2019, the Illinois legislature passed a significant gaming expansion bill authorizing the addition of multiple casinos to the state, including a casino in Chicago, permitting slot and table games at three horse racetracks, adding slot machines to two airports and creating licensing criteria for those eligible to provide sports betting services. In addition, other jurisdictions are considering or have already recently legalized, implemented and expanded gaming, and there are proposals across the country that would legalize Internet poker and other varieties of Internet gaming in a number of states and at the federal level. For example, Pennsylvania recently enacted legislation allowing regulated online poker and casino-style games within the commonwealth and legalizing sports betting in casinos. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations (including VGTs). See “— Accel’s revenue growth and future success depends on its ability to expand into new markets, including Pennsylvania, which may not occur as anticipated or at all” for more information. While Accel believes it is well positioned to take advantage of certain of these opportunities, expansion of gaming in other jurisdictions (both legal and illegal) could further compete with Accel’s VGTs, which could have an adverse impact on Accel’s results of operations, cash flows and financial condition.

The concentration and evolution of the VGT manufacturing industry could impose additional costs on Accel.

A majority of Accel’s revenue is attributable to VGTs and related systems supplied by it at licensed establishment partners. A substantial majority of the VGTs sold in the U.S. in recent years have been manufactured by a few select companies, and there has been extensive consolidation within the gaming equipment sector in recent years, including the acquisitions of Bally Technologies, Inc. (which had acquired SHFL Entertainment, Inc.) and WMS Industries, Inc. by Scientific Games Corporation (“Scientific Games”) and International Game Technology PLC by GTECH S.p.A, respectively.

Consolidation may force Accel to enter into purchase arrangements for new VGTs that are more expensive to operate than its existing VGTs. If the newer VGTs do not result in sufficient incremental revenues to offset the potential increased investment and costs, it could damage Accel’s profitability. In the event that Accel loses a supplier, it may be unable to replace such supplier, and Accel’s remaining suppliers may increase fees and costs. See “— An increase in Accel’s borrowing costs would negatively affect its financial condition, cash flow and results of operations”.

Accel’s operations are largely dependent on the skill and experience of its management and key personnel. The loss of management and other key personnel could significantly harm Accel’s business, and it may not be able to effectively replace members of management who may leave Accel.

Accel’s success and competitive position are largely dependent upon, among other things, the efforts and skills of its senior executives and management team, including Andrew H. Rubenstein as the Chief Executive Officer and President, Karl Peterson as Chairman of the Board, Brian Carroll as Chief Financial Officer and Derek Harmer as Secretary. Although Accel has entered into employment agreements with senior executives and key personnel, there can be no assurance that these individuals will remain employed. If Accel loses the services of any members of its management team or other key personnel, its business may be significantly impaired.

Accel relies on assumptions and estimates to calculate certain key metrics, and real or perceived inaccuracies in such metrics may harm its reputation and negatively affect its business.

Accel regularly reviews metrics, including the number of players and other measures, to evaluate growth trends, measure performance and make strategic decisions. Additionally, Accel commits significant amounts of resources and employee time to understanding the inherent historical patterns of gaming results within individual licensed establishment partners. Accel uses this pattern recognition process to implement more optimal gaming layouts for licensed establishment partners, with the goal of generating increased gaming revenue.

Certain of Accel’s key metrics, including the average post-acquisition net video gaming revenue per VGT per day (“hold-per-day”) and a number of other measures to evaluate growth trends and the quality of marketing and player behaviors, are calculated using data from Scientific Games, a contractor of the IGB. Scientific Games and the IGB may calculate certain metrics differently, which could limit the comparability of Accel’s key metrics and those of its competitors, who may use a different methodology to calculate similar metrics. For example, the IGB calculates average hold-per-day and other metrics using the number of VGTs that are active at the end of a given month, while Scientific Games uses the number of VGTs that are active at least one day during a month. See “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for more information. While Accel believe these figures to be reasonable and that its reliance on them is justified, there can be no assurance that such figures are reliable or accurate. Should Accel decide to review these or other figures, it may discover material inaccuracies, including unexpected errors in its internal data that result from technical or other errors. If Accel determines that any of its metrics are not accurate, they may be required to revise or cease reporting such metrics and such changes may harm Accel’s reputation and business.

Accel is subject to strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on the ability to grow or may expose Accel to fines or other penalties.

Accel is subject to the rules, regulations, and laws applicable to gaming, including, but not limited to, the Illinois Video Gaming Act, and the Pennsylvania Gaming Act. These gaming laws and related regulations are administered by the IGB and PA Board, respectively, which are regulatory boards with broad authority to create and interpret gaming regulations and to regulate gaming activities. These gaming authorities are authorized to:

•	adopt additional rules and regulations under the implementing statutes;

•	investigate violations of gaming regulations;

•	enforce gaming regulations and impose disciplinary sanctions for violations of such laws, including fines, penalties and revocation of gaming licenses;

•	review the character and fitness of manufacturers, distributors and operators of gaming services and equipment and make determinations regarding their suitability or qualification for licensure;

•	review and approve transactions (such as acquisitions, material commercial transactions, securities offerings and debt transactions); and

•	establish and collect related fees and/or taxes.

Although Accel plans to maintain compliance with applicable laws as they evolve and to generally maintain good relations with regulators, there can be no assurance that Accel will do so, and that law enforcement or gaming regulatory authorities will not seek to restrict Accel’s business in their jurisdictions or institute enforcement proceedings if Accel is not compliant. There can be no assurance that any instituted enforcement proceedings will be favorably resolved, or that such proceedings will not have an adverse effect on its ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions. Gaming authorities may levy fines against Accel or seize certain assets if Accel violates gaming regulations. Accel’s reputation may also be damaged by any legal or regulatory investigation, regardless of whether Accel is ultimately accused of, or found to have committed, any violation. A negative regulatory finding or ruling in one jurisdiction could have adverse consequences in other jurisdictions, including with gaming regulators.

In addition to regulatory compliance risk, Illinois, Pennsylvania or any other states or other jurisdiction in which Accel operates or may operate (including jurisdictions at the county, district, municipal, town or borough level), certain jurisdictions may amend or repeal gaming enabling legislation or regulations. Changes to gaming enabling legislation or new interpretations of existing gaming laws may hinder or prevent Accel from continuing to operate in the jurisdictions where it currently conducts business, which could increase operating expenses and compliance costs or decrease the profitability of operations. Repeal of gaming enabling legislation could result in losses of capital investments and revenue, limit future growth opportunities and have an adverse effect on Accel’s results of operations, cash flows and financial condition. If any jurisdiction in which Accel operates were to repeal gaming enabling legislation, there could be no assurance that Accel could sufficiently increase revenue in other markets to maintain operations or service existing indebtedness. In particular, the enactment of unfavorable legislation or government efforts affecting or directed at VGT manufacturers or gaming operators, such as referendums to increase gaming taxes or requirements to use local distributors, would likely have a negative impact on operations. For example, the Illinois legislature has recently approved a gaming expansion bill that, in addition to providing for an increased number of possible gaming venues, also increases Illinois state tax on gaming revenue. Additionally, membership changes within regulatory agencies could impact operations. The IGB in particular has experienced significant personnel changes since the commencement of Accel’s VGT operations in 2012. Changes in the composition of the IGB can impact current rules, regulations, policies, enforcement trends and overall agendas of the IGB.

Accel is obligated to develop and maintain proper and effective internal control over financial reporting. Accel has identified three material weaknesses in its internal control over financial reporting and if remediation of these material weaknesses is not effective, or if Accel fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired and its reputation and business could be adversely affected. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

Accel is currently a public company and is required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting on its Annual Report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause Accel to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our Class A-1 Shares.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as Accel is an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) following the consummation of the Business Combination, its independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by Accel’s auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require Accel to incur the expense of remediation.

In connection with the preparation of its consolidated financial statements for 2018, Accel identified a number of adjustments to its consolidated financial statements that resulted in a restatement of previously issued financial statements. These adjustments related to accounting for business acquisitions and subsequent accounting, accounting for route and customer acquisition costs and related liabilities, classification of items on the consolidated statements of stockholders’ equity and cash flows, accounting for income taxes, and other miscellaneous adjustments. Accel identified the cause of these adjustments was due to three material weaknesses in internal controls. A material weakness is a deficiency or combination of deficiencies in its internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its consolidated financial statements would not be prevented or detected on a timely basis. This deficiency could result in additional misstatements to its consolidated financial statements that would be material and would not be prevented or detected on a timely basis.

The following three material weaknesses in internal control over financial reporting were identified, which are not remediated as of December 31, 2019, or currently:

•

a material weakness related to review of the consolidated financial statements and certain of the associated accounting analyses, journal entries and accounting reconciliations due, in part, to the lack of formally documented accounting policies and procedures, as well as headcount necessary to support consistent, timely and accurate financial reporting in accordance with U.S. GAAP;

•

a material weakness in the design and implementation of internal controls relating to business combination accounting and route and customer acquisition cost accounting due to the absence of formalized internal controls surrounding the determination of the fair value for assets acquired and liabilities assumed in business combinations, the accounting for initial route and customer acquisition costs and the accounting for such assets; and

•	a material weakness related to general information technology controls including the design and implementation of access and change management internal controls.

Accel has begun evaluating and implementing additional procedures in order to remediate these material weaknesses, however, it cannot assure you that these or other measures will fully remediate the material weaknesses in a timely manner. As part of the remediation plan to address the material weakness identified above, Accel has hired additional accounting and finance employees with the specific technical accounting and financial reporting experience necessary for a public company. Accel has hired these personnel after considering the appropriateness of each individual’s experience and believe that these personnel are qualified to serve in their current respective roles. In addition, Accel has begun to implement more formal accounting policies and procedures to support timely and accurate financial reporting in accordance with GAAP. Accel will continue to assess the adequacy of its accounting and finance personnel and resources, and will add additional personnel, as well as adjust its resources, as necessary, commensurate with any increase in the size and complexity of its business. Accel also increased the depth and level of review procedures with regard to financial reporting and internal control procedures. If Accel is unable to remediate these material weaknesses, or otherwise maintain effective internal control over financial reporting, it may not be able to report its financial results accurately, prevent fraud or file its periodic reports in a timely manner. If Accel’s remediation of these material weaknesses is not effective, if Accel’s independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control or if it experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may cause Accel to become subject to investigation or sanctions by the SEC or adversely affect investor confidence in Accel and, as a result, the value of our Class A-1 Shares. There can be no assurance that all existing material weaknesses have been identified, or that additional material weaknesses will not be identified in the future. In addition, if Accel is unable to continue to meet its financial reporting obligations following the consummation of the Business Combination, it may not be able to remain listed on the NYSE.

Accel may be liable for product defects or other claims relating to its products that it provides to its licensed establishment partners.

The products that Accel provides to its licensed establishment partners could be defective, fail to perform as designed or otherwise cause harm to players or licensed establishment partners. If any of the products Accel provides are defective, Accel may be required to recall the products and/or repair or replace them, which could result in substantial expenses and affect profitability. In the event of any repair or recall, Accel could be dependent on the services, responsiveness or product stock of key suppliers, and any delay in their ability to resupply or assist in servicing key products could affect its ability to maintain the VGTs in licensed establishment partners. Any problem with the performance of Accel’s products could harm its reputation, which could result in a loss of existing or potential licensed establishments and players. In addition, the occurrence of errors in, or fraudulent manipulation of, Accel’s products or software may give rise to claims by licensed establishment partners or by players, including claims by licensed establishment partners for lost revenues and related litigation that could result in significant liability. Any claims brought against Accel by licensed establishment partners or players may result in the diversion of management’s time and attention, expenditure of large amounts of cash on legal fees and payment of damages, lower demand for products or services, or injury to reputation. Accel’s insurance or recourse against other parties may not sufficiently cover a judgment against it or a settlement payment, and any insurance payment is subject to customary deductibles, limits and exclusions. In addition, a judgment against Accel or a settlement could make it difficult for it to obtain insurance in the coverage amounts necessary to adequately insure its businesses, or at all, and could materially increase insurance premiums and deductibles. Software bugs or malfunctions, errors in distribution or installation of Accel’s software, failure of products to perform as approved by the appropriate regulatory bodies or other errors or malfunctions, may subject Accel to investigation or other action by gaming regulatory authorities, including fines.

Litigation may adversely affect Accel’s business, results of operations, cash flows and financial condition.

Accel may become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, alleged product and system malfunctions, alleged intellectual property infringement and claims relating to contracts, licenses and strategic investments. Accel may incur significant expense defending or settling any such litigation. Additionally, adverse judgments that may be decided against Accel could result in significant monetary damages or injunctive relief that could adversely affect Accel’s ability to conduct business, its results of operations, cash flows and financial condition. See “Business—Legal Proceedings” for more information.

Accel’s results of operations, cash flows and financial condition could be affected by natural events in the locations in which it or its licensed establishment partners, suppliers or regulators operate.

Accel may be impacted by severe weather and other geological events, including hurricanes, tornados, earthquakes, floods or tsunamis that could disrupt operations or the operations of its licensed establishment partners, suppliers, data service providers and regulators. Natural disasters or other disruptions at any of Accel’s facilities or suppliers’ facilities may impair or delay the operation, development, provisions or delivery of its products and services. Additionally, disruptions experienced by Accel’s regulators due to natural disasters or otherwise could delay the introduction of new products or entry into new jurisdictions where regulatory approval is necessary. While Accel insures against certain business interruption risks, there can be no assurance that such insurance will adequately compensate for any losses incurred as a result of natural or other disasters. Any serious disruption to Accel’s operations, or those of its licensed establishment partners, suppliers, data service providers, or regulators, could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

If Accel’s estimates or judgments relating to critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, its operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Accel bases its estimates on historical experience and on various other assumptions that management believes to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing consolidated financial statements include among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards and stock price volatility when computing share-based compensation expense. Accel’s operating results may be adversely affected if assumptions change or if actual circumstances differ from assumed circumstances, which could cause its operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of its Common Stock.

Additionally, Accel regularly monitors compliance with applicable financial reporting standards and reviews relevant new accounting pronouncements and drafts thereof. As a result of new standards, changes to existing standards, and changes in interpretation, Accel may be required to change accounting policies, alter operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or it may be required to restate published financial statements. Such changes to existing standards or changes in their interpretation may cause an adverse deviation from Accel’s revenue and operating profit target, which may negatively impact results of operations, cash flows and financial condition.

Accel may not have adequate insurance for potential liabilities.

In the ordinary course of business, Accel has, and in the future may become the subject of, various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its commercial operations, products, employees and other matters. Accel maintains insurance to cover these and other potential losses, and is subject to various self-retentions, deductibles and caps under its insurance. Accel faces the following risks with respect to insurance coverage:

•	Accel may not be able to continue to obtain insurance on commercially reasonable terms;

•	Accel may incur losses from interruptions of business that exceed insurance coverage;

•	Accel may be faced with types of liabilities that will not be covered by insurance;

•	Accel’s insurance carriers may not be able to meet their obligations under the policies; or

•	the dollar amount of any liabilities may exceed policy limits.

Even a partially uninsured claim, if successful and of significant size, could have an adverse effect on Accel’s results of operations, cash flows and financial condition. Even in cases where Accel maintains insurance coverage, its insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Accel’s business depends on the protection of intellectual property and proprietary information.

Accel believes that its success depends, in part, on protecting its intellectual property. Accel’s intellectual property includes certain trademarks and copyrights relating to its products and services, and proprietary or confidential information that is not subject to patent or similar protection. As of December 31, 2019, Accel owned five registered trademarks and 91 registered domain names. Accel’s success may depend, in part, on its ability to obtain protection for the trademarks, trade dress, names, logos or symbols under which it markets products and to obtain copyright and patent protection for proprietary technologies, designs, software and innovations. There can be no assurance that Accel will be able to build and maintain consumer value in its trademarks, obtain patent, trademark or copyright protection or that any patent, trademark or copyright will provide competitive advantages.

Accel’s intellectual property protects the integrity of its systems, products and services. Competitors may independently offer similar or superior products, software or systems, which could negatively impact results of operations, cash flows and financial condition. In cases where Accel’s technology or product is not protected by enforceable intellectual property rights, such independent development may result in a significant diminution in the value of such technology or product.

Accel also relies on trade secrets and proprietary knowledge and enters into confidentiality agreements with employees and independent contractors regarding trade secrets and proprietary information, however, there can be no assurance that the obligation to maintain the confidentiality of trade secrets and proprietary information will be honored.

Accel may, in the future, make claims of infringement, invalidity or enforceability against third parties. This could:

•	cause Accel to incur greater costs and expenses in the protection of intellectual property;

•	potentially negatively impact its intellectual property rights;

•	cause one or more of its patents, trademarks, copyrights or other intellectual property interests to be ruled or rendered unenforceable or invalid; or

•	divert management’s attention and resources.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit the growth of operations.

There is significant debate over, and opposition to, the gaming industry. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where it is presently prohibited, prohibiting or limiting the expansion of gaming where it is currently permitted or causing the repeal of legalized gaming in any jurisdiction. Such opposition could also lead these jurisdictions to adopt legislation or impose a regulatory framework to govern gaming that restricts Accel’s ability to advertise games or substantially increases costs to comply with these regulations. Accel continues to devote significant attention to monitoring these developments, however, Accel cannot accurately predict the likelihood, timing, scope or terms of any state or federal legislation or regulation relating to its business. Any successful effort to curtail the expansion of, or limit or prohibit, legalized gaming could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

For example, the Illinois legislature approved a gaming expansion bill in June 2019 that, in addition to providing for an increased number of possible gaming venues, also increased Illinois state tax on gaming revenue. Any tax increase by the state of Illinois, whether levied on licensed establishments or Accel, could have an adverse effect on Accel’s results of operations, cash flows and financial condition. Current and future appointees to the IGB may enact, change or rescind other rules and regulations in a way that negatively affects business.

Accel may not be able to capitalize on the expansion of gaming or other trends and changes in the gaming industries, including due to laws and regulations governing these industries, and other factors.

Accel participates in new and evolving aspects of the gaming industries. These industries involve significant risks and uncertainties, including legal, business and financial risks. The fast-changing environment in these industries can make it difficult to plan strategically and can provide opportunities for competitors to grow their businesses at Accel’s expense. Consequently, future results of operations, cash flows and financial condition are difficult to predict and may not grow at expected rates.

Part of Accel’s strategy is to take advantage of the liberalization of regulations covering these industries on a municipality and state basis, which can be a protracted process. To varying degrees, governments have taken steps to change the regulation of VGTs through the implementation of new or revised licensing and taxation regimes. For example, in addition to the State-issued gaming licenses, gaming licenses are also governed on a municipality-level in Illinois. While Accel has contracted for exclusive rights to operate in licensed establishments in over 600 different municipalities in Illinois, all of which have no prohibition or restriction with respect to gaming, there are many other municipalities that have “opt out” or “anti-gambling” ordinances which prohibit a range of activities characterized from “devices of chance” to “any gambling”. While a number of these municipalities have removed the ordinance or introduced an amendment to permit gaming activities germane to Accel’s business, they or other municipalities may choose to prohibit or limit gambling in the future. Additionally, Pennsylvania currently only permits the operation of VGTs at truck stops. While there are currently efforts to permit the expansion of VGTs into additional types of establishments, there can be no assurance that such efforts will succeed. Accel cannot predict the timing, scope or terms of the implementation or revision of any such state, federal or local laws or regulations, or the extent to which any such laws and regulations may facilitate or hinder its strategy.

Accel’s success depends on the security and integrity of the systems and products offered, and security breaches or other disruptions could compromise certain information and expose Accel to liability, which could cause Accel’s business and reputation to suffer.

Accel believes that success depends, in large part, on providing secure products, services and systems to licensed establishments and players, and on the ability to avoid, detect, replicate and correct software and hardware anomalies and fraudulent manipulation of products and services. Accel’s business sometimes involves the storage, processing and transmission of proprietary, confidential and personal information, and any future player program it may institute will also involve such information. Accel also maintains certain other proprietary and confidential information relating to its business and personal information of its personnel. All of Accel’s products, services and systems are designed with security features to prevent fraudulent activity. Despite these security measures, Accel’s products, services and systems may be vulnerable to attacks by licensed establishment partners, players, retailers, vendors or employees, or breaches due to cyber-attacks, viruses, malicious software, computer hacking, security breaches or other disruptions. Expanded use of the Internet and other interactive technologies may result in increased security risks for Accel and its licensed establishment partners because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target and Accel may be unable to anticipate these techniques or to implement adequate preventative measures. Furthermore, hackers and data thieves are becoming increasingly sophisticated and could operate large-scale and complex automated attacks. Any security breach or incident could result in unauthorized access to, misuse of, or unauthorized acquisition of certain data, the loss, corruption or alteration of this data, interruptions in operations or damage to computers or systems or those of certain players or third-party platforms. Any of these incidents could expose Accel to claims, litigation, fines and potential liability. Accel’s ability to prevent anomalies and monitor and ensure the quality and integrity of its products and services is periodically reviewed and enhanced, and Accel regularly assesses the adequacy of security systems, including the security of its games and software, to protect against any material loss to licensed establishment partners and players, as well as the integrity of its products and services and its games. However, these measures may not be sufficient to prevent future attacks, breaches or disruptions.

There is a risk that Accel’s products, services or systems may be used to defraud, launder money or engage in other illegal activities at licensed establishments. Accel’s gaming machines have also experienced anomalies in the past. Games and gaming machines may be replaced by Accel and other gaming machine operators if they do not perform according to expectations, or they may be shut down by regulators. The occurrence of anomalies in, or fraudulent manipulation of, Accel’s gaming machines or other products and services, may give rise to claims from players or licensed establishment partners, may lead to claims for lost revenue and profits and related litigation by licensed establishment partners and may subject Accel to investigation or other action by regulatory authorities, including suspension or revocation of licenses or other disciplinary action. Additionally, in the event of the occurrence of any such issues with Accel’s products and services, substantial resources may be diverted from other projects to correct these issues, which may delay other projects and the achievement of strategic objectives.

Further, third party hosted solution providers that provide services to Accel, such as Rackspace or Salesforce, could also be a source of security risk in the event of a failure of their own security systems and infrastructure.

Accel’s level of indebtedness could adversely affect results of operations, cash flows and financial condition.

As of December 31, 2019, Accel had total indebtedness of $358.5 million, all of which was borrowed under the Credit Agreement. As of December 31, 2019, there remained approximately $106.5 million of availability under the Credit Agreement.

Accel’s level of indebtedness could affect its ability to obtain financing or refinance existing indebtedness; require Accel to dedicate a significant portion of its cash flow from operations to interest and principal payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes, increase its vulnerability to adverse general economic, industry or competitive developments or conditions and limit its flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates or in pursuing its strategic objectives. In addition, Accel is exposed to the risk of higher interest rates as a significant portion of its borrowings are at variable rates of interest. If interest rates increase, the interest payment obligations would increase even if the amount borrowed remained the same, and results of operations, cash flows and financial condition could be negatively impacted. All of these factors could place Accel at a competitive disadvantage compared to competitors that may have less debt.

An increase in Accel’s borrowing costs could negatively affect its financial condition, cash flow and results of operations.

Certain of Accel’s VGTs and amusement machines acquisitions are financed using revolving credit facilities and bank loans. Accel’s financing agreements include variable interest rates and regular required interest, fee and amortization payments. If Accel is unable to generate sufficient revenue to offset the required payments, it could have an adverse effect on Accel’s results of operations, cash flows and financial condition. In addition, Accel is not currently involved in any interest rate hedging activities. Any such hedging activities could require Accel to incur additional costs, and there can be no assurance that Accel would be able to successfully protect itself from any or all negative interest rate fluctuations at a reasonable cost.

Accel may not have sufficient cash flows from operating activities, cash on hand and available borrowings under its Credit Agreement to finance required capital expenditures under new contracts and meet other cash needs.

Accel’s business generally requires significant upfront capital expenditures for VGTs and amusement machines, software customization and implementation, systems and equipment installation and telecommunications configuration. In connection with the signing or renewal of a gaming or amusement contract, Accel may provide new equipment or impose new service requirements at a licensed establishment, which may require additional capital expenditures in order to enter into or retain the contract. Historically, Accel has funded these upfront costs through cash flows generated from operations, available cash on hand and borrowings under the Credit Agreement.

In addition, since Accel is not paid for expenses and services, Accel may incur upfront costs (which may be significant) prior to receipt of any revenue under such arrangements. Accel’s ability to generate revenue and to continue to procure new contracts will depend on, among other things, its then present liquidity levels or its ability to obtain additional financing on commercially reasonable terms.

If Accel does not have adequate liquidity or is unable to obtain financing for these upfront costs and other cash needs on favorable terms or at all, it may not be able to pursue certain contracts, which could result in the loss of business or restrict the ability to grow. Moreover, Accel may not realize the return on investment that it anticipates on new or renewed contracts due to a variety of factors, including lower than anticipated retail sales or amounts wagered, higher than anticipated capital or operating expenses and unanticipated regulatory developments or litigation. Accel may not have adequate liquidity to pursue other aspects of its strategy, including bringing products and services to new licensed establishment partners or new or underpenetrated geographies (including through equity investments) or pursuing strategic acquisitions. In the event Accel pursues significant acquisitions or other expansion opportunities, conducts significant repurchases of outstanding securities, or refinances or repays existing debt, it may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional borrowings under its existing financing arrangements, which sources of funds may not necessarily be available on acceptable terms, if at all.

Accel may not have sufficient cash flows from operating activities to service all of its indebtedness and other obligations, and may be forced to take other actions to satisfy obligations, which may not be successful.

Accel’s ability to make payments on and to refinance indebtedness and other obligations depends on its results of operations, cash flows and financial condition, which in turn are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Accel may not be able to maintain a level of cash flows from operating activities sufficient to pay the principal, premium, if any, and interest on its indebtedness and other obligations.

Accel is required to make scheduled payments of principal in respect of the term loans under the Credit Agreement. Accel may also, from time to time, repurchase, or otherwise retire or refinance debt, through subsidiaries or otherwise. Such activities, if any, will depend on prevailing market conditions, contractual restrictions and other factors, and the amounts involved may or may not be material. If Accel needs to refinance all or part of its indebtedness at or before maturity, there can be no assurance that Accel will be able to obtain new financing or to refinance any of its indebtedness on commercially reasonable terms or at all.

Accel’s lenders, including the lenders participating in its delayed draw and/or revolving credit facilities under the Credit Agreement, may become insolvent or tighten their lending standards, which could make it more difficult for Accel to borrow under its delayed draw and/or revolving credit facilities or to obtain other financing on favorable terms or at all. Accel’s results of operations, cash flows and financial condition could be adversely affected if Accel is unable to draw funds under its delayed draw and/or revolving credit facilities because of a lender default or to obtain other cost-effective financing. Any default by a lender in its obligation to fund its commitment under the delayed draw and/or revolving credit facilities (or its participation in letters of credit) could limit Accel’s liquidity to the extent of the defaulting lender’s commitment. If Accel is unable to generate sufficient cash flow in the future to meet commitments, it may be required to adopt one or more alternatives, such as refinancing or restructuring indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. In addition, borrowings under Accel’s existing revolving credit facilities may be subject to capacity under an available borrowing base.

Agreements governing Accel’s indebtedness impose certain restrictions that may affect the ability to operate its business. Failure to comply with any of these restrictions could result in the acceleration of the maturity of indebtedness and require Accel to make payments on indebtedness. Were this to occur, Accel would not have sufficient cash to pay accelerated indebtedness.

Agreements governing Accel’s indebtedness impose, and future financing agreements are likely to impose, operating and financial restrictions on activities that may adversely affect its ability to finance future operations or capital needs or to engage in new business activities. In some cases, these restrictions require Accel to comply with or maintain certain financial tests and ratios. Subject to certain exceptions, Accel’s credit facilities restrict its ability to, among other things:

•	incur or guarantee additional indebtedness;

•	make loans to others;

•	make investments;

•	merge or consolidate with another entity;

•	make dividends and certain other payments, including payment of junior debt;

•	create liens that secure indebtedness and guarantees thereof;

•	transfer or sell assets;

•	enter into transactions with affiliates;

•	change the nature of Accel’s business;

•	enter into certain burdensome agreements;

•	make certain accounting changes; and

•	in the case of Accel Entertainment, Inc., change its passive holding company status.

In addition, the Credit Agreement contains financial covenants that require Accel to maintain (a) a ratio of consolidated first lien net debt to consolidated EBITDA no greater than 4.50 to 1.00 and (b) a ratio of (i) (A) consolidated EBITDA minus (B) the sum of (i) cash taxes, (ii) 3.00% of consolidated revenue, (iii) operator earnout payments and (iv) regularly scheduled dividend payments that are financed with internally generated cash flow to consolidated fixed charges no less than 1.20 to 1.00, in each case, tested as of the last day of each full fiscal quarter ending after November 20, 2019 and determined on the basis of the four most recently ended fiscal quarters of Accel for which financial statements have been or are required to have been delivered pursuant to the Credit Agreement, subject to customary “equity cure” rights. If an event of default (as such term is defined in the Credit Agreement) occurs, the administrative agent on behalf of the lenders would be entitled to take various actions under certain circumstances, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor. The failure to pay certain amounts owing under the Credit Agreement may result in an increase in the interest rate applicable thereto. Cross-default provisions may also be triggered. Under these circumstances, Accel might not have, or be able to obtain, sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on Accel’s ability to incur additional debt, cause subsidiaries to guarantee certain debt, pay dividends or make other distributions, or take other actions might significantly impair its ability to obtain other financing.

There can be no assurance that Accel will be granted waivers or amendments to these agreements if for any reason it is unable to comply with these obligations or that it will be able to refinance its debt on terms acceptable or at all.

Risks Related to Ownership of Our Securities

TPG Global, LLC, or TPG, Clairvest Group Inc., or Clairvest, and members of the Rubenstein Family own a significant portion of Common Stock and have representation on the Company Board. TPG and Clairvest, through their respective affiliates, and members of the Rubenstein Family may have interests that differ from those of other stockholders.

As of December 31, 2019, approximately 9.92% of Class A-1 Shares were beneficially owned by Karl Peterson, TPG Pace Governance, LLC and TPG Pace II Sponsor Successor, LLC and approximately 21.19% of Class A-1 Shares were beneficially owned by affiliates of Clairvest. Following the consummation of the Business Combination, (i) three directors were jointly nominated by Pace, an affiliate of TPG, the Sellers and the Shareholder Representatives to serve on the Company Board, (ii) another two directors were jointly nominated by Pace, an affiliate of TPG and the Shareholder Representatives and (iii) one director was jointly nominated by TPG and Clairvest. While Accel’s subsidiaries (including those holding gaming licenses) manage their respective operations in the ordinary course, TPG and Clairvest may be able to significantly influence the outcome of matters submitted for action by directors of the Company Board, subject to the Company’s directors’ obligation to act in the interest of all of the Company’s stakeholders, and for stockholder action, including the designation and appointment of the Company Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. So long as TPG and Clairvest continue to directly or indirectly own a significant amount of Accel’s outstanding equity interests and any individuals affiliated with TPG and Clairvest are members of the Company Board and/or any committees thereof, TPG and Clairvest may be able to exert substantial influence on Accel and may be able to exercise its influence in a manner that is not in the interests of Accel’s other stakeholders. TPG’s and Clairvest influence over Accel’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of Class A-1 Shares to decline or prevent public stockholders from realizing a premium over the market price for Class A-1 Shares. Additionally, TPG and Clairvest and their respective affiliates are in the business of making investments in companies and owning real estate, and may from time to time acquire and hold interests in businesses that compete directly or indirectly with Accel or that supply Accel with goods and services. TPG, Clairvest, or their respective affiliates may also pursue acquisition opportunities that may be complementary to (or competitive with) Accel’s business, and as a result those acquisition opportunities may not be available to Accel. Prospective investors should consider that the interests of TPG and Clairvest may differ from their interests in material respects.

In addition, as of December 31, 2019, approximately 10.64% of Class A-1 Shares were beneficially owned by Mr. A. Rubenstein, approximately 3.83% of Class A-1 Shares were beneficially owned by his brother, Mr. G. Rubenstein, and Mr. A. Rubenstein, together with Mr. G. Rubenstein and their father, Mr. Jeffrey Rubenstein (together, the “Rubenstein Family”) collectively beneficially own approximately 18.39% of Class A-1 Shares. Although each of Mr. A. Rubenstein, Mr. G. Rubenstein, and Mr. J. Rubenstein each disclaim legal or beneficial ownership of any Class A-1 Shares owned or controlled by the others, the Rubenstein Family have and may exert significant influence over corporate actions requiring stockholder approval. In addition, each of Mr. A. Rubenstein and Mr. G. Rubenstein are members of the Company Board. As a result, the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein may be able to significantly influence the outcome of matters submitted for director action, subject to Accel’s director’s obligation to act in the interest of all of Accel’s stakeholders, and for stockholder action, including the designation and appointment of the Company Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. So long as the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein continues to directly or indirectly own a significant amount of Accel’s outstanding equity interests and any individuals affiliated with members of the Rubenstein Family are members of the Company Board and/or any committees thereof, and the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein may be able to exert substantial influence on Accel and may be able to exercise its influence in a manner that is not in the interests of Accel’s other stakeholders. The Rubenstein Family, including Mr. A. Rubenstein’s and Mr. G. Rubenstein’s influence over Accel’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Accel, which could cause the market price of Class A-1 Shares to decline or prevent public stockholders from realizing a premium over the market price for Class A-1 Shares. Prospective investors should consider that the interests of the Rubenstein Family may differ from their interests in material respects. In addition, pursuant to the Transaction Agreement and subject to certain limitations set forth in the Transaction Agreement, any person who held (together with such person’s affiliates) at least 8% of the outstanding Class A-1 Shares immediately following the closing of the Stock Purchase in connection with the Business Combination, had the right to nominate an individual to be a member of the Company Board. So long as any such stockholder with director nomination rights continues to directly or indirectly own a significant amount of Accel’s outstanding equity interests and any individuals affiliated with such stockholder are members of the Company Board and/or any committees thereof, such major stockholder may be able to exert substantial influence on Accel and may be able to exercise its influence in a manner that is not in the interests of Accel’s other stakeholders. This influence over Accel’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Accel, which could cause the market price of Class A-1 Shares to decline or prevent public stockholders from realizing a premium over the market price for Class A-1 Shares.

Holders of Common Stock are subject to certain gaming regulations, and if a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Holders of Common Stock are subject to certain gaming regulations. In Illinois, Pennsylvania and other regulated gaming jurisdictions, gaming laws can require any holder of Common Stock to be disclosed, file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming laws in Illinois, Pennsylvania and other regulated gaming jurisdictions also require any person who acquires beneficial ownership of more than 5% of voting securities of a gaming company to notify the gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. If a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. For any cause deemed reasonable by the gaming authorities, subject to certain administrative proceeding requirements, gaming regulators in Illinois, Pennsylvania or elsewhere would have the authority to (i) deny any application; (ii) limit, condition, restrict, revoke, or suspend any license, registration, finding of suitability or approval, including revoking any licenses held by Accel to conduct business in the state or (iii) fine any person licensed, registered, or found suitable or approved. Any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold, directly or indirectly, the beneficial ownership of any voting security or beneficial or record ownership of any non-voting security or any debt security of any public corporation that is registered with the gaming authority beyond the time prescribed by the gaming authority. A finding of unsuitability by a particular gaming authority in Illinois, Pennsylvania or elsewhere will impact that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Accel is a holding company and depends on the ability of Accel’s subsidiaries to pay dividends.

Accel has never declared or paid any cash dividends, nor does Accel intend to pay cash dividends. Accel is a holding company without any direct operations and will have no significant assets other than Accel’s ownership interest in its subsidiaries. Accordingly, Accel’s ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and Accel’s receipt of dividends, loans or other funds from, its subsidiaries. Accel’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Accel. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which Accel’s subsidiaries may pay dividends, make loans or otherwise provide funds to Accel. For example, the ability of Accel’s subsidiaries to make distributions, loans and other payments to it for the purposes described above and for any other purpose will be limited by the terms of the Credit Agreement.

The market price and trading volume of Class A-1 Shares may be volatile and could decline significantly.

The stock markets, including the NYSE have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A-1 Shares, the market price of Class A-1 Shares may be volatile and could decline significantly. In addition, the trading volume in Class A-1 Shares may fluctuate and cause significant price variations to occur. If the market price of Class A-1 Shares declines significantly, you may be unable to resell your Shares at or above the market price of Class A-1 Shares as of the date hereof. Accel cannot assure you that the market price                of Class A-1 Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•

actual or anticipated differences in Accel’s estimates, or in the estimates of analysts, for Accel’s revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	changes to gaming laws, regulations or enforcement policies of applicable gaming authorities;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of Accel’s capital stock;

•	publication of research reports about Accel, its licensed establishments or the video gaming terminal industry generally;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Accel;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their Shares. This type of litigation could result in substantial costs and divert Accel’s management’s attention and resources, which could have a material adverse effect on Accel.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Accel, our share price and trading volume could decline significantly.

The market for our Class A-1 Shares will depend in part on the research and reports that securities or industry analysts publish about Accel or its business. If one or more of the analysts who cover Accel downgrade their opinions about Class A-1 Shares, publish inaccurate or unfavorable research about Accel, or cease publishing about it regularly, demand for Class A-1 Shares could decrease, which might cause our share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect Accel, including the market price of its securities and may be dilutive to existing stockholders.

In the future, Accel may incur debt or issue equity ranking senior to its securities. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting Accel’s operating flexibility. Additionally, any convertible or exchangeable securities that Accel issues in the future may have rights, preferences and privileges more favorable than those of Accel’s securities. Because Accel’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond its control, Accel cannot predict or estimate the amount, timing, nature or success of future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Accel’s securities and be dilutive to existing stockholders.

The NYSE may delist Accel’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject Accel to additional trading restrictions.

Accel’s Class A-1 Shares and Warrants are listed on the NYSE. There is no guarantee that these securities will remain listed on the NYSE. Although Accel currently meet the minimum initial listing standards set forth in the NYSE listing standards, there can be no assurance that these securities will continue to be listed on the NYSE in the future. In order to continue listing Accel’s securities on the NYSE, Accel must maintain certain financial, distribution and share price levels. For instance, Accel must maintain a minimum number of holders of the Class A-1 Shares (300 public stockholders). On October 3, 2018, Pace received written notice from the NYSE that a NYSE Regulation review of the then-current distribution of Pace Public Shares showed that Pace had fewer than 300 public shareholders and were therefore non-compliant with the relevant section of the NYSE Listed Company Manual. In accordance with the procedures set forth in the NYSE Listed Company Manual, Pace submitted a business plan demonstrating how Pace expected to return to compliance with the minimum public stockholders’ requirement within 18 months. In July 2019, Pace received a letter from the NYSE certifying its compliance. Additionally, in connection with the Business Combination, Pace was required to demonstrate round lot compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of Accel’s securities on the NYSE. For instance, the Class A-1 Shares were required to be at least $4.00 per share, upon consummation of the Business Combination, and Pace was required to have a minimum of 400 round lot holders, on the date of the consummation of the Business Combination.

If the NYSE delists Accel’s securities from trading on its exchange and Accel is not able to list Accel’s securities on another national securities exchange, Accel expects its securities could be quoted on an over-the-counter market. If this were to occur, Accel could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Class A-1 Shares;

•	reduced liquidity for Class A-1 Shares;

•

a determination that Class A-1 Shares are a “penny stock” which will require brokers trading in Class A-1 Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Accel’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Class A-1 Shares and Accel Warrants are listed on the NYSE, and, as a result, are covered securities. Although the states are preempted from regulating the sale of Accel’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If Accel were no longer listed on the NYSE, its securities would not be covered securities and Accel would be subject to regulation in each state in which Accel offers its securities.

Accel is an “emerging growth company,” and Accel cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make its securities less attractive to investors, which could have a material and adverse effect on Accel, including its growth prospects.

Accel is an “emerging growth company” as defined in the JOBS Act. Accel will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following June 30, 2022, the fifth anniversary of the IPO of Pace, (b) in which Accel has total annual gross revenue of at least $1.0 billion or (c) in which Accel is deemed to be a large accelerated filer, which means the market value of Class A-1 Shares that is held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (ii) the date on which Accel has issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accel intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Accel’s independent registered public accounting firm provide an attestation report on the effectiveness of

Accel’s internal control over financial reporting and reduced disclosure obligations regarding executive compensation in Accel’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. Accel has not chosen to “opt out” of this extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Accel, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Accel’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Accel cannot predict if investors will find its securities less attractive because it intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find Accel securities less attractive as a result, there may be a less active, liquid and/or orderly trading market for Accel’s securities and the market price and trading volume of its securities may be more volatile and decline significantly.

Provisions in Accel’s Charter designate the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain times of actions and proceedings that may be initiated by Accel’s stockholders, which could limit the ability of Accel’s stockholders to obtain a favorable judicial forum for disputes with Accel or with its directors, officers or employees and may discourage stockholders from bringing such claims.

The Charter provides that, to the fullest extent permitted by law, unless Accel consents to the selection of an alternative forum, and subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the parties named as defendants therein, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of Accel;

•	any action asserting a claim of breach of a fiduciary duty owed by any of Accel’s directors or officers to Accel or its stockholders, creditors or other constituents;

•

any action asserting a claim against Accel or any of its directors or officers arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended and/or restated from time to time); or

•	any action asserting a claim against Accel that is governed by the internal affairs doctrine.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Accel or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived Accel’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, this provision could apply to Securities Act claims, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, Accel may incur additional costs associated with resolving such action in other jurisdictions, which could harm Accel’s business, results of operations and financial condition.

Resales of the securities covered by this prospectus, or issuances of Class A-1 Shares following the exercise of Accel Warrants and distribution thereof, could depress the market price of Accel’s Class A-1 Shares and/or Accel Warrants.

There may be a large number of Accel’s securities sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of securities intend to sell securities, could reduce the market price of Accel’s securities.

All of the Class A-1 Shares (including Class A-1 Shares issuable upon exercise of Accel Warrants and Class A-1 Shares issuable upon exchange of Class A-2 Shares) and Accel Warrants held by the Selling Holders, including the Pace Sponsor Members, the Initial Pace Holders, the PIPE Investors and the Business Combination Private Placement Sellers, which represent an aggregate of 81,087,005 Class A-1 Shares and 7,114,538 Accel Warrants, respectively, have been registered for resale under the Securities Act on the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement entered into by such holders in connection with the Business Combination, the registrable Shares held by the Pace Sponsor Members and the Initial Holders (each as defined therein) are not be transferable, assignable or salable until the earlier of (1) November 20, 2020 (one year after the completion of the Business Combination), (2) the date on which Accel consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of Accel’s stockholders having the right to exchange their Class A-1 Shares for cash, securities or other property, and (3) the date on which the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the Business Combination.

Also pursuant to the Registration Rights Agreement, the registrable shares held by the Sellers named as “Major Accel Stockholders” therein (equivalent to 40,991,273 Class A-1 Shares (after giving effect to the issuance of 1,596,636 Class A-1 Shares upon exchange of Class A-2 Shares on January 14, 2020) and 2,225,649 Accel Warrants) will not be transferable, assignable or salable until May 18, 2020 (180 calendar days after the completion of the Business Combination).

Each Registration Rights Holder (as defined below) has agreed not to effect any sale or distribution of its registrable Shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under Accel or its subsidiaries’ credit facilities.

SELECTED HISTORICAL FINANCIAL DATA OF ACCEL AND NON-GAAP FINANCIAL MEASURES

The following tables present selected financial data for each fiscal year in the three-year period ended December 31, 2019 for Consolidated Statements of Operations, Cash Flows and Other Data, and the two-year period ended December 31, 2019 for Consolidated Balance Sheets Data. The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto contained elsewhere in this prospectus.

The consolidated statements of income data and consolidated statements of cash flows data for the years ended December 31, 2019, 2018 and 2017 and the consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Accel’s audited consolidated financial statements contained herein.

Our historical results are not necessarily indicative of the results that should be expected in the future and the selected financial data is not intended to replace the consolidated financial statements and related notes thereto included elsewhere in this prospectus. Accel presents below certain statistical data and comparative information commonly used in the gaming industry to monitor performance. Management uses this information for financial planning, strategic planning and employee compensation decisions.

Consolidated Statements of Operations, Cash Flows and Other Data

	Year Ended December 31,
(in thousands, except key metrics data)	2019	2018	2017
Consolidated Statements of Operations Data:
Total net revenues	$424,385	$331,993	$248,435
Operating income	13,336	24,869	18,170
(Loss) income before income tax expense	(665)	15,225	10,065
Net (loss) income	$(5,864)	$10,803	$8,311
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$45,565	$44,343	$33,097
Net cash used in investing activities	(151,532)	(73,547)	(70,870)
Net cash provided by financing activities	139,141	46,122	59,081
Other Financial Data:
Adjusted EBITDA(1)	$79,594	$63,815	$46,865
Adjusted net (loss) income(2)	$22,695	$23,136	$17,310
Key Metrics:
Licensed establishments(3)	2,312	1,686	1,442
Video gaming terminals(4)	10,499	7,649	6,439
Average remaining contract term (years)(5)	6.9	7.6	8.3
Hold-per-day(6) (in whole dollars)	$130	$125	$115

(1)

Adjusted EBITDA is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. For additional information on Adjusted EBITDA and a reconciliation of net (loss) income to Adjusted EBITDA, see “—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted net (loss) income.”

(2)

Adjusted Net (loss) income is defined as net (loss) income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses, net; and tax effect of adjustments. For additional information on Adjusted net (loss) income and a reconciliation of net (loss) income to Adjusted net (loss) income, see “—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted net (loss) income.”

(3)

Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(4)

Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(5)

Calculated by determining the average expiration date of all outstanding contracts, and then subtracting the applicable measurement date. The IGB limited the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

(6)

Calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period.

Consolidated Balance Sheets Data

	As of December 31,
(in thousands)	2019	2018
Consolidated Balance Sheet Data:
Cash and cash equivalents	$125,403	$92,229
Total current assets	151,495	102,011
Property and equipment, net	119,201	92,442
Total assets	509,317	335,174
Total current liabilities	54,946	85,882
Total long-term liabilities	368,846	192,174
Stockholders’ equity	85,525	57,118

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Accel believes Adjusted EBITDA and Adjusted net income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to- period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel and Pace also believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements.

Adjusted net (loss) income and Adjusted EBITDA

	Year Ended December 31,
(in thousands)	2019	2018	2017
Net (loss) income	$(5,864)	$10,803	$8,311
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired(1)	17,975	14,681	9,792
Stock-based compensation(2)	2,236	453	804
Other expenses, net(3)	19,649	3,030	1,331
Tax effect of adjustments(4)	(11,301)	(5,831)	(2,928)

Adjusted net income	$22,695	$23,136	$17,310
Depreciation and amortization of property and equipment	26,398	20,782	16,768
Interest expense	12,860	9,644	8,105
Income tax expense	16,500	10,253	4,682
Loss on debt extinguishment	1,141	—	—
Adjusted EBITDA	$79,594	$63,815	$46,865

(1)

Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract, including expected renewals, beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract of 10 years. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non- cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.

(2)	Stock-based compensation consists of options, restricted stock units and warrants.
(3)

Other expenses, net consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition, and (iii) non-recurring expenses associated with the Business Combination.

(4)	Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

Adjusted EBITDA for the year ended December 31, 2019 was $79.6 million, an increase of $15.8 million, or 24.7%, compared to year ended December 31, 2018. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Adjusted EBITDA for the year ended December 31, 2018 was $63.8 million, an increase of $16.9 million, or 36.1%, compared to year ended December 31, 2017. The increase in Adjusted EBITDA is attributable to both organic growth of the business as well as the 2018 Acquisitions (as defined in “Management’s Discussion and Analysis of Financial Condition and Result of Operations”). The increase was primarily attributable to an increase in licensed establishments and VGTs.

BUSINESS

Overview

We are a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Our business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” We also operate stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the IGB since 2012 and holds a conditional license from the PA Board.

Our gaming-as-a-service platform provides local businesses with a turnkey, capital efficient gaming solution. We own all of our VGT equipment and manage the entire operating process for our licensed establishment partners. We also offer our licensed establishment partners VGT solutions that appeal to players who patronize those businesses. We devote significant resources to licensed establishment partner retention, and seek to provide prompt, personalized player service and support, which we believe is unparalleled among other distributed gaming operators. Dedicated relationship managers assist licensed establishment partners with regulatory applications and compliance onboarding, train licensed establishment partners on how to engage with players and potential players, monitor individual gaming areas for compliance, cleanliness and comfort and recommend potential changes to improve both player gaming experience and overall revenue for each licensed establishment. We also provide weekly gaming revenue reports to our licensed establishment partners and analyze and compare gaming results within individual licensed establishment partners. This information is used to determine an optimal selection of games, layouts and other ideas to generate foot traffic for our licensed establishment partners with the goal of generating increased gaming revenue. Further, our in-house collections and security personnel provide highly secure cash transportation and vault management services. Our best-in-class technicians ensure minimal downtime through proactive service and routine maintenance. As a result, Accel’s voluntary contract renewal rate was over 98% for the three-year period ended December 31, 2019.

In addition to our VGT business, we also install, operate and service redemption devices that have ATM functionality, stand-alone ATMs and amusement devices, including jukeboxes, dartboards, pool tables, pinball machines and other related entertainment equipment. These operations provide a complementary source of lead generation for our VGT business by offering a “one-stop” source of additional equipment for its licensed establishment partners.

Our Industry

We operate within the U.S. distributed gaming industry, which consists of the installation and service of slot machines at non-casino licensed establishments. Generally, a VGT or slot machine is any electronic video game machine that, upon insertion of cash, electronic cards or vouchers, or any combination thereof, is available to play or simulate the play of a video game, including but not limited to video poker and slots, and utilizes a video display and microprocessors in which players may receive free games or credits that can be redeemed for cash. Currently, all VGTs operated by us only accept cash. Distributed gaming is currently legal in Illinois, Louisiana, Montana, Nevada, Oregon, Pennsylvania, South Dakota and West Virginia. Other states such as Georgia have a similar but separately regulated coin-operated amusement machine market. We believe that the distributed gaming industry is supported by generally favorable trends, including an increasing number of states approving, or contemplating approving, gaming to increase tax revenues, broader acceptance in the U.S. of gaming generally, including online and digital gaming, an aging population that appreciates the convenience of gaming entertainment close to home, expected resilience through economic downturns and attractive revenue and return on invested capital profiles when compared to traditional gaming venues, such as casinos. We believe that, as an increasing number of jurisdictions have legalized distributed gaming, the industry has witnessed both a growing player base and increased variety of higher quality game profiles available through VGTs.

Our operations are based primarily in Illinois. We have been licensed as a terminal operator in Illinois under the Illinois Video Gaming Act since 2012. We were one of the first VGT operators licensed in Illinois. The Illinois distributed gaming industry has grown significantly since 2012, with 7,177 licensed establishments operating a total of 33,294 VGTs as of December 31, 2019, according to Scientific Games International’s terminal operator portal and the Video Gaming Revenue Reports published by the IGB. According to the IGB, approximately 1,378 out of approximately 1,497 municipalities in Illinois permit the operation of VGTs. VGTs in Illinois can be played in licensed bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments, including some convenience stores, in areas accessible only to players who are 21 years of age or older. Gaming revenue in Illinois from VGTs generates significant tax revenue, amounting to approximately $530 million in fiscal year 2019, according to the IGB Video Gaming Report showing Statewide Allocation Summary from January 2019 to December 2019. The Illinois state legislature has recently increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020. While the increase in gaming tax rates could negatively impact the distributed gaming industry, we believe other recent legislative changes, such as an increase in the number of permitted VGTs at a given location, an increase in maximum wager limits and maximum win payouts are expected to drive overall video gaming demand upward.

The IGB generally oversees gambling and video gaming operations in the state of Illinois. The IGB is authorized to issue licenses to distributed gaming operators and has broad disciplinary authority over Illinois’s distributed gaming industry which includes the power to fine operators and licensed establishments for non-compliance with IGB regulations. As enforcement efforts and incidents of discipline among licensees increase, fine amounts for noncompliance have also increased. While the IGB has licensed a significant number of new video gaming establishments in recent years, it has also experienced an increase in its application backlog. In addition, Illinois’ governor is empowered to appoint board members to the IGB and select its administrator for the IGB to ultimately approve. Not only do new appointments have the potential to change the composition of the IGB, they can impact current rules, regulations, policies and agendas of the IGB, which may result in increased enforcement measures or further delays in licensing new establishments. The IGB dictates the maximum bet, maximum win, and approves payout percentages for games played on VGTs which are required by regulation to exceed 80%. Generally, suppliers have designed VGTs to include between 6 and 49 games. In 2019, payout percentages for VGTs across Illinois average approximately 92%, according to the Video Gaming Revenue Reports published by the IGB. Accel’s payouts range from 88% to 94%, with an average of 92%. Additionally, newly-passed Illinois legislation has increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs. This newly-passed legislation has also increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. All VGTs are monitored and controlled by the IGB through a central communications system. The IGB has recently established minimum standards that licensed establishment partner contracts must meet, including limiting the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

We have made substantial investments in regulatory training and compliance for its staff and licensed establishment partners. Accel has designed and implemented systems and controls that facilitate compliance with applicable regulatory requirements in Illinois and is working on implementing similar systems and controls for the anticipated start of live gaming in Pennsylvania.

As of May 15, 2019, we hold a conditional license as a Terminal Operator in Pennsylvania under the Pennsylvania Race Horse Development and Gaming Act, although Accel has not yet commenced any gaming operations in Pennsylvania. In November 2017, Pennsylvania’s Governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. We believe that Pennsylvania is a natural choice for our expansion outside of Illinois when compared to other states due to gaming industry similarities with Illinois, including similar regulatory requirements, similar VGT suppliers and truck stops as a type of licensed establishment partner in both jurisdictions. We believe the current total addressable market in Pennsylvania consists of approximately 105 truck stop establishments although municipalities are able to individually opt out from authorizing distributed gaming. These establishments consist of corporate truck stops and individual and corporate convenience stores that meet current regulatory requirements for VGT installation. As of December 31, 2019, 91 truck stops have applied for licensure with the PA Board. Of those 91 applicants, 35 have been issued a conditional license, which permits the guarantee to operate until a final license is issued, 26 have been issued final licenses, 13 have surrendered their conditional licenses, 16 have requested to withdraw their license applications and one has been denied. As of December 31, 2019, 15 terminal operators had applied for licensure with the PA Board. Of those 15, 14 have been either issued a conditional license, including Accel, or a final license, with one application still pending with the PA Board. We are in discussions with potential partners who have not yet applied for licensure.

In addition, our marketing and sales efforts are subject to the rules and regulations of the regulatory gaming bodies and municipal laws and regulations in the jurisdictions where we do business, including rules promulgated by the IGB, the PA Board and local municipalities in Illinois. These rules generally require sales agent registration, include prohibitions related to inducements and restrict certain advertising and promotional activities.

We may also enter states other than Pennsylvania that currently permit or may consider permitting VGTs. Indiana, Missouri and Mississippi have proposed legislation permitting VGTs or other forms of gaming in the past, and VGTs are currently legal in Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Other states, counties or municipalities facing tax revenue shortfalls or other fiscal pressure may adopt similar measures. Georgia’s coin-operated amusement machine market may offer another possible expansion market.

Accel’s Core Strengths

We believe that the following competitive strengths contribute to our industry leading position:

•	Gaming-as-a-service platform. When compared with traditional gaming businesses such as casinos, Accel believes its platform benefits from the following advantages:

•	“business-to-business” model secured by long-term, exclusive contracts that are typically renewed, allowing for predictable, highly recurring revenue streams with low churn;

•	operating a scalable business in fast-growing gaming segments that are primarily served by fragmented, sub-scale providers;

•	data reporting solutions and analytics, offering insight and advice to help licensed establishment partners maximize revenues and ultimately grow their businesses;

•	state-of-the-art technology-enabled slot machines from leading manufacturers who provide the most captivating titles in slots entertainment;

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comparatively low capital expenses and a comparatively asset-light operating model, in each case, when compared to casinos, which typically provide significantly higher capital-intensive offerings such as hotel accommodations, restaurants and stage-based entertainment;

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highly localized footprint that provides more access to gaming and convenience for consumers, as compared to regional casinos that market to players who may live up to several hours away and are thus prone to disruption of their feeder markets; and

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strong marketing, legal, compliance, cash management, financial and technical support systems, all of which remain in-house to boost efficiency and enhance the ability to serve as a premier gaming-as-a-service provider.

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Strong relationships with licensed establishment partners. Accel has prioritized establishing strong, lasting relationships with its licensed establishment partners since its inception. Accel dedicates a relationship manager to each of its licensed establishment partners, who, with support from other personnel, oversees every aspect of partner relationship management and retention. Accel prides itself on providing prompt, reliable service and education, all of which helps to increase referral marketing by its partners. Accel’s relationship managers’ efforts to provide value-added services to their licensed establishment partners result in consistent pre-renewals long before contracts expire and are a key element of our competitive differentiation.

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Proven track record in executing and integrating acquisitions. Accel continuously evaluates strategic acquisition opportunities. Accel has a successful track record of identifying, acquiring and integrating competitive operators at favorable terms. Since becoming a licensed terminal operator in 2012, Accel has acquired nine operator companies, adding more than 890 licensed establishments to our total portfolio of 2,312 licensed establishment partners as of December 31, 2019. Accel believes that its industry reputation, scale, proven track record of driving revenue synergies, and public acquisition currency enhances its ability to acquire other operators or licensed establishments on favorable terms and makes Accel a preferred partner of choice.

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Diversified revenue base with limited churn. Accel believes that gaming regulations in Illinois facilitate a low revenue concentration per licensed establishment partner, and that its low-limit slots are more resilient to economic downturn as consumers typically continue to engage in locally convenient, lower cost forms of entertainment in such circumstances. Accel’s best-performing licensed establishment accounted for approximately $1.8 million, or less than 1% of gross revenue for the year ended December 31, 2019, its top 20 licensed establishments represented only 5% of gross revenue for the year ended December 31, 2019 and Accel’s licensed establishment partners each contributed an average of approximately $0.2 million of gross revenue for the year ended December 31, 2019. Accel’s voluntary contract renewal rate was over 98% for the three-year period ended December 31, 2019. While Accel experiences minor business disruptions each year due to business failures or natural disasters affecting licensed establishment partners, many of these sites reopen in subsequent years under new owners, and Accel believes it is best-positioned to reengage with those establishments as new licensed establishment partners because of its reputation and leading market position. Accel’s VGTs are geographically diversified across the state of Illinois, limiting systemic risk due to local weather patterns or regional economic downturns. Accel’s plans to expand into other states may further help to diversify its portfolio.

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Deep industry and vendor relationships. Accel’s leading market position has led to strong relationships within its industry and with equipment suppliers. Accel has successfully integrated multiple other operators, and believes this successful roll-up strategy positions it well with potential additional local operators who could benefit from Accel’s gaming-as-a-service platform. In addition, Accel’s industry leadership permits it to seek and obtain favorable pricing and supply of key gaming machines. Due to its ability to procure machines and parts easily, Accel is able to rotate machines quickly to licensed establishment partners where they are most needed across its operating footprint. This results in longer, more effective usage and greater lifetimes for Accel’s machines.

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Management team. Accel’s management team has deep experience and industry knowledge, with an average of 12 years of gaming industry experience. Accel’s President, Chief Executive Officer and co-founder, Andy Rubenstein, has led Accel since its inception in 2009, and its general counsel, Derek Harmer, and chief financial officer, Brian Carroll, have been with Accel since 2012 and 2014, respectively. Accel believes that its industry-leading management team has a reputation for integrity and compelling customer service.

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Company culture and training. Accel believes that it is an employer of choice for talented candidates. Accel’s corporate culture is strong and Accel invests heavily in employees’ success, including devoting significant resources to training and other development programs. Accel also experiences relatively low levels of employee turnover.

Accel’s Growth Opportunities

Accel’s key growth strategies include its plans to:

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Maintain competitive advantage in Illinois and increase VGT segment share. Accel believes that there is substantial potential for further growth in Illinois. Accel has been successful in the past in signing competitors’ licensed establishments and has identified approximately 700 such prospects for engagement after current contracts with other partners expire. In particular, Accel sees opportunities for expansion in key local markets, such as Springfield, Bloomington and Decatur, where its VGT segment share is below its share in other regions. Accel also strives to further optimize revenues for VGTs it currently operates through refined data analysis, marketing and other initiatives. Accel seeks to increase distribution possibilities through corporate partners who operate multiple licensed establishments such as chain stores. Accel believes that these corporate businesses tend to favor larger operators who have substantial compliance infrastructures in addition to leading service capabilities. While such licensed establishments have been “second movers” in choosing to adopt video gaming, partnering with reputable operators such as Accel could render deployment of VGTs more attractive. Accel’s leadership position also creates an opportunity for it to take advantage of recent legislative changes in Illinois such as an increased number of allowed VGTs per establishment, higher bet limits, higher win amounts, and larger jackpots. Additionally, Accel may realize the benefits of potential municipal ordinance changes that would permit its business to operate in new municipalities.

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Expand operations into Pennsylvania. In November 2017, Pennsylvania’s Governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. Accel estimates that the total potential VGT market in Pennsylvania is approximately 105 truck stops as of December 31, 2019, although municipalities are able to individually opt out from authorizing distributed gaming. Accel believes this market opportunity is attractive and has obtained a conditional terminal operator license from the PA Board. To qualify for gaming, a truck stop must meet requirements that are similar to those in Illinois. Accel has a binding agreement to install VGTs with a partner truck stop establishment in Pennsylvania that has received a conditional license from the PA Board. Accel is also in discussions with other potential partners who have not yet applied for licensure. Accel believes that Pennsylvania is a natural choice for its expansion outside of Illinois when compared to other states due to industry similarities with Illinois. See “—Accel’s Industry” for more information.

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Establish Player Rewards Program to further drive growth. As part of its gaming-as-a-service suite of offerings, Accel has considered offering a Player Rewards Program for players. The anticipated terms of the program will provide for players to accumulate points each time they use Accel’s products, and may provide points that can be redeemed for rewards. Accel believes this program will result in increased brand loyalty from licensed establishment partners by rewarding players for using Accel’s VGTs. This opt-in program is expected to allow data analysis with respect to each player, location and machine, which will in turn permit Accel to better assess performance and serve its partners. Although player rewards programs are not specifically prohibited in Illinois, applicable regulations have not been enacted, and the IGB has not approved any player rewards programs for any terminal operator. Accel has not applied to the IGB to establish any such program, but expects to apply in the event of applicable regulation enactment.

•	Expand operations to other states.

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Georgia. The operation of coin-operated amusement machines in Georgia has been regulated by the Georgia Lottery Corporation since April 2013. Games are skill-based with winnings paid in points that may be redeemed for noncash merchandise, prizes, toys, gift certificates, or novelties. The most common type of establishment licensees are convenience stores, although none of the larger chain stores currently participate. Licensed establishments are limited to a maximum of nine machines, unless a municipality specifically limits licensed establishments to a maximum of six machines. In addition, any local governing authority may vote to remove coin operated amusement machines from its jurisdiction upon 60 days’ advance notice. As of December 31, 2019, Accel has not submitted an application to purchase a license or otherwise apply for a license in the state, and Accel has no binding agreements or commitments to install VGTs or other equipment in Georgia.

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Other states. Various states and other jurisdictions have proposed legislation permitting VGTs or other forms of gaming in the past. These states include Indiana, Missouri and Mississippi. Accel may also choose to expand operations through strategic acquisitions or otherwise in other, more mature gaming jurisdictions where VGTs are currently legal, such as Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Accel may attempt to seek approval to operate in additional jurisdictions that authorize video gaming. Accel believes it would be a favored entrant into any such markets given its track record of success and compliance.

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Expand ancillary service offerings to licensed establishments. While distributing and servicing amusement devices such as jukeboxes, dartboards, pool tables, pinball machines and other ancillary equipment, such as redemption devices and stand-alone ATMs, is not the primary focus of its business, Accel believes that these services provide a key point for ongoing customer contact and enhances its image as a “one-stop shop” for entertainment devices. Accel has observed that licensed establishment partners appreciate these services and continue to rely on Accel to provide them. Providing these services can also serve as a point of initial contact with potential partners who may decide to avail themselves later of Accel’s primary gaming services. As a result, Accel intends to continue prioritizing the installation of these devices and equipment.

Business Model and Capabilities

Accel provides a full suite of services and capabilities to enhance its business. These include:

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Sales team that drives the initial acquisition of licensed establishment partners. Accel has a dedicated internal sales team that drives sourcing of new licensed establishment partners. Accel also uses external independent sales agents. When seeking to sign a new licensed establishment partner, Accel’s marketing team employs a data-driven sales process to identify and nurture leads using a variety of digital and traditional strategies to drive organic VGT partnerships and preference. Accel’s marketing team uses email, social media, blogs, search engine optimization, paid search and display advertising to create a robust pipeline of leads. Sales teams are incentivized based on a competitive commission-based structure, which has driven performance. Accel believes that it can continue to attract talented sales employees.

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Dedicated on-boarding process that works with new licensed establishments to provide quick access to VGTs and other equipment. Accel engages with licensed establishment partners through every step of the VGT installation process. This process begins with providing assistance with preparation and submission of a license application to the applicable gaming regulatory board and educating each licensed establishment partner on legal and regulatory topics to minimize compliance issues. Accel assists in the design and construction of gaming areas in licensed establishments, including advising with respect to Illinois Video Gaming Act requirements that restrict access to persons under 21 years of age. Accel then delivers VGTs to the licensed establishment partner after receipt of the proper state and municipal licenses, which typically takes between two and six months from submission to receipt of approval to operate VGTs.

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Relationship management team that offers value to licensed establishment partners. Each of Accel’s licensed establishment partners has a dedicated relationship manager who works with the licensed establishment partner in maximizing revenue, based upon the licensed establishment’s unique characteristics. Compliance support is offered to assist the licensed establishment partner with understanding gaming regulations, optimizing services that analyze video gaming data against established benchmarks to assess and improve performance, offering marketing advice ranging from traditional advertising and signage to social media advice, providing industry tracking and reporting measured against Accel’s industry data, and delivering ongoing training for licensed establishment partner staff.

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Digital and data analytics team that helps licensed establishment partners capture gaming revenue. Accel’s digital and data analytics team studies the VGT market and licensed establishment partner performance to provide insight and advice to maximize gaming revenue. The team actively monitors machine optimization, service analytics, video game popularity analytics, marketing and player behavior to identify new opportunities and provide insights to maximize gaming revenues. Typical suggestions might involve adding new games, switching machines, adding machines or changing machine location within a licensed establishment. The digital and data analytics team also seeks to improve the quality of customer service and satisfaction by monitoring service calls to identify trends and solutions with the goal of optimizing response time to decrease periods of machine inoperability.

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Dedicated legal and compliance function that assists licensed establishment partners to remain in regulatory compliance. Accel’s legal and compliance team provides support and resources related to licensed establishment regulatory compliance, which includes sending compliance reminders and industry updates to licensed establishment partners on a regular basis. It does not dispense legal advice to licensed establishment partners but may recommend that licensed establishment partners obtain legal counsel in certain instances. In addition, the legal and compliance team participates in lobbying measures, which includes working with gaming regulators and trade associations to encourage legislation and regulation which may be favorable to the distributed gaming industry. Accel also regularly works with regulators in other states as they explore the legalization of VGTs.

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Strong relationships with equipment manufacturers to provide top-flight machines and software that help attract players. Accel partners and has entered into purchase agreements with many industry-leading manufacturers of VGTs. Accel benefits from favorable pricing and other terms with respect to its supplier partners. Accel believes that by providing world-class premium equipment, it can assist licensed establishment partners in securing competitive advantages. By using high-quality equipment, Accel aims to limit downtime and help maximize revenue and player retention.

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Cash collection and analytics. Accel offers cash collection and analytics services at multiple strategic locations across Illinois to help ensure secure, fast and accurate collection of revenue for licensed establishment partners. Additionally, Accel’s data team provides information to its treasury department enabling it to deliver efficient, secure, and optimized collection services. These cash collection locations function as a key point of contact for licensed establishment partners, and Accel believes that this service differentiates it from most of its competitors.

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Marketing services that aid in player awareness and gameplay. In addition to its business-to-business focus, Accel’s marketing team uses a variety of player marketing strategies to drive player preference, loyalty, and increase play at Accel locations. Player marketing initiatives include a dedicated player website, AEPlayer.com, a statewide player sweepstakes including a tablet based in-location entry option as well as a mobile app, player email and text messaging communications, indoor and outdoor signage, cooperative location advertising and other media to increase awareness and encourage gameplay. Accel believes that these initiatives increase Accel’s branding at each location. Accel believes that it has the most extensive and accomplished marketing team in the Illinois VGT segment.

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Best-in-class technicians who assist licensed establishment partners in the event of any mechanical or software issues with the devices Accel provides. Accel leverages technology and data-driven algorithms to enable a 24/7 call center to direct service technicians all across Illinois. These technicians serve to prevent and solve technical issues with VGTs at licensed establishment partners in a timely manner. Accel’s service tracking process begins when a licensed establishment partner identifies an issue at their licensed establishment and contacts the service center. As of December 31, 2019, more than 17% of service issues are resolved by the call center directly without the need to dispatch any technician. In the event a technician is required, 92% of customer service issues are addressed on a first-time technician dispatch, with an average response time of 50 to 60 minutes. Replacement parts for VGTs, if required, are sourced from Accel’s offices and warehouses located across the state. Accel uses system analytics across its gaming-as-a-service platform to keep track of parts used and, if necessary, order new parts for delivery to various warehouses. A similar system is being designed for anticipated live gaming operations in Pennsylvania.

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Sports betting. Accel believes it is well positioned to participate in the fast-growing sports betting segment that has recently been legalized in Illinois. While Accel expects to remain focused on video gaming in the near future and has not applied to the IGB or otherwise to engage in these activities, it may consider doing so in the future.

Licensed Establishments and VGTs

As of December 31, 2019, Accel operates 10,499 VGTs in 2,312 licensed establishments. Licensed establishments typically include bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments.

Accel enters into long-term exclusive location and VGT use agreements with its licensed establishment partners, or master exclusive VGT use agreements with licensed establishment partners who have several licensed establishments. Under those agreements, Accel has the exclusive right to place VGTs and redemption devices in such licensed establishments. Once proper licenses are received, Accel experiences minimal delay related to the installation of VGTs in those licensed establishments. As of December 31, 2019, the average remaining term on Accel’s agreements is 6.9 years. Excluding the acquisition of Grand River Jackpot on September 16, 2019, Accel’s exclusive contracts with its licensed establishment partners have remaining terms averaging approximately 7.2 years. In addition, Accel’s voluntary contract renewal rate for the three-year period ended December 31, 2019 was over 98%.

Under these agreements, Accel is responsible for providing hardware and related software, accounting and reporting functions as required by the Illinois Video Gaming Act and/or Pennsylvania Gaming Act, and placement of devices such as stand-alone ATMs and redemption devices at the discretion of the licensed establishment.

Under IGB regulations, tax and administrative fees in Illinois are required to be split evenly between VGT operators and licensed establishments. Accordingly, Accel shares the responsibility with its licensed establishment partners of the payment of a 33% tax on gross gaming revenue, with such tax to increase to 34% beginning on July 1, 2020. In accordance with IGB regulations, Accel further shares the responsibility of a 0.8513% administrative fee with its licensed establishment partners, payable to Scientific Games International, the company that maintains the central communications system to which all VGTs across Illinois are connected. The remaining after-tax profits from a video gaming terminal, 50% shall be paid to Accel and 50% shall be paid to the licensed establishment in accordance with Illinois state law. Accel typically remits the amount to licensed establishment partners on a weekly basis. Accel’s agreements with licensed establishment partners are typically not subject to termination rights by licensed establishment partners in the event of a sale or relocation of the licensed establishments during the term of the agreements, though termination may occur upon closure of the business or if the licensed establishment partner chooses to terminate at the end of a term.

In addition, Accel has a very limited number of revenue-share agreements with other licensed terminal operators in Illinois, which provide splitting gross gaming revenue. For the year ended December 31, 2019, revenue shared with other terminal operators accounted for less than 1% of gross revenue.

Suppliers

Accel installs cutting-edge software and multi-game VGTs, at each licensed establishment, from leading manufacturers such as Scientific Games International, WMS (owned by Scientific Games International), IGT, Bally (owned by Scientific Games International) and Novomatic. Under agreements with these manufacturers, Accel is able to provide 22 different types of VGT models and 197 different games to licensed establishment partners. Accel believes its efforts to procure VGTs from various sources better enables it to meet the needs of licensed establishment partners and players.

Accel purchases VGTs in upright and slant varieties. Games include different varieties of slots, poker, and keno games. Accel routinely meets with existing and potential manufacturers in the market to discuss performance, service trends, and feedback from licensed establishment partners and players. Accel purchases VGTs from certain suppliers under master purchase agreements and purchase orders. Under these master purchase agreements with certain suppliers, pricing is determined by purchase commitments made for delivery over defined periods. Accel generally pays its suppliers within 90 days after the date of invoice.

Accel also purchases redemption devices, amusement devices and stand-alone ATMs from reputable suppliers such as NRT, Touch Tunes, Arachnid, and Diamond.

Competition

Accel competes on the basis of the responsiveness of its services to players, and the popularity, content, features, quality, functionality, accuracy and reliability of its products. Accel generally does not consider pricing to be a factor in its VGT business as all minimum and maximum wagers are mandated by the IGB and all revenue splits with the licensed establishments are mandated by the IGB and by law. Accel believes most licensed establishments focus on player appeal, customer service and reputation when making their decisions to collaborate with terminal operators. In Illinois, Accel currently competes with 52 terminal operators that operate in 4,910 gaming establishments as of December 31, 2019. The top five terminal operators with which Accel principally competes are J&J Ventures Gaming, LLC, Gold Rush Amusements, Inc., Illinois Gaming Investors LLC, Gaming & Entertainment Management-Illinois LLC, and Illinois Gaming Systems, LLC. Together with Accel, they operate in more than 71% of all licensed establishments in Illinois, and the top 10 terminal operators in Illinois operate in approximately 85% of all licensed establishments. Accel currently operates VGTs and/or amusement devices in 32% of all establishments licensed to operate VGTs in Illinois.

Accel faces particularly robust competition from other forms of gaming. The distributed gaming industry is characterized by an increasingly high degree of competition among a large number of participants on both a local and national level, including casinos, Internet gaming, sports betting, sweepstakes and poker machines not located in casinos, horse racetracks, including those featuring slot machines and/or table games, fantasy sports, real money iGaming, and other forms of gaming. In addition, Internet-based lotteries, sweepstakes, and fantasy sports, and Internet-based or mobile-based gaming platforms, which allow their customers to wager on a wide variety of sporting events and/or play casino games from home or in non-casino settings and could divert players from using Accel’s products in its licensed establishments. Even Internet wagering services that may be illegal under federal and state law but operate from overseas locations, may nevertheless sometimes be accessible to domestic gamblers and divert players from visiting licensed establishment partners to play on Accel’s VGTs.

The availability of other forms of gaming could increase substantially in the future. Voters and state legislatures may seek to supplement traditional sources of tax revenue by authorizing or expanding gaming. For example, on June 2, 2019, the Illinois legislature passed a significant gaming expansion bill authorizing the addition of more casinos to the state, including a casino in Chicago, permitting slot and table games at three horse racetracks, adding slot machines to two Illinois airports, and sports betting at a variety of approved establishments throughout the state. In addition, jurisdictions are considering or have already recently legalized, implemented and expanded gaming, and there are proposals across the country that would legalize Internet poker and other varieties of Internet gaming in a number of states and at the federal level. Pennsylvania enacted legislation allowing regulated online poker and casino-style games within the commonwealth and legalizing sports betting in casinos. Established gaming jurisdictions could also award additional gaming licenses or permit the expansion or relocation of existing gaming operations, including VGTs. While Accel believes it is well positioned to take advantage of certain of these opportunities, expansion of gaming in other jurisdictions, both legal and illegal, could further compete with its VGTs.

In addition to competition from other forms of gaming and entertainment and the expansion thereof, Accel’s business faces significant competition from suppliers and other terminal operators, stand-alone ATMs, jukeboxes, dartboards, pool tables, pinball machines and related entertainment machines. Accel’s operations also face competition from many forms of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts, and travel. See “Risk Factors—Risks Related to Our Business—Accel operates in the highly competitive gaming industry, and Accel’s success depends on its ability to effectively compete with numerous types of businesses in a rapidly evolving, and potentially expanding, gaming environment”.

Intellectual property

Accel owns or has rights to use the trademarks, service marks or trade names that it uses or will use in conjunction with the operation of its business. In the highly competitive gaming industry, trademarks, service marks, trade names and logos are important to the success of its business.

As of December 31, 2019, Accel owned five registered trademarks and 91 registered domain names. Accel also relies on software or technologies that it licenses from third parties. These licenses may not continue to be available to Accel on commercially reasonable terms in the future and as a result, Accel may be required to obtain substitute software or technologies. See “Risk Factors—Risks Related to Our Business—Accel’s business depends on the protection of intellectual property and proprietary information.”.

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holidays, vacation seasons and sporting events may also cause Accel’s results to fluctuate.

Corporate Information

Accel was formed as a corporation under Illinois law on December 8, 2010. Upon the consummation of the Pace Domestication and the Business Combination, Accel merged with and into NewCo, with NewCo surviving the merger as a subsidiary of Pace. Pace changed its name to Accel Entertainment, Inc. Accel is the sole owner of the IL Operating Subsidiary, and Accel Entertainment Gaming (PA), LLC, a Pennsylvania limited liability company formed in 2018 for the purposes of providing video gaming services in Pennsylvania. Accel’s principal facility and headquarters office building are located at 140 Tower Drive, Burr Ridge, Illinois 60527 and its telephone number is (630) 972-2235. Accel’s website address is https://www.accelentertainment.com/. The information contained on, or that can be accessed through, Accel’s website is not incorporated by reference into, and is not a part of, this prospectus.

Employees

As of December 31, 2019, Accel employed approximately 730 people in Illinois. None of Accel’s employees are represented by a labor union or covered by a collective bargaining agreement. Accel believes its current staffing levels to be adequate for its needs and operations, and that relations with employees are generally good.

Properties

We own our 58,000 sq. ft. corporate headquarters in Burr Ridge, Illinois. This facility houses service, support and sales functions for the Chicagoland region. It also houses the executive management team, as well as several other business units and shared services such as compliance, human resources, information technology, security, fleet, finance/accounting, data digital, sales, service, amusements, and marketing and service units. The facility supports Accel’s 24/7 Service Solutions Call Center, as well as onsite route management and collection processing. This facility also contains Accel’s largest warehouse, from which equipment installations, preparation, programming, and repairs occur, as well as VGT quality assurance processes and general storage. In this facility there is an IGB-approved secured storage site for sensitive video gaming equipment and materials.

We also own facilities in Peoria, Springfield, Glen Carbon and Rockford, all of which are located in Illinois, that support our operations.

We also lease an additional 14 locations throughout Illinois that are used to support our operations and provide warehousing for our equipment.

We believe that our current facilities are in good working order and are capable of supporting our operations for the foreseeable future; however, we will continue to evaluate buying or leasing additional space as needed to accommodate our growth.

Legal Proceedings

Lawsuits and claims are filed against Accel from time to time in the ordinary course of business, including related to employment agreements and non-compete clauses and agreements. Other than settled matters explained as follows, these actions are in various stages, and no judgments or decisions have been rendered. Management, after reviewing matters with legal counsel, believes that the outcome of such matters are not expected to have a material adverse effect on our financial position or results of operations.

Accel has been involved in a series of related litigated matters stemming from claims that Accel wrongly contracted with 10 different licensed establishments (the “Defendant Establishments”) in 2012 in violation of the contractual rights held by J&J Ventures Gaming, LLC (“J&J”), as further described below.

On August 21, 2012, one of Accel’s operating subsidiaries entered into certain agreements with Jason Rowell (“Rowell”), a member of Action Gaming LLC (“Action Gaming”), which was an unlicensed terminal operator that had exclusive rights to place and operate VGTs within a number of establishments, including the Defendant Establishments. Under agreements with Rowell, Accel agreed to pay him for each licensed establishment which decided to enter into exclusive location agreements with Accel. In late August and early September 2012, each of the Defendant Establishments signed separate location agreements with Accel, purporting to grant it the exclusive right to operate VGTs in those establishments. Separately, on August 24, 2012, Action Gaming sold and assigned its rights to all its location agreements to J&J, including its exclusive rights with the Defendant Establishments (the “J&J Assigned Agreements”). At the time of the assignment of such rights to J&J, the Defendant Establishments were not yet licensed by the IGB.

Action Gaming, J&J, and other parties, collectively, the Plaintiffs, filed a complaint against Accel, Rowell, and other parties in the Circuit Court of Cook County (the “Circuit Court”), on August 31, 2012, as amended on November 1, 2012, December 19, 2012, and October 3, 2013, alleging, among other things, that Accel aided and abetted Rowell in breaches of his fiduciary duties and contractual obligations with Action Gaming and tortiously interfered with Action Gaming’s contracts with Rowell and agreements assigned to J&J. The complaint seeks damages and injunctive and equitable relief. On January 24, 2018, Accel filed a motion to dismiss for lack of subject matter jurisdiction, as further described below. On May 14, 2018, the Circuit Court denied Accel’s motion to dismiss and granted a stay to the case, pending a ruling from the IGB on the validity of the J&J Assigned Agreements.

From 2013 to 2015, the Plaintiffs filed additional claims, including J&J Ventures Gaming, LLC et al. v. Wild, Inc. (“Wild”), in various circuit courts seeking declaratory judgements with a number of establishments, including each of the Defendant Establishments, requesting declarations that, among other things, J&J held the exclusive right to operate VGTs at each of the Defendant Establishments as a result of the J&J Assigned Agreements. Accel was granted leave to intervene in all of the declaratory judgements. The circuit courts found that the J&J Assigned Agreements were valid because each of the underlying location agreements were between an unlicensed establishment and an unlicensed terminal operator, and therefore did not constitute use agreements that were otherwise precluded from assignment under the IGB’s regulations. Upon Accel’s appeal, the Illinois Appellate Court, Fifth District (the “District Court”), vacated the circuit courts’judgements and dismissed the appeals, holding that the IGB had exclusive jurisdiction over the matter that formed the basis of the parties’claims, and declined to consider the merits of the parties’disputes. On September 22, 2016, and after the IGB intervened, the Supreme Court of Illinois issued a judgment in Wild, affirming the District Court’s decision vacating the circuit courts’ judgments for lack of subject matter jurisdiction and dismissing the appeals, determining that the IGB has exclusive jurisdiction to decide the validity and enforceability of VGT use agreements.

Between May 2017 and September 2017, both Accel and J&J filed petitions with the IGB seeking adjudication of the rights of the parties and the validity of the use agreements. Those petitions have been fully briefed and remain pending. There is no indication as to when the IGB will rule on the petitions. Accel does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters. There are also petitions pending with the IGB which could lead to Accel obtaining new locations.

On October 7, 2019, Accel filed a lawsuit in the Circuit Court of Cook County against Jason Rowell and other parties related to Mr. Rowell’s breaches of his non-compete agreement with Accel. Accel alleged that Mr. Rowell and a competitor were working together to interfere with Accel’s customer relationships. That lawsuit, which seeks equitable relief and legal damages, has not yet been served. On November 7, 2019, Mr. Rowell filed a lawsuit in the Circuit Court of Cook County against Accel alleging that he had not received certain equity interests in Accel to which he was allegedly entitled under his agreement. Accel intends to defend itself against the allegations. Accel does not have a present estimate regarding the potential damages, nor does it believe any payment of damages is probable, and, accordingly, has established no reserves relating to these matters.

During 2017, Accel entered into a settlement agreement with Illinois Gold Rush, Inc. (“Illinois Gold Rush”), related to a 2013 business acquisition completed by Accel with Illinois Gold Rush. As a result of the settlement, Accel paid $3.5 million, issued 32,745 additional shares of class A common stock, acquired 4 locations and issued a stockholder note receivable of $3.3 million based on the value of the underlying collateral. During the year ended December 31, 2018 the note receivable matured, and was settled and 46,667 shares of Accel class A common stock were placed into treasury. As a result of the settlement agreement, Accel decreased its location contract asset and class A common stock by $1.0 million during 2017 for the fair value of the shares outstanding prior to the settlement agreement. During the year ended December 31, 2018, Accel entered into a settlement agreement regarding breach of contract with Family Amusements. Additionally, during the year ended December 31, 2018, Accel entered into settlement agreements related to breach of contract and employment matters for a total of $0.4 million, which was recorded within general and administrative expenses on the consolidated statement of operations.

On July 2, 2019, Illinois Gaming Investors, LLC filed a lawsuit against Accel. The lawsuit alleges that a current employee violated his non-competition agreement with Illinois Gaming Investors, LLC, and together with Accel, wrongfully solicited prohibited licensed video gaming locations. The lawsuit on its face seeks damages of $10,000,000. The parties are engaging in discovery. We are in the process of defending this lawsuit, and have not accrued any amounts as losses related to this suit are not probable or reasonably estimable.

On July 16, 2019, Clairvest commenced litigation with respect to the Transaction Agreement. On August 20, 2019, Clairvest filed a request for voluntary dismissal related to such litigation.

Business of Pace and Certain Information Regarding the Business Combination

Pace was a blank check company incorporated on February 14, 2017 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pace neither engaged in any operations nor generated any revenue during its existence. Based on its business activities, Pace was a “shell company” as defined under the Exchange Act because it had no operations and nominal assets consisting almost entirely of cash.

Prior to the Pace IPO, on February 22, 2017, Initial Pace Sponsor purchased 11,500,000 Founder Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On June 19, 2017, Initial Pace Sponsor transferred 40,000 Founder Ordinary Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, Initial Pace Sponsor forfeited 250,000 Founder Ordinary Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. As of June 30, 2019, Initial Pace Sponsor and five independent directors, collectively, held 11,250,000 Founder Ordinary Shares.

On June 30, 2017, Pace consummated the Pace IPO of 45,000,000 Pace Public Units (which included the purchase of 5,000,000 Pace Public Units subject to the underwriters’ 6,000,000 Pace Public Unit over-allotment option) at a price of $10.00 per Pace Public Unit, generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each Pace Public Unit consisted of one Pace Public Share and one-third of one Pace Public Warrant. Each Pace Public Warrant entitled the holder to purchase one-third of one Pace Public Share for $11.50 per share. Simultaneous with the closing of the Pace IPO, Pace completed the private placement of an aggregate 7,333,333 Private Placement Warrants to Initial Pace Sponsor, each exercisable to purchase one Pace Public Share for $11.50 per share, at a price of $1.50 per Pace Private Placement Warrant.

Pace received gross proceeds from the Pace IPO and the sale of the Pace Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds was deposited in the Trust Account with Continental Stock Transfer & Trust Company (the “Trustee”). At the closing of the Pace IPO, the remaining $11,000,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to Initial Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. A portion of interest income on the funds held in the Trust Account was permitted to be released to Pace to pay tax obligations. On January 2, 2018, Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. On September 12, 2019, Pace transferred a portion of the funds held in the Trust Account to a non-interest bearing U.S.-based trust account at J.P. Morgan Chase Bank, N.A.

On August 17, 2017, Pace announced that, commencing August 18, 2017, holders of the 45,000,000 Pace Public Units sold in the Pace IPO may elect to separately trade the Pace Public Shares and Pace Public Warrants included in the Pace Public Units. Those Pace Public Units not separated continued to trade on the NYSE under the symbol “TPGH.U” and the Pace Public Shares and Pace Public Warrants that are separated continued to trade on the NYSE under the symbols “TPGH” and “TPGH.WS,” respectively.

On June 13, 2019, Pace entered into the Transaction Agreement with respect to the Business Combination.

On September 20, 2019, Pace held an extraordinary general meeting (the “Extension EGM”). At the Extension EGM, the following matters were submitted to and approved by the holders of Pace Public Shares: (i) a proposal to amend Pace’s amended and restated memorandum and articles of association (the “Articles”) at the time of the Extension EGM and (ii) a proposal to amend Pace’s Investment Management Trust Agreement, dated June 27, 2017, by and between Pace and the Trustee, to extend the date on which to commence liquidating the Trust Account in the event Pace had not consummated a business combination prior to September 30, 2019, from September 30, 2019 to December 31, 2019. In connection with this vote, the holders of 3,247,267 Pace Public Shares indicated that they wished to exercise their right under Pace’s Articles to redeem their Pace Public Shares for cash at a redemption price of approximately $10.29 per share, for an aggregate redemption amount of approximately $33,416,715. These Pace Public Shares were redeemed on September 25, 2019, in accordance with the Articles. As of September 30, 2019 proceeds and interest totaling approximately $429,732,943 were held in the Trust Account.

On November 20, 2019, Pace and Accel consummated the Business Combination pursuant to the Transaction Agreement. Pursuant to the Transaction Agreement and in connection therewith, Pace completed the Stock Purchase and, following the closing of the Stock Purchase, Accel merged with and into NewCo, with NewCo surviving such merger.

In connection with the consummation of the Business Combination, Pace changed its name to Accel Entertainment, Inc.

Immediately prior to the Stock Purchase, Pace domesticated (or transferred by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Pace Domestication”) in accordance with Section 388 of the DGCL, whereupon, by virtue of the filing of the Charter with the Secretary of State of Delaware, (i) each Pace Public Share converted into one Class A-1 Share, (ii) each Founder Ordinary Share converted into one Class F Share and (iii) the Pace Private Placement Warrants held by Initial Pace Sponsor and the Pace Public Warrants, in each case, entitled the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described in “Executive Compensation” and “Selling Holders,” the following is a summary of transactions since January 1, 2017 to which Pace or Accel, as applicable, has been a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by the board of directors of Accel prior to the Business Combination (the “Accel Board”) or the Company Board, as applicable.

Accel believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Investment Private Placement

In connection with the Business Combination, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and an additional Subscription Agreement with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and Pace agreed to issue and sell to such Investors, 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate could assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement were used to fund a portion of the cash consideration required to effect the Stock Purchase.

The Class A-1 Shares issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and were issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act. The closing of the Investment Private Placement occurred immediately prior to the closing of the Stock Purchase.

Founder Ordinary Shares

On February 22, 2017, Initial Pace Sponsor purchased 11,500,000 Founder Ordinary Shares for $25,000, or approximately $0.002 per share. On June 19, 2017, Initial Pace Sponsor transferred 40,000 Founder Ordinary Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, Initial Pace Sponsor forfeited 250,000 Founder Ordinary Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option.

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, each Founder Ordinary Share was converted into the right to receive one Class F Share. Following the Pace Domestication, Initial Pace Sponsor, pursuant to a letter agreement dated as of June 13, 2019 (as amended, the “Pace Sponsor Support Agreement”), by and among Initial Pace Sponsor, Pace and the Shareholder Representative, agreed to (i) surrender for cancellation 1,250,000 Class F Shares, (ii) exchange 2,000,000 Class F Shares for an equal number of Class A-2 Shares, subject to the terms set forth in the Restricted Stock Agreement, (iii) exchange the remaining 7,800,000 Class F Shares for an equal number of Class A-1 Shares, pursuant to the Charter. The Founder Ordinary Shares were identical to the Pace Public Shares included in the Pace Public Units, except that (i) only holders of the Founder Ordinary Shares had the right to vote on the election of directors prior to the Business Combination, (ii) the Founder Ordinary Shares were subject to certain transfer restrictions, and the resulting Class A-1 Shares remain subject to such transfer restrictions, (iii) Initial Pace Sponsor, the directors and officers of Pace prior to the Business Combination, TPG Pace II Sponsor Successor, LLC, Pace Governance and Karl Peterson, entered into a letter agreement dated as of June 27, 2017, with Pace, pursuant to which they agreed (a) to waive their redemption rights with respect to their Founder Ordinary Shares and Pace Public Shares owned in connection with the completion of an initial business combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Ordinary Shares if Pace failed to complete an initial business combination by September 30, 2019 and agreed to vote their Founder Ordinary Shares and any Pace Public Shares purchased by them during or after the Pace IPO in favor of the Business Combination, (iv) the Founder Ordinary Shares were subject to and the Class A-1 Shares resulting from conversion of Founder Ordinary Shares are subject to registration rights (v) the Founder Ordinary Shares were automatically convertible into Pace Public Shares at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in the Articles. In connection with the Business Combination and pursuant to that certain waiver agreement with Pace, dated as of June 13, 2019, as described below, the holders of the Founder Ordinary Shares agreed to waive such conversion adjustment. See “—Waiver Agreement” beginning on page 59.

Pace Private Placement Warrants

On the closing date of the Pace IPO, Initial Pace Sponsor purchased 7,333,333 Pace Private Placement Warrants at a price of $1.50 per Pace Private Placement Warrant, or $11,000,000 in the aggregate, in a private placement. Each Pace Private Placement Warrant entitled the holder to purchase one Pace Public Share at a price of $11.50 per share. Pace Private Placement Warrants may not be redeemed by Pace so long as they are held by Initial Pace Sponsor or its permitted transferees. If any Pace Private Placement Warrants are held by holders other than Initial Pace Sponsor or its permitted transferees, such Pace Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the Pace Public Warrants. Initial Pace Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. With certain limited exceptions, the Pace Private Placement Warrants and the underlying Pace Public Shares, were not transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of the Business Combination.

In connection with the Business Combination and following the Pace Domestication, Initial Pace Sponsor surrendered for cancellation 2,444,444 Pace Private Placement Warrants, and distributed its remaining 4,888,889 Pace Private Placement Warrants to the Pace Sponsor Members, each of which is a Selling Holder. In connection with the Pace Domestication, each Pace Private Placement Warrant, originally exercisable for one Pace Public Share at $11.50 per Pace Public Share, now entitles its holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the Pace Domestication.

For more information on the Pace Private Placement Warrants, see the section entitled “Description of Securities—Warrants” beginning on page 105.

Pace Registration Rights Agreement

Initial Pace Sponsor and the Initial Pace Holders, as holders of the Founder Ordinary Shares, and the resulting Class A-1 Shares following the Business Combination, and Pace Private Placement Warrants were entitled to registration rights pursuant to a registration rights agreement (the “Pace Registration Rights Agreement”) entered into in connection with the Pace IPO. The holders of these securities were entitled to make up to three demands that Pace register the Class A-1 Shares issued or issuable upon conversion of any Founder Ordinary Shares, the Pace Private Placement Warrants and the Class A-1 Shares underlying the Pace Private Placement Warrants. In addition, the holders had certain “piggy-back” registration rights with respect to other registration statements filed by Pace subsequent to its completion of an initial business combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provided that Pace would not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock up period. Pace agreed to bear the expenses incurred in connection with the filing of any such registration statements.

At the consummation of the Business Combination, Accel entered into the Registration Rights Agreement with, among others, the holders of Founder Ordinary Shares and Pace Private Placement Warrants who were previously party to the Pace Registration Rights Agreement (the “Pace Registration Rights Holders”), which replaced the Pace Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Pace Registration Rights Holders are entitled to certain registration rights. See “—Registration Rights Agreement” beginning on page 62.

Related Party Notes

Between February 14, 2017 (inception) and June 30, 2017 (the closing date of the Pace IPO), Initial Pace Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Pace IPO. These notes were non-interest bearing and were repaid in full to Initial Pace Sponsor on June 30, 2017.

Initial Pace Sponsor, executive officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on Pace’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combination opportunities. Pace’s audit committee reviewed on a quarterly basis all payments that were made to Initial Pace Sponsor, officers or directors of Pace or their respective affiliates and determined which expenses and the amount of expenses that would be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pace’s behalf.

In addition, in order to finance transaction costs in connection with an initial business combination, Initial Pace Sponsor or an affiliate of Initial Pace Sponsor or certain of Pace’s officers and directors may have, but were not obligated to, loan Pace funds as may have been required. On September 25, 2019, Initial Pace Sponsor agreed to loan Pace unsecured promissory notes in an aggregate principal balance of up to $7,000,000, with advances and re-advances outstanding under the note to be updated from time to time. On September 25, 2019, Pace borrowed $3,000,000 against the unsecured promissory notes. The funds were used to finance transaction costs in connection with the Business Combination. Pace repaid amounts outstanding under such promissory notes at the consummation of the Business Combination. In the event that the Business Combination did not close, Pace was permitted to use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account were permitted to be used for such repayment.

Promoters of Pace

Initial Pace Sponsor and Pace’s executive officers and directors prior to the Business Combination (including Karl Peterson, Chad Leat, Robert Suss, Paul Walsh and Kathleen Philips, who are, or are affiliated with, Selling Holders) were deemed to be Pace’s “promoters” as such term is defined under the federal securities laws.

Waiver Agreement

Concurrently with the execution of the Transaction Agreement, Pace and holders of Founder Ordinary Shares (which includes Selling Holders) entered into a Waiver Agreement (the “Waiver Agreement”), pursuant to which such holders agreed to waive any adjustment to the conversion ratio of Founder Ordinary Shares as set forth in Pace’s amended and restated memorandum and articles of association at the time of execution of such Waiver Agreement, resulting from the Investment Private Placement.

Private Aircraft Travel

Pace reimbursed affiliates for reasonable travel related expenses incurred while conducting business on behalf of Pace, including the use of private aircraft. During the period from February 14, 2017 (inception) to December 31,

2019, travel related reimbursements for private aircraft use were less than $65,000. Private aircraft services were provided by independent third parties, coordinated by an affiliate of Pace and billed to Pace at cost.

Indemnity

Initial Pace Sponsor agreed that it would be liable to Pace if and to the extent any claims by a vendor (other than Pace’s independent auditors) for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduced the amount of funds in the Trust Account to below (i) $10.00 per Pace Public Share or (ii) such lesser amount per Pace Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which was permitted to be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account were also an exception to this agreement with Initial Pace Sponsor, as were any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver were deemed to be unenforceable against a third party, Initial Pace Sponsor would not be responsible to the extent of any liability for such third-party claims. Pace did not independently verify whether Initial Pace Sponsor had sufficient funds to satisfy its indemnity obligations and believed that Initial Pace Sponsor’s only assets were securities of Pace and, therefore, Initial Pace Sponsor would not be able to satisfy those obligations. Pace had not asked Initial Pace Sponsor to reserve for such eventuality as Pace believed the likelihood of Initial Pace Sponsor having to indemnify the Trust Account was limited because Pace would endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Administrative Services Agreement

On June 30, 2017, Pace entered into an agreement to pay monthly recurring expenses of $20,000 for office space, administrative and support services to an affiliate of Initial Pace Sponsor. The agreement terminated upon the completion of the Business Combination. For the three months ended December 31, 2019 and 2018, Pace incurred expenses of $20,000 and $60,000, respectively, under this agreement. For each of the nine months ended December 31, 2019 and 2018, Pace incurred expenses of $140,000 under this agreement.

Related Party Notes and Debts

On October 1, 2018, Brian Carroll, the Chief Financial Officer of Accel and a Selling Holder, entered into a promissory note with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. Carroll borrowed a principal amount of $172,200. The promissory note was satisfied in full prior to the consummation of the Business Combination.

On October 1, 2018, Derek Harmer, the General Counsel and Chief Compliance Officer of Accel and a Selling Holder, entered into a promissory note with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. Harmer borrowed a principal amount of $154,397. The promissory note was satisfied in full prior to the consummation of the Business Combination.

On September 30, 2018, Andrew Rubenstein, the Chief Executive Officer and a director of Accel and a Selling Holder, entered into two promissory notes with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. A. Rubenstein borrowed principal amounts of $95,354 and $325,000. The promissory notes were satisfied in full prior to the consummation of the Business Combination.

As of December 31, 2018, Mr. A. Rubenstein owed Accel $502,894 in connection with a federal tax liability arising from a grant of restricted stock that Accel paid on Mr. A. Rubenstein’s behalf. The debt was satisfied in full prior to the consummation of the Business Combination.

Director Letter Agreements

Concurrently with the execution of the Transaction Agreement, Pace and the independent directors of Pace (including certain Selling Holders) entered into letter agreements pursuant to which such directors agreed that, following the Pace Domestication but prior to the effectiveness of the Stock Purchase, 200,000 Class F Shares held by such directors would be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares.

Key Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace and certain Sellers who are members of management of Accel and are Selling Holders herein entered into that certain Key Holder Support Agreement (the “Key Holder Support Agreement”), pursuant to which such members agreed (i) to restrict the amount of Accel Stock they exchange to receive cash for to less than 20% of the number of shares of Accel Stock owned by such member and each of its affiliates on an aggregated basis (ii) not to transfer any of their Accel Stock (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement) and (iii) to enter into the Registration Rights Agreement.

Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace, NewCo and certain Sellers who are Selling Holders entered into the Holder Support Agreement (as defined in “Certain Relationships and Related Transactions”), pursuant to which such Sellers agreed (i) to make non-binding elections to receive cash in exchange for their shares of Accel Stock, (ii) not to transfer any of their Accel Stock and any security convertible or exchangeable into Accel Stock (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement), and (iii) to enter into the Registration Rights Agreement if such Seller was entitled to receive Business Combination Private Placement Warrants and Class A-2 Shares in the Stock Purchase as consideration for such Seller’s Accel Stock.

Drag-Along Agreement

Concurrently with the execution of the Transaction Agreement, Pace and the Business Combination Private Placement Sellers (each of whom is a Selling Holder) entered into a Drag-Along Agreement, pursuant to which such Sellers agreed to exercise their drag-along rights pursuant to and in accordance with the articles of incorporation of Accel and the shareholders agreement of Accel, in a manner so as to facilitate the consummation of the transactions contemplated by the Transaction Agreement.

Nominating and Support Agreement and Mutual Support Agreement

On November 6, 2019, Pace, NewCo, Clairvest Equity Partners V Limited Partnership, an Ontario limited partnership (“CEP V”), Clairvest Equity Partners V-A Limited Partnership, an Ontario limited partnership (“CEP V-A”), and CEP V Co-Investment Limited Partnership, a Manitoba limited partnership (“CEP Co-Invest”, and together with CEP V and CEP V-A, the “Clairvest Investors”), entered into a Nominating and Support Agreement (the “Nominating Agreement”), whereby, in consideration for the Clairvest Investors delivering (a) a joinder agreement to the Transaction Agreement, and (b) a cash election form setting forth a cash election with respect to (i) the shares of Accel Stock that the Clairvest Investors owned, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, (ii) any security convertible or exchangeable into Accel Stock and (iii) any additional such securities that the Clairvest Investors acquired after the execution of the Nominating Agreement, Pace agreed to (x) appoint Kenneth B. Rotman to the Company Board contemporaneously with the closing of the Business Combination as a Class III director with a term expiring at the 2022 annual meeting of the stockholders of the Company and (y) nominate Kenneth B. Rotman to the Company Board as set forth in the Nominating Agreement.

Pursuant to the Nominating Agreement, Pace also agreed, subject to the requirements of fiduciary duties under applicable laws, to include in its slate of nominees for election as directors at any meeting of stockholders or action by written consent at which directors are to be elected to the Company Board (each such meeting or action by written consent, an “Election Meeting”), one individual (an “8% Nominee”) nominated to the Company Board by the Clairvest Investors, provided that the Clairvest Investors hold (together with their affiliates) at least 8% of the outstanding Class A-1 Shares until the earlier of (i) the date upon which the Clairvest Investors (together with its affiliates) do not own at least 8% of the outstanding Class A-1 Shares, or (ii) November 20, 2026, the seven year anniversary of the consummation of the Business Combination; provided, that, certain requirements listed in the Nominating Agreement are met. Additionally, the Clairvest Investors agreed, until Kenneth B. Rotman or an 8% Nominee is no longer serving on the Board, to vote (or cause to be voted) all Class A-1 Shares beneficially owned or owned of record by the Clairvest Investors at any meeting of the stockholders of the Company in favor of each director nominated by the Company Board (or its Nominating and Corporate Governance Committee), as provided in any notice of any meeting of the stockholder of the Company and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the stockholders of the Company in connection with any such meeting of the stockholders of the Company.

On November 6, 2019, the Clairvest Investors, Mr. Andrew Rubenstein and Mr. Gordon Rubenstein (together with Mr. A. Rubenstein, the “Rubenstein Parties”), entered into a Mutual Support Agreement (the “Mutual Support Agreement”) whereby (i) the Rubenstein Parties agreed to vote in favor of any 8% Nominee, all in accordance with the Nominating Agreement and provided such nominee is included by the Company in its slate of nominees for election as directors of the Company at any Election Meeting and (ii) the Clairvest Investors agreed to vote in favor of any 8% Nominee to the Company Board nominated by the Rubenstein Parties in accordance with the Nominating Agreement and included by the Company in its slate of nominees for election as directors of the Company at any Election Meeting, in each case, with respect to the Class A-1 Shares, beneficially owned (as defined in Rule 13d-3 under the Exchange Act) or owned of record by each such respective party.

Registration Rights Agreement

On November 20, 2019 and in connection with the closing of the Business Combination, Accel and the Registration Rights Holders (all of whom are Selling Holders), including Andrew Rubenstein and an entity affiliated with Andrew Rubenstein, Brian Carroll, Derek Harmer, Gordon Rubenstein and certain entities affiliated with Gordon Rubenstein, Michael Pappas, David W. Ruttenberg and certain entities affiliated with David W. Ruttenberg and Kathleen Philips, each of whom is a director and/or officer of Accel, an entity affiliated with Karl Peterson, a director of Accel and certain entities affiliated with Kenneth B Rotman, a director of Accel, entered into the Registration Rights Agreement, entitling such holders to demand that Accel register for resale certain shares of Accel held by them at any time from and after the consummation of the Business Combination and subject to certain lock-up restrictions.

See the section entitled “Description of Securities—Registration Rights—Registration Rights Agreement” beginning on page 118.

New Accel Warrant Agreement

In connection with the consummation of the Business Combination, the Company and the Sellers entitled to receive Accel Warrants in the Stock Purchase entered into that certain New Accel Warrant Agreement, pursuant to which the Company issued to each such Sellers their respective pro rata share of 2,444,444 Accel Warrants, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock, less the number of shares of Accel Stock in respect of which the Seller elected to receive cash. Each Accel Warrant entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the Pace Warrants, at any time 30 days after the consummation of the Business Combination.

See the section entitled “Description of Securities—Warrants—Business Combination Private Placement Warrants and Accel Public Warrants” beginning on page 112.

Restricted Stock Agreement

In connection with the consummation of the Business Combination, the Company, the Pace Sponsor Members and the Sellers entitled to receive Class A-2 Shares in the Stock Purchase (including all of the Business Combination Private Placement Sellers, each of whom is a Selling Holder) entered into the Restricted Stock Agreement (as defined in “Description of Securities—Common Stock—Class A-2 Common Stock”), which set forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of certain triggers. On January 14, 2020, the trigger for the first such tranche was satisfied, and 1,596,636 Class A-1 were issued upon exchange of Class A-2 Shares.

See the section entitled “Description of Securities—Common Stock—Class A-2 Shares” beginning on page 103.

Expense Reimbursement Letter

On June 19, 2019, Accel entered into the KPMG Engagement Letter, pursuant to which Accel engaged KPMG to provide professional services to Accel. Pursuant to the KPMG Engagement Letter, any fee amounts to be paid for, and expenses reimbursed under, the Engagement Letter in excess of $750,000 in the aggregate will be paid solely by David W. Ruttenberg, a director and shareholder of Accel and a Shareholder Representative under the Transaction Agreement. In connection with the KPMG Engagement Letter, on June 19, 2019, Pace entered into a letter agreement with David W. Ruttenberg, pursuant to which Pace agreed to reimburse Mr. Ruttenberg for any and all fees and expenses paid by Mr. Ruttenberg in connection with the KPMG Engagement Letter. Since June 19, 2019, Mr. Ruttenberg has been reimbursed for approximately $2.9 million of expenses related to the KPMG Engagement Letter.

Share Repurchases

In connection with the Business Combination, Accel repurchased 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (x) the repayment of then-existing loans to Accel’s executive officers described in this section (y) the exercise of vested options (including by way of withholding additional shares in connection with the cashless exercise of vested options as permitted by the 2011 Plan (as defined in “Executive Compensation”) and the 2016 Plan (as defined in “Executive Compensation”) and (z) funding any resulting tax obligations from the exercise of such vested options (including by way of withholding additional shares in connection with the cashless exercise of vested options as permitted by the 2011 Plan and the 2016 Plan). In connection with the foregoing, Accel repurchased 30,924 shares from Andrew Rubenstein, 877 shares from Derek Harmer and 978 shares from Brian Carroll. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 62.

Engagement of Raine Securities LLC

Accel engaged Raine Securities LLC (“Raine”) to provide investment banking services to Accel in connection with the Business Combination. Prior to engaging Raine, Accel acknowledged that Gordon Rubenstein, a director of Accel and a Selling Holder, is the Managing Partner of Raine Ventures, an affiliate of Raine, where he leads the firm’s venture capital platform. Gordan Rubenstein is also the brother of Accel’s Chief Executive Officer, Andrew Rubenstein. Since January 1, 2017, Accel has paid Raine approximately $11.04 million in fees and expenses in connection with the Business Combination.

Engagement of Much Shelist, P.C.

From time to time, Accel engages Much Shelist, P.C. (“Much Shelist”), as its legal counsel for general legal and business matters. Much Shelist has provided limited counsel to Accel with respect to the Business Combination. Jeffrey Rubenstein, an attorney at Much Shelist and a Selling Holder, is the father of Accel’s Chief Executive Officer, Andrew Rubenstein. For the years ended December 31, 2019, 2018 and 2017, Accel paid Much Shelist $0.6 million, $0.3 million and $0.6 million, respectively.

Asset Acquisition of Fair Share Gaming, LLC and Fair Share Amusement Company

On June 30, 2017, Accel purchased the assets of Fair Share Gaming, LLC and Fair Share Amusement Company, a licensed terminal operator in the state of Illinois and an operator of amusement games and ATMs, respectively, from Michael Pappas, a Selling Holder, for approximately $60,000,000 (the “Fair Share Gaming Acquisition”). Prior to the Business Combination, Mr. Pappas was an officer and director of Accel.

Relationships with Certain Licensed Establishment Partners

Michael Pappas is the father of William Pappas, a current equityholder of two licensed establishment partners with which Accel has binding agreements to provide VGTs. For the period from January 1, 2017 to December 31, 2019, Accel’s total revenue with respect to these two licensed establishment partners, Pinewoods, LLC and CC of OP, LLC was approximately $10.1 million and $.5 million, respectively.

Indemnification Agreements

On November 20, 2019, Accel entered into indemnity agreements with Messrs. Andrew Rubenstein, Brian Carroll, Derek Harmer, Gordon Rubenstein, David W. Ruttenberg, Kenneth B. Rotman and Karl Peterson and Mses. Eden Godsoe and Kathleen Philips, each of whom is a director and/or officer of Accel and is and/or is affiliated with a Selling Holder. Each indemnity agreement provides that, subject to limited exceptions, and among other things, Accel will indemnify the director or officer to the fullest extent not prohibited by the provisions of its bylaws and the DGCL for claims arising in his or her capacity as our director or officer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information that management believes is relevant to an understanding and assessment of our consolidated financial condition and results of operations. You should read this discussion in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under the section entitled “Risk Factors.”

Company Overview

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non- casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non- gaming locations. Accel has been licensed by the Illinois Gaming Board since 2012 and holds a conditional license from the PA Board. Accel operates 10,499 video gaming terminals across 2,312 locations in the State of Illinois as of December 31, 2019.

Components of Performance

Revenues

Net video gaming. Net video gaming revenue represents net cash received from gaming activities, which is the difference between gaming wins and losses. Net video gaming revenue includes the amounts earned by the licensed establishments and is recognized at the time of gaming play.

Amusement. Amusement revenue represents amounts collected from amusement devices operated at various licensed establishments and is recognized at the point the amusement device is used.

ATM fees and other revenue. ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs and is recognized at the time of the ATM transaction.

Operating Expenses

Video gaming expenses. Gaming expenses consist of (i) a 33% tax on net video gaming revenue (such tax increased from 30% beginning on July 1, 2019) that is payable to the IGB, (ii) an administrative fee (0.8513% currently, 0.7275% prior to July 23, 2018) payable to Scientific Games International, the third-party contracted by IGB to maintain the central system to which all VGTs across Illinois are connected and (iii) establishment revenue share, which is defined as 50% of gross gaming revenue after subtracting the tax and administrative fee.

General and administrative. General and administrative expenses consist of operating expense and general and administrative (“G&A”) expense. Operating expense includes payroll and related expense for service technicians, route technicians, route security, and preventative maintenance personnel. Operating expense also includes vehicle fuel and maintenance, ATM and amusement commissions and fees, and non-capitalizable parts expenses. Operating expenses are generally proportionate to the number of licensed establishments and VGTs. G&A expense includes payroll and related expense for account managers, business development managers, marketing, and other corporate personnel. In addition, G&A includes marketing, information technology, insurance, rent and professional fees.

Depreciation and amortization of property and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease.

Amortization of route and customer acquisition costs and location contracts acquired. Route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow Accel to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to Accel’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract, including expected renewals.

Location contracts acquired in a business combination are recorded at fair value and then amortized as an intangible asset on a straight-line basis over the expected useful life of 10 years.

Interest expense

Interest expense consists of interest on Accel’s current and prior credit facilities, amortization of financing fees, and accretion of interest on route and customer acquisition costs payable. Interest on the current credit facility is payable monthly on unpaid balances at the variable per annum LIBOR rate plus an applicable margin, as defined under the terms of the credit facility, ranging from 1.75% to 2.75% depending on the first lien net leverage ratio. Interest on our prior credit facility was payable monthly on unpaid balances at the variable per annum LIBOR rate plus an applicable margin, as defined under the terms of the prior credit facility, ranging from 1.70% to 2.50% depending on the ratio of total net debt to EBITDA.

Additionally, Accel imputes interest on its third-party partner operations liabilities at a rate of 5%, for the fiscal years ended 2019, 2018 and 2017.

Income tax expense

Income tax expense consists mainly of taxes payable to national, state and local authorities. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.

Results of Operations

The following table summarizes Accel’s results of operations on a consolidated basis for the years ended December 31, 2019 and 2018:

	Year Ended December 31,		Increase / Decrease
(in thousands, except %’s)	2019	2018	Change	Change %
Revenues:
Net video gaming	$410,636	$321,711	$88,925	27.6%
Amusement	5,912	4,199	1,713	40.8%
ATM fees and other revenue	7,837	6,083	1,754	28.8%

Total revenues	424,385	331,993	92,392	27.8%

Operating expenses:
Video gaming expenses	271,999	210,507	61,492	29.2%
General and administrative	75,028	58,157	16,871	29.0%
Depreciation and amortization of property and equipment	26,398	20,782	5,616	27.0%
Amortization of route and customer acquisition costs and location contracts acquired	17,975	14,681	3,294	22.4%
Other expenses, net	19,649	2,997	16,652	555.6%

Total operating expenses	411,049	307,124	103,925	33.8%

Operating income	13,336	24,869	(11,533)	(46.4)%
Interest expense	12,860	9,644	3,216	33.3%
Loss on debt extinguishment	1,141	—	1,141	—

(Loss) income before income tax expense	(665)	15,225	(15,890)	(104.4)%
Income tax expense	5,199	4,422	777	17.6%

Net (loss) income	$(5,864)	$10,803	$(16,667)	(154.3)%

Revenues

Total revenues for the year ended December 31, 2019 were $424.4 million, an increase of $92.4 million, or 27.8%, compared to the year ended December 31, 2018. This growth was driven by an increase in net video gaming revenue of $88.9 million, or 27.6%, an increase in amusement revenue of $1.7 million, or 40.8% and an increase in ATM fees and other revenue of $1.8 million, or 28.8%. The increase in net video gaming revenue is partially attributable to the acquisitions of Skyhigh Gaming on August 1, 2018, G3 Gaming on October 16, 2018, (collectively, the “2018 Acquisitions”) and Grand River Jackpot on September 16, 2019, which collectively contributed $39.6 million in net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue increased in 2019 by $48.3 million, or 21.2%, compared to the prior period, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the year ended December 31, 2019 were $272.0 million, an increase of $61.5 million, or 29.2%, compared to the year ended December 31, 2018. The components of video gaming expenses as a percentage of revenue of 64.1% for the year ended December 31, 2019 was slightly higher than the 63.4% for the year ended December 31, 2018 due to the increase in the gaming tax from 30% to 33% on July 1, 2019. The increase of $61.5 million was the result of an increase in net video gaming revenue and corollary increase in gaming tax at a higher tax rate, as well as, establishment revenue share costs and required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the year ended December 31, 2019 were $75.0 million, an increase of $16.9 million, or 29.0%, compared to the year ended December 31, 2018. The increase was primarily attributable to a $9.4 million increase in operating costs that increase variably based on the number of licensed establishments and VGTs, which includes increases in payroll and employee related expenses, licenses, permits and marketing expenses.

Depreciation and amortization of property and equipment

Depreciation and amortization of property and equipment for the year ended December 31, 2019 was $26.4 million, an increase of $5.6 million, or 27.0%, compared to the year ended December 31, 2018. The increase in depreciation and amortization is the result of increased number of licensed establishments and VGTs. Depreciation and amortization as a percentage of revenue was 6.2% for the year ended December 31, 2019 compared to 6.3% for the comparable prior year period.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route and customer acquisition costs and location contracts acquired for the year ended December 31, 2019 was $18.0 million, an increase of $3.3 million, or 22.4%, compared to the year ended December 31, 2018. The increase is primarily attributable to our business and asset acquisitions and their related performance, partially offset by the favorable impact from the adoption of Topic 606 of $1.0 million which increased the period over which route and customer acquisition costs are amortized to include expected renewals. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue decreased to 4.2% from 4.4% for the year ended December 31, 2019 and 2018, respectively.

Other expenses, net

Other expenses, net for the year ended December 31, 2019 were $19.6 million, an increase of $16.7 million, or 555.6%, compared to the year ended December 31, 2018. The increase was largely attributed to one-time expenses for the Business Combination and larger fair value adjustments associated with the revaluation of contingent consideration liabilities related to acquisitions.

Interest expense

Interest expense for the year ended December 31, 2019 was $12.9 million, an increase of $3.2 million, or 33.3%, compared to the year ended December 31, 2018 primarily due to an increase in borrowings related to our business and asset acquisitions. For the year ended December 31, 2019, the weighted average interest rate was approximately 4.5% compared to the average interest rate of approximately 4.60% for the year ended December 31, 2018.

Loss on debt extinguishment

Loss on debt extinguishment of $1.1 million for the year ended December 31, 2019 was recorded in connection with the extinguishment of our Prior Credit Facility in November 2019. For more information on the extinguishment of our Prior Credit Facility see Liquidity and Capital Resources later in this section.

Income tax expense

Income tax expense for the year ended December 31, 2019 was $5.2 million, an increase of $0.8 million, or 17.6%, compared to the year ended December 31, 2018. Income tax expense increased due to permanent differences attributable to transaction costs associated with the Business Combination and executive compensation.

The following table summarizes Accel’s results of operations on a consolidated basis for the years ended December 31, 2018 and 2017:

	Year Ended December 31,		Increase /Decrease
(in thousands, except %’s)	2018	2017	Change	Change %
Revenues:
Net video gaming	$321,711	$240,235	$81,476	33.9%
Amusement	4,199	3,422	777	22.7%
ATM fees and other revenue	6,083	4,778	1,305	27.3%

Total revenues	331,993	248,435	$83,558	33.6%

Operating expenses:
Video gaming expenses	210,507	157,010	53,497	34.1%
General and administrative	58,157	45,364	12,793	28.2%
Depreciation and amortization of property and equipment	20,782	16,768	4,014	23.9%
Amortization of route and customer acquisition costs and location contracts acquired	14,681	9,792	4,889	49.9%
Other expenses, net	2,997	1,331	1,666	125.2%

Total operating expenses	307,124	230,265	76,859	33.4%

Operating income	24,869	18,170	6,699	36.9%
Interest expense	9,644	8,105	1,539	19.0%

Income before income tax expense	15,225	10,065	5,160	51.3%
Income tax expense	4,422	1,754	2,668	152.1%

Net income	$10,803	$8,311	$2,492	30.0%

Revenues

Total revenues for the year ended December 31, 2018 were $332.0 million, an increase of $83.6 million, or 33.6%, compared to the year ended December 31, 2017. This growth was driven by an increase in net video gaming revenue of $81.5 million, or 33.9%, an increase in amusement revenue of $0.8 million, or 22.7%, and an increase in ATM fees and other revenue of $1.3 million, or 27.3%. The increase is partially attributable to the 2018 Acquisitions and Accel’s 2017 purchase of Fair Share Gaming, LLC and Fair Share Amusement Company, a licensed terminal operator in the state of Illinois and an operator of amusement games and ATMs for $60,000,000 (the “Fair Share Gaming Acquisition”), which collectively contributed $29.9 million of incremental net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue for year ended December 31, 2018 increased by $48.6 million, or 20.2%, compared to the year ended December 31, 2017, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the year ended December 31, 2018 were $210.5 million, an increase of $53.5 million, or 34.1%, compared to the year ended December 31, 2017. The components of gaming expenses as a percentage of revenue remained relatively consistent from 2017 to 2018 and, as a result, gaming expenses as a percentage of revenue was 63.4% for the year ended December 31, 2018 compared to 63.2% the year ended December 31, 2017, reflecting proportional increases in revenue and gaming expenses. The increase of $53.5 million was the result of an increase in net video gaming revenue and corollary increase in gaming tax and establishment revenue share costs, along with required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the year ended December 31, 2018 were $58.2 million, an increase of $12.8 million, or 28.2%, compared to the year ended December 31, 2017. General and administrative expenses as a percentage of revenue improved to 17.5% in year ended December 31, 2018 compared to 18.3% for the prior year. This improvement was realized considering a $10.7 million increase in payroll and employee related expenses resulting from an increase in employee headcount to support new licensed establishments and VGTs, as well as expense related to the use of salesforce™ customer relationship management (“CRM”), a cloud-based system expected to improve the efficiency and effectiveness of Accel’s sales and operation teams.

Depreciation and amortization of property and equipment

Depreciation and amortization for the year ended December 31, 2018 was $20.8 million, an increase of $4.0 million, or 23.9%, compared to the year ended December 31, 2017. The increase was primarily attributable to additional gaming equipment for new licensed establishments and purchased licensed establishments. Depreciation and amortization as a percentage of revenue was 6.3% for the year ended December 31, 2018 compared to 6.7% for the year ended December 31, 2017.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route and customer acquisition costs and location contracts acquired for the year ended December 31, 2018 was $14.7 million, an increase of $4.9 million, or 49.9%, compared to the year ended December 31, 2017. The increase is primarily attributable to the Fair Share Gaming Acquisition in 2017. These increases are offset by certain route acquisition liabilities that were extinguished related to prior periods. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue increased from 3.9% to 4.4% for the year ended December 31, 2017 and 2018, respectively.

Other expenses, net

Other expenses, net for the year ended December 31, 2018 were $3.0 million, an increase of $1.7 million, or 125.1%, compared to the year ended December 31, 2017. The increase was largely attributed lobbying efforts in Pennsylvania to allow route gaming, and a revaluation of consideration payable in connection with the gaming acquisitions.

Interest expense

Interest expense for the year ended December 31, 2018 was $9.6 million, an increase of $1.5 million, or 19.0%, compared to year ended December 31, 2017 primarily due to a $50.1 million increase in Accel’s senior secured debt due to the 2018 Acquisitions.

Income tax expense

Income tax expense for the year ended December 31, 2018 was $4.4 million, an increase of $2.7 million, or 152.2%, compared to year ended December 31, 2017. Income tax expense increased due to Accel’s increase in income before income tax expense and the impact of the prior revaluation of deferred tax assets and liabilities offset by lower federal tax rates in 2018 resulting from the Tax Cuts and Jobs Act of 2017.

Key Business Metrics

Accel uses a variety of statistical data and comparative information commonly used in the gaming industry to monitor the performance of the business, none of which are prepared in accordance with GAAP, and therefore should not be viewed as indicators of operational performance. Accel’s management uses this information for financial planning, strategic planning and employee compensation decisions. The key indicators include:

•	Number of licensed establishments;

•	Number of VGTs;

•	Average remaining contract term (years); and

•	Hold-per-day.

Number of licensed establishments

The number of licensed establishments is calculated based on data provided by Scientific Games, a contractor of the IGB. Terminal operator portal data is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. Accel utilizes this metric to continually monitor growth from organic openings, purchased licensed establishments, and competitor conversions. Competitor conversions occur when a licensed establishment chooses to change terminal operators.

Number of video game terminals (VGTs)

The number of VGTs in operation is based on Scientific Games terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. Accel utilizes this metric to continually monitor growth from existing licensed establishments, organic openings, purchased licensed establishments, and competitor conversions.

Average remaining contract term

Average remaining contract term is calculated by determining the average expiration date of all outstanding contracts with Accel’s current licensed establishment partners, and then subtracting the applicable measurement date. The IGB limited the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

Hold-per-day

Hold-per-day is calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then dividing the calculated amount by the number of days in such period.

The following tables set forth information with respect to Accel’s licensed establishments, number of VGTs, average remaining contract term and hold-per-day as of and for the years ended December 31, 2019, 2018 and 2017, respectively.

	As of and for the year ended December 31,		Increase / Decrease
	2019	2018	Change	Change %
Licensed establishments	2,312	1,686	626	37.1%
Video gaming terminals	10,499	7,649	2,850	37.3%
Average remaining contract term (years)(1)	6.9	7.6	(0.7)	(9.2)%
Hold-per-day(2)	$130	$125	$5	4.0%

(1)	Excluding the Grand River Jackpot acquisition, the average remaining contract life was 7.2 years as of December 31, 2019.

(2)	Excluding the Grand River Jackpot acquisition, Hold-per-day was $133 for the year ended December 31, 2019.

	As of and for the year ended December 31,		Increase / Decrease
	2018	2017	Change	Change %
Licensed establishments	1,686	1,442	244	16.9%
Video gaming terminals	7,649	6,439	1,210	18.8%
Average remaining contract term (years)	7.6	8.3	(0.7)	(8.4)%
Hold-per-day	$125	$115	$10	8.7%

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Accel believes Adjusted EBITDA and Adjusted net income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel and Pace also believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements.

Adjusted net (loss) income and Adjusted EBITDA

	Year Ended December 31,
(in thousands)	2019	2018	2017
Net (loss) income	$(5,864)	$10,803	$8,311
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired(1)	17,975	14,681	9,792
Stock-based compensation(2)	2,236	453	804
Other expenses, net(3)	19,649	3,030	1,331
Tax effect of adjustments(4)	(11,301)	(5,831)	(2,928)

Adjusted net income	$22,695	$23,136	$17,310
Depreciation and amortization of property and equipment	26,398	20,782	16,768
Interest expense	12,860	9,644	8,105
Income tax expense	16,500	10,253	4,682
Loss on debt extinguishment	1,141	—	—
Adjusted EBITDA	$79,594	$63,815	$46,865

(1)

Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract, including expected renewals, beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract.

Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract of 10 years. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.
(2)	Stock-based compensation consists of options, restricted stock units and warrants.
(3)

Other expenses, net consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition, and (iii) non-recurring expenses associated with the Business Combination.

(4)	Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

Adjusted EBITDA for the year ended December 31, 2019 was $79.6 million, an increase of $15.8 million, or 24.7%, compared to year ended December 31, 2018. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Adjusted EBITDA for the year ended December 31, 2018 was $63.8 million, an increase of $16.9 million, or 36.1%, compared to year ended December 31, 2017. The increase in Adjusted EBITDA is attributable to both organic growth of the business as well as the 2018 Acquisitions (as defined in “Management’s Discussion and Analysis of Financial Condition and Result of Operations”). The increase was primarily attributable to an increase in licensed establishments and VGTs.

Liquidity and Capital Resources

In order to maintain sufficient liquidity, Accel reviews its cash flow projections and available funds with its Board of Directors to consider modifying its capital structure and seeking additional sources of liquidity, if needed. The availability of additional liquidity options will depend on the economic and financial environment, Accel’s credit, its historical and projected financial and operating performance, and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in Accel’s creditworthiness and potential non-compliance with financial covenants, Accel may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Accel believes that its cash and cash equivalents, cash flows from operations and borrowing availability under its senior secured credit facility will be sufficient to meet its capital requirements for the next twelve months. Accel’s primary short-term cash needs are paying operating expenses, servicing outstanding indebtedness and funding near term acquisitions. As of December 31, 2019, Accel had $125.4 million in cash and cash equivalents.

New Senior Secured Credit Facility

On November 13, 2019, NewCo entered into the Credit Agreement as borrower, providing for a:

•	$100.0 million revolving credit facility, including a letter of credit facility with a $10.0 million sublimit and a swing line facility with a $10.0 million sublimit;

•	$240.0 million initial term loan facility; and

•	$125.0 million additional term loan facility.

As of December 31, 2019, there remained approximately $106.5 million of availability under the Credit Agreement.

The obligations under the Credit Agreement are guaranteed by Accel and our wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Guarantors”). The obligations under the Credit Agreement are secured by substantially all of assets of the Guarantors, subject to certain exceptions. Certain future-formed or acquired wholly owned domestic subsidiaries of the Company will also be required to guarantee the Credit Agreement and grant a security interest in substantially all of its assets (subject to certain exceptions) to secure the obligations under the Credit Agreement.

Borrowings under the Credit Agreement bear interest, at Accel’s option, at a rate per annum equal to either (a) the adjusted LIBOR rate (“LIBOR”) (which cannot be less than zero) for interest periods of 1, 2, 3 or 6 months (or if consented to by (i) each applicable Lender, 12 months or any period shorter than 1 month or (ii) the Agent, a shorter period necessary to ensure that the end of the relevant interest period would coincide with any required amortization payment ) plus the applicable LIBOR margin or (b) the alternative base rate (“ABR”) plus the applicable ABR margin. ABR is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1.0%, (ii) the prime rate announced from time to time by Capital One, National Association and (iii) LIBOR for a 1-month Interest Period on such day plus 1.0%. The Credit Agreement also includes provisions for determining a replacement rate when LIBOR is no longer available. As of December 31, 2019, the weighted-average interest rate was approximately 4.45%.

Interest is payable quarterly in arrears for ABR loans, at the end of the applicable interest period for LIBOR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. Accel is required to pay a commitment fee quarterly in arrears in respect of unused commitments under the revolving credit facility and the additional term loan facility. Additionally, we are required to pay an upfront fee with respect to any funded additional term loans.

The applicable LIBOR and ABR margins and the commitment fee rate are calculated based upon the first lien net leverage ratio of Accel and its restricted subsidiaries on a consolidated basis, as defined in the Credit Agreement. Until the delivery of the initial financial statements under the Credit Agreement, the revolving loans and term loans bear interest, at the option of Accel, at either

(a)	ABR plus a margin of 1.25% or

(b)	LIBOR plus a margin of 2.25%.

The additional term loan facility is available for borrowings until the first anniversary of November 13, 2019 (“the Credit Agreement Closing Date”). Each of the revolving loans and the term loans mature on November 13, 2024.

The term loans and, once drawn, the additional term loans will amortize at an annual rate equal to approximately 5.00% per annum. Upon the consummation of certain non-ordinary course asset sales, we may be required to apply the net cash proceeds thereof to prepay outstanding term loans and additional term loans. The loans under the Credit Agreement may be prepaid without premium or penalty, subject to customary LIBOR “breakage” costs.

The Credit Agreement contains certain customary affirmative and negative covenants and events of default, and requires Accel and certain of its affiliates obligated under the Credit Agreement to make customary representations and warranties in connection with credit extensions thereunder.

In addition, the Credit Agreement requires Accel to maintain (a) a ratio of consolidated first lien net debt to consolidated EBITDA no greater than 4.50 to 1.00 and (b) a ratio of consolidated EBITDA to consolidated fixed charges no less than 1.20 to 1.00, in each case, tested as of the last day of each full fiscal quarter ending after the Credit Agreement Closing Date and determined on the basis of the four most recently ended fiscal quarters of Accel for which financial statements have been delivered pursuant to the Credit Agreement, subject to customary “equity cure” rights.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor. The failure to pay certain amounts owing under the Credit Agreement may result in an increase in the interest rate applicable thereto.

Accel was in compliance with all debt covenants as of December 31, 2019.

Prior Credit Facility

Accel’s Prior Credit Facility was a senior secured first lien credit facility, as amended, that consisted of a $125.0 million term loan , a contract draw loan facility of $170.0 million and a revolving credit facility of $85.0 million (as amended form time to time, the “Prior Credit Facility”). Accel’s Prior Credit Facility was with a syndicated group of banks with CIBC Bank USA, as administrative agent for the Lenders. Included in the revolving credit facility and contract draw loan were swing line sub-facilities of $5.0 million each.

The Prior Credit Facility was paid off with the proceeds from the Credit Agreement. In connection with the extinguishment of the Prior Credit Facility, the Company recorded a loss from debt extinguishment of $1.1 million.

Cash Flows

The following table summarizes Accel’s net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Net cash provided by operating activities	$45,565	$44,343	$33,097
Net cash used in investing activities	(151,532)	(73,547)	(70,870)
Net cash provided by financing activities	139,141	46,122	59,081

Net cash provided by operating activities

For the year ended December 31, 2019, net cash provided by operating activities was $45.6 million, an increase of $1.2 million over the comparable period of 2018. The increase was primarily attributable to an increase in gaming revenue from licensed establishments acquired from the 2018 Acquisitions and the 2019 acquisition of Grand River Jackpot.

For the year ended December 31, 2018, net cash provided by operating activities was $44.3 million, an increase of $11.2 million over the comparable period of 2017. The increase was primarily attributable to an increase in gaming revenue from new licensed establishments gained from the 2018 Acquisitions, and the full-year impact of licensed establishments from the Fair Share Gaming Acquisition in July 2017.

For the year ended December 31, 2017, net cash provided by operating activities was $33.1 million, an increase of $8.3 million over the comparable period of 2016. The increase was primarily attributable to an increase in gaming revenue from new licensed establishments and licensed establishments from the Fair Share Gaming Acquisition in July 2017.

Net cash used in investing activities

For the year ended December 31, 2019, net cash used in investing activities was $151.5 million, an increase of $78.0 million over the comparable period of 2018 and was primarily attributable to more cash used to fund business and asset acquisitions and our investment in convertible notes of $30 million. We anticipate our capital expenditures will be approximately $25 million in 2020.

For the year ended December 31, 2018, net cash used in investing activities was $73.5 million, an increase of $2.7 million over the comparable period of 2017. Capital spending, net of disposal of property and equipment, was $22.1 million and primarily attributable to purchases of video gaming equipment. Cash used for the 2018 Acquisitions, net of cash acquired, totaled $51.4 million.

For the year ended December 31, 2017, net cash used in investing activities was $70.9 million, an increase of $19.3 million over the comparable period of 2016. The increase in cash used was primarily attributed to the Fair Share Gaming Acquisition and purchases of gaming equipment for new and existing licensed establishments. Capital spending, net of disposal of property and equipment, was $23.4 million and primarily attributable to purchases of video gaming equipment. Cash used for the Fair Share Gaming Acquisition, net of cash acquired, totaled $45.1 million.

Net cash provided by financing activities

Cash from financing activities is primarily used to fund acquisitions, purchases of property and equipment, and for working capital requirements.

For the year ended December 31, 2019, net cash used in financing activities was $139.1 million, an increase of $93.0 million over the comparable period of 2018. The increase was due to increased borrowings on Accel’s credit facility to fund our business and asset acquisitions.

For the year ended December 31, 2018, net cash provided by financing activities was $46.1 million, a decrease of $13.0 million over the comparable period of 2017. The decrease was due to increased paydowns on Accel’s credit facility.

For the year ended December 31, 2017, net cash provided by financing activities was $59.1 million, an increase of $9.8 million over the comparable period of 2016. The increase was due to additional borrowings on Accel’s credit facility for the Fair Share Gaming Acquisition.

Critical Accounting Policies and Estimates

Accel prepares its consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to Accel. Material changes in certain of the estimates that Accel uses could affect, by a material amount, its consolidated financial position and results of operations. Although results may vary, Accel believes its estimates are reasonable and appropriate. The following describes certain significant accounting policies that involve more subjective and complex judgments where the effect on Accel’s consolidated financial position and operating performance could be material.

Revenue recognition

Accel generates revenues in the State of Illinois from the following types of services: Video gaming terminals, Amusements and ATMs. Revenue is disaggregated by type of revenue and is presented on the face of the consolidated statements of operations. Video gaming revenue is the win from gaming activities, which is the difference between gaming wins and losses. Amusement revenue represents amounts collected from machines operated at various licensed establishments. ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs.

Accel determined that in a gaming environment, whenever a customer’s money has been accepted by a machine, we have an obligation (an implied contract) to provide the customer access to the game and honor the outcome of the game (in the case of video gaming terminals). Accel determined that the implied contract is entered into between us and customers satisfies the requirements of a contract under Topic 606, as (i) the contract is legally enforceable with the customer, (ii) the arrangement identifies the rights of the parties, (iii) the contract has commercial substance, and (iv) the cash is received upfront from the customer so its collectability is probable. The gaming service is a single performance obligation in each implied contract with the customer. Accel applies the portfolio approach of all wins and losses by VGT daily to determine the total transaction price of the portfolio of implied contracts. Accel recognizes revenue when the single performance obligation is satisfied, which is at the completion of each game.

Route and customer acquisition costs

Accel’s route and customer acquisition costs consist of fees paid, typically an upfront payment and future installment payments over the life of the contract, entered into with third parties and licensed establishments throughout the State of Illinois. These contracts are non-cancelable and allow Accel to install and operate VGTs in various establishments throughout the State of Illinois. The upfront payment and future installment payments are recorded at the net present value using a discount rate equal to Accel’s incremental borrowing costs. Route acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the life of the contract, which upon adoption of Topic 606, includes expected renewals. Accel records the accretion of interest on the route installment payments in the consolidated statements of operations as a component of interest expense, net. For locations that close prior to the end of the contractual term, Accel writes-off the net book value of the route and the related installment payables not yet paid and records a gain or loss in the consolidated statements of operations as a component of general and administrative expense. Additionally, most of the route acquisition contracts allow Accel to clawback some upfront and installment payments over the first few years of a contract if the location is unable to secure the appropriate licensing or it goes out of business prior to the end of the contract term. In the case of instances where a claw-back is triggered and Accel assesses it as recoverable, a receivable will be recorded. Upfront payments with a claw-back prior to a location going live are capitalized and will not begin amortization until the respective licensed establishment commences operations.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of operations as other expenses, net.

Business combinations and goodwill

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which Accel obtains operating control over the acquired business.

The consideration paid is determined on the acquisition date and is the sum of the fair values of the assets acquired by Accel and the liabilities assumed by Accel, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any contingent consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in Accel’s consolidated statements of operations as other expenses, net.

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. Historically, the fair value determinations of net identifiable assets acquired and liabilities assumed for each of Accel’s business combinations did not result in the recognition of goodwill. On September 16, 2019, Accel acquired Grand River

Jackpot which was accounted for as a business combination using the acquisition method of accounting. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed resulted in goodwill of $34.5 million.

Accel reviews goodwill for impairment annually, as of October 1st, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. We compare the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, we would record an impairment loss equal to the difference. Given the very short timeframe between the initial recording of the goodwill and our annual impairment test on October 1, 2019, we did not perform a full valuation by a third party to determine the fair value of our goodwill. Instead, we assessed qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of our goodwill is less than its carrying amount. In performing this assessment, we considered such factors as our historical performance; our growth opportunities in existing markets; new markets; and new products. We also referenced our forecasts of revenue, operating income, and capital expenditures. If a valuation by a third party was performed, we would have been required us to make significant estimates and assumptions such as company forecasts, discount rates and growth rates, among others. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the goodwill, the amount of the goodwill impairment charge, or both.

Quarterly Results of Operations

The following table presents unaudited consolidated statement of operations data for each of the four quarters ended December 31, 2019 and 2018. We believe that all necessary adjustments have been included to fairly present the quarterly information when read in conjunction with our annual consolidated financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

(In thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2019:
Total revenues	$97,425	$104,267	$101,294	$121,399
Operating income (loss)	8,719	9,256	1,018	(5,657)
Income (loss) before income taxes	5,673	6,099	(2,297)	(10,140)
Net income (loss)	3,995	4,328	(1,598)	(12,589)
Net (loss) income per common share:
Basic(1)	0.07	0.07	(0.03)	(0.18)
Diluted(1)	0.06	0.07	(0.03)	(0.18)
2018:
Total revenues	$78,425	$80,940	$81,713	$90,915
Operating income	7,092	6,766	4,681	6,330
Income before income taxes	5,038	4,554	2,514	3,119
Net income (loss)	3,593	3,233	2,126	1,851
Net (loss) income per common share:
Basic(1)	0.06	0.06	0.04	0.03
Diluted(1)	0.06	0.05	0.03	0.03

(1)	Share amounts have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 3 to the consolidated financial statements.

As previously discussed, we incurred higher operating expenses in the third and fourth quarter of 2019 attributable to one-time expenses related to the Business Combination. The loss in the fourth quarter of 2019 was also impacted by larger fair value adjustments associated with the revaluation of contingent consideration liabilities related to acquisitions. Revenues in the fourth quarter of 2019 were positively impacted by the Grand River Jackpot acquisition.

As an EGC, we elected to use the non-public effective date and adopted the Topic 606 in the fourth quarter of 2019 for the annual period ended December 31, 2019. Our quarterly financial statement disclosure for the first nine months of 2019 reflect the previous accounting standard of Topic 605 and will not be restated for the adoption of Topic 606. The cumulative impact of the new revenue standard for fiscal year 2019 was recorded in the fourth quarter and reflects the adjustment as if we adopted the standard as of January 1, 2019.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

The following table sets forth Accel’s obligations and commitments to make future payments under contracts and contingent commitments as of December 31, 2019 (in thousands):

	Less than 1 Year	Due in 1 to 3 years	Due in 3 to 5 years	Due in over 5 years	Total
Credit facility principal payments(1)	$15,000	$30,000	$313,500	$—	$358,500
Interest payments on credit facility(2)	15,612	28,697	24,133	—	68,442
Operating lease obligations(3)	273	246	65	—	584

Total contractual obligations	$30,885	$58,943	$337,698	$—	$427,526

(1)	Term loans require quarterly principal payments of 1.25% of the outstanding loan amounts on the Credit Agreement Closing Date.
(2)	Interest payable monthly on unpaid balances at variable per annum LIBOR rate plus applicable margin.
(3)	Represents leased office space under agreements expiring between January 2020 through December 2023.

Route acquisition costs payable

Accel enters into contracts with third parties and licensed establishments throughout the State of Illinois which allow Accel to install and operate VGTs. Payments are due over varying terms of the individual agreements and are discounted at Accel’s incremental borrowing cost at the time the contract is acquired. As of December 31, 2019 and December 31, 2018, route acquisition costs payable was $6.5 million and $7.2 million, respectively. The cost payable is included on Accel’s balance sheets as a liability as its deemed to be both probable and estimable based on all available information; however, contractual payments are contingent upon continued future operations of the licensed establishments including ongoing compliance with licensing requirements.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of operations in other expenses, net. As of December 31, 2019 and December 31, 2018, the consideration payable balance was $26.7 million and $11.6 million, respectively.

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holidays, vacation seasons, and sporting events may also cause Accel’s results to fluctuate.

Quantitative and qualitative disclosure about market risk

Market risk represents the risk of loss that may impact Accel’s financial position due to adverse changes in financial market prices and rates. Market risk exposure is primarily the result of fluctuations in interest rates as well as, to a lesser extent, inflation.

Interest rate risk

Accel is exposed to interest rate risk in the ordinary course of its business. Accel’s borrowings under its senior secured credit facility was $358.5 million as of December 31, 2019. If the underlying interest rates were to increase by 1.0%, or 100 basis points, the increase in interest expense on Accel’s floating rate debt would negatively impact Accel’s future earnings and cash flows by approximately $3.6 million annually, assuming the balance outstanding under Accel’s credit facility remained at $358.5 million. Cash and cash equivalents are held in cash vaults, highly liquid, checking and money market accounts, VGTs, redemption terminals, ATMs, and amusement equipment. As a result, these amounts are not materially affected by changes in interest rates.

Inflation Risk

Accel does not believe that inflation has had a material effect on its results of operations, cash flows and financial condition in the last three years. Inflation may become a greater risk in the event of changes in current economic conditions and governmental fiscal policy.

MANAGEMENT

Directors and Executive Officers

The following table lists the names, ages and positions of our current executive officers and directors:

Name	Age	Title
Andrew Rubenstein	51	Chief Executive Officer, President and Director
Karl Peterson [2,3,4]	49	Chairman and Director
Brian Carroll	57	Chief Financial Officer
Derek Harmer	52	Secretary
Mark Phelan	51	Chief Revenue Officer
Gordon Rubenstein	48	Director
Kathleen Philips [1,2,3]	53	Director
David W. Ruttenberg [1,3,4]	78	Director
Eden Godsoe [1,2,4]	50	Director
Kenneth B. Rotman	53	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee
(4)	Member of the compliance committee

Each of the directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

A brief biography of each of our directors is set forth below.

Andrew Rubenstein has served as Accel’s Chief Executive Officer, Chairman (prior to the Business Combination) and a director since January 2013. Mr. A. Rubenstein is also a Manager of Accel Entertainment Gaming, LLC, a subsidiary of Accel and a regulated gaming entity in the state of Illinois. In 2009, Mr. A. Rubenstein founded Accel and served as founding chairman of the Accel Board (as defined in “Certain Relationships and Related Transactions”). Prior to serving as Accel’s founding chairman, Mr. A. Rubenstein was a co-owner and an executive of Seven, LLC and was an owner and operator of the largest liquor store chain in central Illinois by revenue, Super Liquors, Inc. Mr. A. Rubenstein is a graduate of Brandeis University where he earned a Bachelor of Arts degree, with honors, in Economics and Master of Arts degree in International Finance and Economics. We believe that Mr. Rubenstein’s prior experience working at Accel Entertainment as the CEO makes him well qualified to serve as a member of the Company Board.

Karl Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson served as a director, President and Chief Executive Officer of Pace from February of 2017 through the consummation of the Business Combination. Previously, he served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in 2015 through its business combination with Playa Hotels & Resorts B.V. in March of 2017.

From 2010 through 2016, Mr. Peterson was Managing Partner of TPG Europe LLP. Since rejoining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services, and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com and served as the company’s President and Chief Executive Officer. He led the business from its inception through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman Sachs & Co. LLC. Mr. Peterson is currently a director of Sabre Corporation and Playa Hotels & Resorts B.V.

Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration Degree with High Honors. Mr. Peterson is well-qualified to serve as a director because of his significant directorship experience, his broad experience in the technology, media, financial services and travel sectors and his previous role as a director of Pace Holdings Corp. We believe that Mr. Peterson’s prior experience with high growth companies, especially in media, makes him well qualified to serve as a member of the Company Board.

Gordon Rubenstein is Managing Partner of Raine Ventures where he leads the Raine Group’s venture capital platform. He is also the Co-Founder of Accel, is one of the original and current Managers of Accel Entertainment Gaming, LLC, and serves on the Board of Directors and also has held the title of Vice Chairman. Prior to joining Raine in 2013, Mr. G. Rubenstein founded and managed Pacific Partners, an operationally-focused venture capital partnership with backing from George Soros, Sam Zell, leading technology executives and entrepreneurs as well as partners from KKR, Silver Lake and Freeman Spogli. In addition, Mr. G. Rubenstein co-founded Astro Gaming (acquired by Skullcandy (Nasdaq: SKUL)), and Rave Digital Media (acquired by AMC Entertainment). Currently, Mr. G. Rubenstein serves on the boards of directors of Tastemade Inc., Happn and TVTime. Additionally, Mr. G. Rubenstein served on the board of directors of Cheddar until stepping down after its sale to Altice (ATUS). In addition, he is an observer to several other Raine Venture partner company boards. Mr. G. Rubenstein has an A.B. from the University of Michigan. He serves on the San Francisco Education Fund Leadership Counsel and lives in San Francisco with his wife and three children. We believe that Mr. Rubenstein’s experience in high growth companies, the gaming industry, and experience at Accel makes him well qualified to serve as a member of the Company Board.

Kathleen Philips served as a director of Pace from June 2017 through the consummation of the Business Combination. Ms. Philips has served as an advisor at Zillow Group, Inc. since January 2019. During her tenure with Zillow Group, Ms. Philips has held many leadership positions, including chief legal officer from September 2014 until December 2018, secretary from July 2010 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from the University of Chicago. Ms. Philips is well-qualified to serve as a director because of her senior management experience at a growth-oriented, publicly-traded company. We believe that Ms. Philips’s wide range of legal experience with rapidly growing companies makes her well qualified to serve as a member of the Company Board.

David W. Ruttenberg has served as Accel’s director since 2013, and served as Chairman of the compensation committee of the Accel Board until the consummation of the Business Combination. Mr. Ruttenberg founded and served as Chairman of Belgravia Group Limited, a real estate development company, since 2014. In addition, Mr. Ruttenberg is the founder and President of Lakewest, Inc. (a real estate investment company), President of Lakeden Ltd. (a real estate investment company), Partner of Lakewest Venture Partners (a venture investment company), Ruttenberg, Gilmartin and Reis LLC (law firm) and President of David C. & Sarajean Ruttenberg Arts Foundation (a private operating foundation). Mr. Ruttenberg received his Bachelor of Science degree in Economics from Cornell University and his Juris Doctor degree from Northwestern School of Law. We believe that Mr. Ruttenberg’s business expertise, financial acumen and business industry contacts make him well qualified to serve as a member of the Company Board.

Eden Godsoe is currently the Vice President of Operations at Zeus Living. In this role, Ms. Godsoe manages all aspects of operations including customer experience, field operations and supply chain. Prior to joining Zeus Living, Ms. Godsoe served as Vice President of Strategy and Market Effectiveness at Sunrun where she was responsible for setting the corporate strategy and operating plan as well as implementing growth and margin initiatives. Prior to Sunrun, Ms. Godsoe was the Founder and CEO of two startups—FaveRave, an employee engagement and workforce insights platform, and SkinnyScoop, a consumer polling and social curation platform. Earlier in her career, Ms. Godsoe was the Director of Sales, Marketing and Customer Service at Comcast and Director of Product Management and Marketing at Covad Communications. Ms. Godsoe began her career as an M&A financial analyst at Morgan Stanley. Ms. Godsoe holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics and Philosophy from the University of Western Ontario. She currently serves on the board of SMART, a San Francisco non-profit, and has previously served on the board of the Stanford Business School Fund. We believe that Ms. Godsoe’s past experience running her own startups makes her well qualified to serve as a member of the Company Board.

Kenneth B. Rotman is the Chief Executive Officer and Managing Director of Clairvest Group Inc., a publicly-traded Toronto-based private equity firm (Toronto Stock Exchange: CVG). He has more than 25 years of experience as a private equity investor. Prior to joining Clairvest in October 1993, Mr. Rotman spent just under three years at E. M. Warburg, Pincus & Co. where Mr. Rotman principally focused on media, communications and manufacturing transactions in North America and the United Kingdom. In addition to serving on the board of directors of Clairvest, he has participated on the boards of numerous public and private companies, including: Also Energy, MAG Aerospace, Discovery Air, Top Aces, Light Tower Rental, PEER 1 Network Enterprises, Hudson Valley Waste, Shepell•fgi, Sparkling Spring Water and Winters Brothers Waste Systems. Mr. Rotman also serves on the board of directors of numerous charitable organizations. He earned a B.A. from Tufts University in 1988, a M.Sc. from the London School of Economics in 1989 and a M.B.A. from New York University Stern School of Business in 1991. We believe that Mr. Rotman’s experience with Clairvest and extensive business experience with a variety of companies makes him well qualified to serve as a member of the Company Board.

Officers

A brief biography of each of our officers (other than Andrew Rubenstein) is set forth below. Please see the section entitled “ —Directors” for biographical information about Andrew Rubenstein.

Brian Carroll has served as Accel’s Chief Financial Officer since 2014. Prior to joining Accel in 2014, Mr. Carroll was the Chief Executive Officer of Calumet Holdings International (a photographic and lighting retailer and manufacturer) consisting of 7 operating companies throughout the U.S, China and the balance throughout Europe. Prior to joining Calumet, Mr. Carroll served as Vice President of Finance for Chef Solutions Holdings– a food manufacturing subsidiary of Lufthansa Airlines which was then sold to the private equity arm of Jay Alix Partners (American consulting firm best known for its work in the turnaround space.). Prior to joining Chef Solutions, Mr. Carroll was the principal for LCK Consulting which provided complex financial and litigation-related consulting. Additionally, from 2002 to 2004 Mr. Carroll was appointed as Special Master mediating complex financial litigation for the United States District Court for the Southern District of Ohio. Mr. Carroll is a C.P.A., and holds a Bachelor of Business Administration degree in Finance from Loyola University Chicago, a Master of Business Administration degree from DePaul University and a Juris Doctor degree from University of Illinois-Chicago John Marshall Law School.

Derek Harmer served as Accel’s General Counsel, Chief Compliance Officer and Secretary since 2012, and currently serves as Secretary of the Company. Mr. Harmer has served as Vice President and Secretary of the Illinois Gaming Machine Operators Association for the past four years. Prior to joining Accel in 2012,

Mr. Harmer was the President of Stadium Technology Group, a software and systems company dedicated to creating race and sports book management systems for kiosk and mobile platforms. Prior to joining Stadium Technology Group, Mr. Harmer served as Senior Vice President of Progressive Gaming International Corporation where he oversaw a strategic business unit created to commercialize emerging gaming technologies. Prior to joining Progressive Gaming International Corporation, Mr. Harmer served in various management positions at WMS Gaming Inc. and as Deputy Attorney General in the state of Nevada, Gaming Division, where he was in house counsel to the Nevada Gaming Control Board and Nevada Gaming Commission. Mr. Harmer received his Bachelor of Arts degree in Criminal Justice from the University of Illinois-Chicago and his Juris Doctor degree from Drake University.

Mark Phelan has served as Accel’s Chief Revenue Officer since 2017. Prior to joining Accel in 2017, Mr. Phelan has worked as a Director of Research and Portfolio Manager at SFG Asset Advisors, an investment office. Prior to this experience, Mr. Phelan was the Chief Executive Officer of M22 Capital LLC, a Registered Investment Advisor that managed capital for high net worth individuals, from 2011 to 2013. He also served as a Managing Director of Piper Jaffray & Co., an investment banking platform, from 2004 to 2011. Prior to Piper Jaffray, Mr. Phelan served as the Head of Asian Derivatives Trading at DRW Trading Group. Mr. Phelan received his Bachelor of Arts in English Language and Literature/Letters from the University of Chicago, a Masters of Arts in International Relations and Affairs from the University of Chicago and a Master of Business Administration from the University of Chicago Booth School of Business.

Director and Executive Officer Qualifications

The Company has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the Company Board to possess. However, the Company expects generally to evaluate the following qualities in evaluating candidates for director and officer positions: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of the Company’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of the Company’s stockholders.

The Company intends that a majority of the members of the Company Board will meet the criteria for independence under applicable SEC and NYSE rules. The Nominating and Governance Committee of the Company Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Company Board.

The above-mentioned attributes, along with the leadership skills and other experiences of the Company’s officers and the Company Board members described above, are expected to provide the Company with a diverse range of perspectives and judgment necessary to facilitate the Company’s goals of stockholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

The Company Board is divided into three classes with staggered three-year terms: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of Accel stockholders, with the other classes continuing for the remainder of their respective three-year terms. The initial term of office of Class I directors, which consist of Karl Peterson and Andrew Rubenstein, will expire at the 2020 annual meeting of stockholders. The initial term of office of Class II directors, which consists of Gordon Rubenstein and David W. Ruttenberg, will expire at the 2021 annual meeting of stockholders. The initial term of office of Class III directors, which consists of Eden Godsoe, Kathleen Philips and Kenneth B. Rotman, will expire at the 2022 annual meeting of stockholders.

The Charter and Bylaws, which came into effect upon the consummation of the Business Combination, provide that only the Company Board may fill vacancies on the Company Board by a vote of the majority of the Company Board then in existence. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so as to maintain the number of directors in each class as nearly equal as possible.

The Company’s officers are elected by the Company Board and serve at the discretion of the Company Board, rather than for specific terms of office. The Company Board is authorized to appoint persons to the offices set forth in the Charter as it deems appropriate. The Bylaws provide that the Company’s officers may consist of a Chief Executive Officer, a Chief Financial Officer, Secretary, Chairman, Treasurer, Presidents, Vice Presidents, Assistant Secretaries and such other offices as may be determined by the Company Board.

Director Independence

NYSE listing standards require that a majority of the Company Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Company Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Ruttenberg, Rotman and Peterson and Mses. Godsoe and Philips are independent pursuant to the NYSE listing rules.

Board Leadership Structure

Currently, our leadership structure separates the roles of Chairman of the Board and Chief Executive Officer, with Mr. Rubenstein serving as our Chief Executive Officer and Mr. Peterson serving as our Chairman of the Board. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Chairman, Mr. Peterson, among other responsibilities, presides over regularly scheduled meetings of the Company Board, serves as a liaison between the directors, and performs such additional duties as the Company Board may otherwise determine and delegate. By having Mr. Peterson serve as Chairman of the Company Board, Mr. Rubenstein is better able to focus his attention on running our Company. Additionally, as of February 27, 2020, Mr. Gordon Rubenstein serves as the Vice Chairman of the Company Board. His responsibilities as Vice Chairman include acting as a resource to other members of the Company Board in respect of industry practices, competitive landscape, regulatory issues, business opportunities and other matters, and leading Company Board meetings in conjunction with the Chairman of the Company Board, Mr. Peterson, or acting in such capacity in his absence.

Board Committees

Upon the consummation of the Business Combination, the Company Board established three standing committees, each of which will have the composition and responsibilities described below. NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. The Company Board may from time to time establish other committees to facilitate the Company’s governance. Members serve on these committees until their resignation or until otherwise determined by the Company Board. Each committee shall operate under a written charter approved by the Company Board that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Audit Committee

The Audit Committee (the “Audit Committee”) consists of three members appointed by the Company Board, with one member serving as the chairperson. As of December 31, 2019, the members of the Audit Committee were

Kathleen Philips (Chair), David W. Ruttenberg and Eden Godsoe. The chairperson of the Audit Committee qualifies as an “audit committee financial expert” as that term is as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the Company’s Audit Committee and the Company Board. Each of the Audit Committee members must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Under Rule 10A-3 under the Exchange Act, in order to be considered independent, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Effective upon the consummation of the Business Combination, the Company Board adopted an Audit Committee Charter, pursuant to which the Audit Committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit the Company’s consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the Company’s interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of the Company’s internal controls and internal audit function:

•	reviewing proposed waivers of the global code of conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the board of directors);

•	reviewing material related party transactions or those that require disclosure;

•	selecting a firm to serve as the independent registered public accounting firm to audit the Company’s consolidated financial statements; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee (the “Compensation Committee”) consists of three members appointed by the Company Board, with one member serving as the chairperson. As of December 31, 2019, the members of the Compensation Committee were Karl Peterson, Kathleen Philips and Eden Godsoe (Chair). The composition of the Compensation Committee must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Additionally, each member of the Compensation Committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Effective upon the consummation of the Business Combination, the Company Board adopted a Compensation Committee Charter, pursuant to which the Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation of the Company’s executive officers, other than the Company’s chief executive officer;

•	evaluating the performance of the Company’s chief executive officer in light of the Company’s goals and objectives;

•	reviewing and recommending to the Company Board the compensation of the Company’s directors;

•	administering the Company’s cash and equity incentive plans;

•	reviewing and approving, or making recommendations to the Company Board with respect to, incentive compensation and equity plans; and

•	reviewing the Company’s overall compensation policies.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating and Governance Committee”) consists of three members appointed by the Company Board, with one member serving as the chairperson. As of December 31, 2019, the members of the Nominating and Governance Committee were Karl Peterson (Chair), Kathleen Philips and David W. Ruttenberg. The composition of the Nominating and Governance Committee must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Effective upon the consummation of the Business Combination, the Company Board adopted a Nominating and Governance Committee Charter, pursuant to which the Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on the Company Board;

•	recommending directors to serve on board committees;

•	reviewing and recommending the Company’s corporate governance guidelines and policies;

•	reviewing senior management succession, including with respect to the chief executive officer;

•	evaluating, and overseeing the process of evaluating, the performance of the Company Board and individual directors; and

•	assisting the Company Board on corporate governance matters.

Compliance Committee

The Compliance Committee (the “Compliance Committee”) consists of three members appointed by the Company Board, with one member serving as the chairperson. As of December 31, 2019, the members of the Compliance Committee were Karl Peterson, David W. Ruttenberg (Chair) and Eden Godsoe. Effective upon the consummation of the Business Combination, the Company Board adopted a Compliance Committee Charter, pursuant to which the Compliance Committee’s principal functions are:

•	ensuring compliance with gaming laws, regulations, policies applicable to the operations of the Company in all jurisdictions in which it conducts business;

•	providing appropriate reports to gaming authorities advising the authorities of the Company’s compliance efforts;

•	performing due diligence in respect of proposed transactions and associations; and

•	collecting information from gaming authorities to help the Company maintain and enhance its compliance with gaming laws and regulations.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, the Company Board adopted a code of business conduct and ethics that applies to all of the employees, officers and directors of the Company. Among other matters, the code of business conduct and ethics requires the employees, officers and directors of the Company to adhere to the following principles:

•	honesty and candor in the Company’s activities, including observance of the spirit, as well as the letter of the law;

•	avoidance of conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts;

•	avoidance of payments to candidates running for government posts or other government officials;

•	compliance with generally accepted accounting principles and controls;

•	maintenance of the Company’s reputation and avoidance of activities which might reflect adversely on the Company; and

•	integrity in dealing with the Company’s assets.

The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of the Company’s business.

Compensation Committee Interlocks and Insider Participation

Since the consummation of the Business Combination on November 20, 2019, our Compensation Committee has been comprised of Eden Godsoe, Karl Peterson and Kathleen Philips. Other than Mr. Peterson, who served as President and Chief Executive Officer of Pace prior to the consummation of the Business Combination, none of the foregoing individuals has ever served as an officer or employee of the Company. For information required to be disclosed under Item 404(a) of Regulation S-K for Ms. Godsoe, Mr. Peterson and Ms. Philips, please see the section entitled “Certain Relationships and Related Transactions.”

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any other entity at which any of the executive officers of such other entity have served on the Company Board, or the Compensation Committee.

EXECUTIVE COMPENSATION

Pace was, and immediately following the Business Combination Accel is, an emerging growth company. Accordingly, Accel has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in rules promulgated under the Securities Act.

2019 and 2018 Summary Compensation Table

Accel’s “named executive officers” for the fiscal years ended December 31, 2019 and December 31, 2018, were Andrew Rubenstein, Chief Executive Officer, Brian Carroll, Chief Financial Officer, Derek Harmer, Secretary and Chief Compliance Officer and Karl Peterson, the former Chief Executive Officer (collectively, the “NEOs”).

The following table sets forth the annual base salary and other compensation paid to each of the NEOs for the fiscal years ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Fiscal Year	Salary	Stock Awards($)(1)	Option Awards($)(2)	Nonequity Incentive Plan Compensation($)(3)	All Other Compensation(4)	Total ($)
Andrew Rubenstein	2019	$637,981	$1,094,220	—	$750,000	$10,346	$2,492,547
Chief Executive Officer	2018	$522,596	$988	—	$650,000	$12,178	$1,185,762

Brian Carroll	2019	$268,826	—	—	—	$12,521	$281,347
Chief Financial Officer	2018	$256,025	—	$39,436	$55,000	$11,843	$362,304

Derek Harmer	2019	$308,751	—	—	$155,000	$12,951	$476,702
General Counsel and Chief Compliance Officer	2018	$274,683	—	$63,098	$100,000	$8,648	$446,429

Karl Peterson	2019	—	—	—	—	—	—
Former Chief Executive Officer(5)	2018	—	—	—	—	—	—

(1)

The amounts reported in the “Stock Awards” column represent grant date fair value of the restricted stock granted to the NEOs during the fiscal years ended December 31, 2019 and December 31, 2018 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the restricted stock.

(2)

The amounts reported in the “Option Awards” column represent the grant date fair value of the stock options granted to the NEOs during the fiscal years ended December 31, 2019 and December 31, 2018 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the stock options.

(3)

The amount reported in the “Nonequity Incentive Plan Compensation” column represents the annual cash discretionary bonuses, which were approved by the Accel Board (as defined in “Certain Relationships and Related Transactions”), earned by the NEOs pursuant to the achievement of certain Accel and individual performance objectives.

(4)	“Other Compensation” consists of Accel’s matching contributions to the 401(k) Plan or other retirement plan, health insurance premiums, vehicle allowances and travel expenses.
(5)	Karl Peterson ceased to be the Chief Executive Officer of Pace on November 20, 2019 in connection with the consummation of the Business Combination.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options for each of the NEOs outstanding as of December 31, 2019.

Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Andrew Rubenstein	5/9/2016	(2)(3)	—	343,770	$2.33	8/30/2021

Brian Carroll	5/9/2016	(3)(4)	—	103,131	$2.33	8/30/2021
	12/12/2017	(2)(3)	4,297	12,891	$4.07	12/12/2023
	12/19/2018	(2)(3)	4,297	17,188	$5.24	12/11/2024

Derek Harmer	5/9/2016	(3)(4)	—	103,131	$2.33	8/30/2021
	12/12/2017	(2)(3)	6,875	20,626	$4.07	12/12/2023
	12/19/2018	(2)(3)	6,875	27,502	$5.24	12/11/2024

Karl Peterson	—		—	—	—	—

(1)

This table does not include warrants or performance-based Shares that the NEOs have received in connection with the consummation of the Business Combination. For additional information, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.

(2)

Granted under Accel’s 2016 Plan (as defined in “—Equity Incentive Plans of Accel—Accel Entertainment, Inc.’s 2016 Equity Incentive Plan.”) The shares subject to the stock option vest over a four-year period, with 25% of the shares vesting on each annual anniversary of the vesting commencement date, subject to continued service with Accel through each vesting date. The options may be exercised for three months after the termination of the grantee’s employment with Accel.

(3)	Vesting commenced on the date that is one year after the grant date.
(4)

Granted under Accel’s 2011 Plan (as defined in “—Equity Incentive Plans of Accel—Accel Entertainment, Inc.’s 2016 Equity Incentive Plan”). The shares subject to the stock option vest over a five-year period, with 20% of the shares vesting on each annual anniversary of the vesting commencement date, subject to continued service with Accel through each vesting date. The options may be exercised for three months after the termination of the grantee’s employment with Accel.

Employment Agreements

Andrew Rubenstein

On January 28, 2013, Accel entered into an employment agreement with Andrew Rubenstein (as amended on April 7, 2017 (with an effective date of December 12, 2016) and January 31, 2019). Under the terms of his employment agreement, Mr. Rubenstein is employed as the Chief Executive Officer of Accel, reporting to the Accel Board (as defined in “Certain Relationships and Related Transactions”). Mr. Rubenstein is entitled to receive an annual salary of $650,000 starting January 27, 2019, subject to annual 6% increases, and, subject to Accel meeting certain performance objectives, is eligible to receive an annual bonus and earn a number of restricted shares of Accel common stock, of which 24,469 remained outstanding and eligible for vesting as of the closing of the Business Combination (the “Restricted Shares”). Accel or Mr. Rubenstein may terminate the employment at any time. In the event that Mr. Rubenstein is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended by Accel after the expected completion date of January 27, 2024, and the reason for such non-renewal or extension is not related to a termination for cause, disability or his death, Mr. Rubenstein will be entitled to receive an amount equal to two times the average of his base salary and cash bonus received during the two fiscal years prior to the date of termination. Under the employment agreement, Mr. Rubenstein is subject to non-competition and non-solicitation restrictions during his employment and for a period of five years thereafter. Mr. Rubenstein’s Restricted Shares vested in connection with the closing of the Business Combination with performance deemed satisfied at target levels.

Brian Carroll

On March 18, 2014, Accel entered into an employment agreement with Brian Carroll (as amended on November 9, 2017 and July 9, 2018). Under the terms of his employment agreement, Mr. Carroll is employed as the Chief Financial Officer of Accel, reporting to the Chief Executive Officer. Mr. Carroll is entitled to receive an annual salary of $247,000, subject to annual 3-10% increases based on the performance of Mr. Carroll and Accel, and is eligible to receive sales commissions and, subject to discretion of the Accel Board, long- term equity incentives and an annual bonus. Accel or Mr. Carroll may terminate the employment at any time upon giving prior written notice to the other party. In the event that Mr. Carroll is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended by Accel and the reason for such non-renewal or extension is not related to a termination for cause, disability or his death, Mr. Carroll will be entitled to receive an amount equal to one-half of the base salary and target cash bonus he received during the 360 days prior to the date of termination. Under the employment agreement, Mr. Carroll is subject to non-competition and non-solicitation restrictions during his employment and for a period of two and five years thereafter, respectively.

Derek Harmer

On July 9, 2012, Accel entered into an employment agreement with Derek Harmer (as amended on November 8, 2017 and July 9, 2018). Under the terms of his employment agreement, Mr. Harmer is employed as the General Counsel and Chief Compliance Officer of Accel, reporting to the Chief Executive Officer. Mr. Harmer is entitled to receive an annual salary of $265,000, subject to annual 3-10% increases based on the performance of Mr. Harmer and Accel, and is eligible to receive sales commissions and, subject to discretion of the Accel Board, long-term equity incentives and an annual cash bonus. Accel or Mr. Harmer may terminate the employment at any time upon giving thirty days prior written notice to the other party. In the event that Mr. Harmer is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended and the reason for such non-renewal is not related to a termination for cause, disability or his death, Mr. Harmer will be entitled to receive an amount equal to two-thirds of the base salary and target bonus he received during the 360 days prior to the date of termination. Under the employment agreement, Mr. Harmer is subject to non-competition and non-solicitation restrictions during his employment and for a period of five years thereafter.

Equity Incentive Plans of Accel

Accel Entertainment, Inc. 2011 Equity Incentive Plan

On April 13, 2011, the Accel Board approved the Accel Entertainment, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which was subsequently approved by the Accel majority stockholders on December 2, 2011. The Accel Board, or a committee thereof appointed by the Accel Board, administered the 2011 Plan and the awards granted under it.

A total of 270,000 shares of Class A common stock, no par value, of Accel (the “Accel Class A Common Stock”) were initially reserved for issuance pursuant to future awards under the 2011 Plan. The 2011 Plan provided for the grant of incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards could be granted under the 2011 Plan to Accel’s employees, directors and consultants.

Accel Entertainment, Inc. 2016 Equity Incentive Plan

On June 20, 2016, the Accel Board approved the Accel Entertainment, Inc. 2016 Plan (“2016 Plan”), which was subsequently approved by Accel stockholders on December 13, 2016. The Accel Board, or a committee thereof appointed by the Accel Board, administered the 2016 Plan and the awards granted under it.

A total of 305,724 shares of Accel Class A Common Stock were initially reserved for issuance pursuant to future awards under the 2016 Plan.

The 2016 Plan provided for the grant of incentive stock options, which qualified for favorable tax treatment to their recipients under Section 422 of the Code, nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards could be granted under the 2016 Plan to Accel’s employees, directors and consultants.

In connection with the Business Combination, any vested and unexercised stock options outstanding under the 2011 Plan or the 2016 Plan were cancelled for no consideration and ceased to exist upon the consummation of the Business Combination. In addition, any unvested stock options outstanding under the 2011 Plan or the 2016 Plan were converted into a stock option that will be exercisable for a number of Class A-1 Shares calculated as specified in the Transaction Agreement, in accordance with the vesting schedule as in effect prior to the Business Combination. The total number of stock options subject to such vesting following the Business Combination was 71,467.

Long Term Incentive Plan

On the closing date of the Business Combination, the Accel Entertainment, Inc. Long Term Incentive Plan (the “LTIP”) became effective. The purpose of the LTIP is to enhance the Company and its affiliates’ ability to attract, retain and motivate persons who make important contributions to the Company and its affiliates by providing those individuals with equity ownership opportunities. The LTIP provides for grants of a variety of awards, including, but not limited to: incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, cash incentive awards, and other stock-based awards. Officers or employees of the Company or any of its affiliates or any other person who provides services to the Company or any of its affiliates, including directors of the Company, will be eligible for grants under the LTIP. The Company has reserved a total of 6,000,000 Class A-1 Shares for issuance pursuant to the LTIP, subject to certain adjustments set forth therein.

Retirement and Other Benefits

Accel maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the NEOs. Each participant in the 401(k) plan may elect to defer from 0% to 90% of compensation, subject to limitations under the Internal Revenue Code and Employee Retirement Income Security Act. Accel matches up to 50% of its employees’ contributions to the 401(k) plan, so long as the employee contributes at least 5% of their annual compensation (not including any bonus, severance or legal settlements). Accel does not provide any pension benefits. Accel maintains various other employee benefit plans, including medical, dental and life insurance.

Director Compensation

In fiscal year 2019, non-employee directors received no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, and lodging expenses. Accordingly, Accel did not pay fees to directors for attendance at meetings of its board of directors or its committees in fiscal year 2019.

Bankruptcies

Brian Carroll was the Chief Executive Officer of Calumet Holdings International and its principal U.S. operating subsidiary, Calumet Photographic Inc., until November 2013. In addition to Calumet Photographic Inc., Calumet Holdings International also consisted of an operating company in China and five operating companies in Europe. In March of 2014, Calumet Photographic Inc. filed for Chapter 13 Bankruptcy Protection.

USE OF PROCEEDS

We will receive up to an aggregate of $256,833,042 from the exercise of all Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants, assuming the exercise in full of all such Accel Warrants for cash. Other than such proceeds, the Selling Holders will receive all of the net proceeds from the sale of the securities. See “Selling Holders” beginning on page 94. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of any Accel Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

MARKET INFORMATION FOR OUR COMMON STOCK

The Class A-1 Shares are listed on the NYSE under the symbol “ACEL.” As of February 14, 2020, we had 142 holders of record of our Class A-1 Shares, based on information provided by our transfer agent.

The Accel Warrants are traded on the NYSE under the symbol “ACEL.WS”. As of February 14, 2020, we had 83 holders of record of Accel Warrants, based on information provided by our transfer agent.

Dividends

The Company has not paid any cash dividends on its capital stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Company Board. However, we do not anticipate paying any dividends for the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2019 regarding the beneficial ownership of the Company’s capital stock by:

•	each person known to be the beneficial owner of more than 5% of the outstanding Class A-1 Shares;

•	each director and named executive officer of the Company, in each case, after giving effect to the issuance of 1,596,636 Class A-1 Shares upon exchange of Class A-2 Shares on January 14, 2020; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 78,234,106 Class A-1 Shares issued and outstanding as of December 31, 2019, after giving effect to the issuance of 1,596,636 Class A-1 Shares upon conversion of Class A-2 Shares on January 14, 2020. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	Options Exercisable within 60 Days of 12/31/2019	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
The Rubenstein Family(2)	14,429,540	—	18.44%
Clairvest(3)	16,649,659	—	21.28%
Simcoe Capital Management, LLC(4)	4,037,009	—	5.16%
Fairview Capital Management, LLC (5)	7,227,235	—	9.24%
Named Executive Officers and Directors:
Andrew Rubenstein(6)	8,350,293	—	10.67%
Karl Peterson(7)	2,775,646	—	3.55%
Brian Carroll	322,982	8,594	*
Derek Harmer	185,473	13,750	*
Gordon Rubenstein(8)	3,003,457	—	3.84%
Kathleen Philips(9)	40,000	—	*
David W. Ruttenberg(10)	1,974,099	—	2.52%
Ken Rotman(11)	—	—	—
Eden Godsoe(12)	—	—	—
All executive officers and directors as a group (10 persons)	16,689,515	22,344	21.33%

*	Less than 1 percent.
(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 140 Tower Drive, Burr Ridge, IL 60527.
(2)

Includes shares beneficially owned by Andrew Rubenstein, Gordon Rubenstein, Jeffrey C. Rubenstein, NFS LLC IRA FBO Jeffrey C. Rubenstein and Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust.

(3)

Includes shares beneficially owned by Clairvest Equity Partners V-A Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. The address of each of the foregoing is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC by Simcoe Capital Management, LLC on November 25, 2019. Of the shares beneficially owned, Simcoe Capital Management, LLC reported that it had sole voting and dispositive power with respect to 0 shares, and shared voting and dispositive power with respect to 4,037,009 shares. The address for Simcoe Capital Management, LLC is 509 Madison Avenue, Suite 2200, New York, New York 10022.

(5)

Based solely on information contained in a Schedule 13G filed with the SEC by Fairview Capital Investment Management, LLC on December 23, 2019. Of the shares beneficially owned, Fairview Capital Investment Management, LLC reported that it had sole voting and dispositive power with respect to 0 shares, and shared voting and dispositive power with respect to 7,227,235 shares. The address for Fairview Capital Investment Management, LLC is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904.

(6)	Includes shares beneficially owned by Mr. Rubenstein through Harry R, LLC.
(7)

Includes shares beneficially owned by Mr. Peterson through Peterson Capital Partners, LP, by Karter Peterson and by Kennedy Peterson. Peterson Capital Partners, LP’s address is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)

Includes shares beneficially owned by Mr. Rubenstein through Fund Indy LLC, The PrivateBank &Trust Company, as Custodian of the Gordon Rubenstein SEP IRA, and Gordon S. Rubenstein and Krista M. Ramonas Joint Revocable Trust.

(9)	The address of Ms. Philips is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(10)

Includes shares beneficially owned by Mr. Ruttenberg, solely as trustee, or his successors in trust, of the David W. Ruttenberg Revocable Trust, as now or hereafter amended, and through Grant Place Fund LLC, Crilly Court Trust and Lakewest Gaming G.P.

(11)	The address of Mr. Rotman is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
(12)	The address of Ms. Godsoe is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

SELLING HOLDERS

This prospectus relates in part to the possible offer and resale by the Selling Holders of up to 65,868,235 Class A-1 Shares and 7,114,538 Accel Warrants. The Class A-1 Shares registered hereunder include Class A-1 shares that may be issued upon the exercise of outstanding Accel Warrants or the exchange of the outstanding Class A-2 Shares.

The Business Combination

Upon the Pace Domestication, by virtue of the filing of certificate of corporate domestication and the filing of the Charter with the Secretary of State of the State of Delaware, (i) each Pace Public Share converted into one Class A-1 Share, (ii) each Founder Ordinary Share converted into one Class F Share and (iii) the outstanding warrants that were exercisable for one Pace Public Share automatically became warrants exercisable for a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

•

Immediately following the Pace Domestication, Pace, the Shareholder Representatives and the Sellers consummated the Business Combination, including the Stock Purchase, and following the closing of the Stock Purchase, the merger of Accel with and into NewCo, with NewCo surviving such merger. In connection with the Business Combination:

•	certain Sellers received, in the aggregate, 24,285,196 Class A-1 Shares, and 1,196,283 Accel Warrants in the Business Combination Private Placement in exchange for their shares Accel Stock;

•	the PIPE Investors consummated the purchase of 4,696,675 Class A-1 Shares, for cash, in the Investment Private Placement, pursuant to the terms of the Subscription Agreements;

•

the Initial Pace Holders, who constituted the independent directors of Pace at the consummation of the Business Combination, or their transferees received, in the aggregate, 200,000 Class A-1 Shares in exchange for an equal number of their Class F Shares in the Director Share Exchange, pursuant to the terms of those certain letter agreements, dated June 13, 2019, by and between Pace and such independent directors;

•

the Initial Pace Sponsor received 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares in exchange for its Founder Ordinary Shares in the Sponsor Share Exchange, pursuant to the terms of that certain letter agreement dated as of June 13, 2019 (as amended on July 22, 2019) by and among the Initial Pace Sponsor, Pace and the Shareholder Representatives; and

•	the Initial Pace Sponsor distributed 7,800,000 Class A-1 Shares, 2,000,000 Class A-2 Shares and 4,888,889 Pace Private Placement Warrants to the Pace Sponsor Members.

Beneficial Ownership

Up to 65,868,235 of our Class A-1 Shares may be offered for resale by the Selling Holders under this prospectus, including (a) 53,753,698 Class A-1 Shares currently owned by the Selling Holders, including the shares issued in connection with the Business Combination Private Placement, the Investment Private Placement, the Director Share Exchange and the Sponsor Share Exchange; (b) 4,999,999 Class A-1 Shares that may be issued upon the exchange of the Class A-2 Shares (including, 1,596,636 Class A-1 Shares that were so issued on January 14, 2020); and (c) 7,114,538 Class A-1 Shares that may be issued upon exercise of Accel Warrants covered by this prospectus, including Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain Accel Public Warrants.

Up to 7,114,538 Accel Warrants may be offered for resale by the Selling Holders under this prospectus, including the Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain

Accel Public Warrants. Information for each additional Selling Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Holder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Holder and the number of Class A-1 Shares and Accel Warrants registered on its behalf. A Selling Holder may sell all, some or none of such securities in this offering. See the section entitled “Plan of Distribution” beginning on page 100.

The following table sets forth the number of Class A-1 Shares and Accel Warrants that may be offered by the Selling Holders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus, based on the assumptions that: (i) all securities registered for sale by this registration statement will be sold by or on behalf of the Selling Holders; and (ii) no other securities will be acquired prior to completion of this offering by the Selling Holders. The Selling Holders are not making any representation that any securities covered by this prospectus will be offered for sale. The Selling Holders reserve the right to accept or reject, in whole or in part, any proposed sale of the securities. For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the securities beneficially owned by them. The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the tables are based on 78,234,106 Class A-1 Shares and 22,333,308 Accel Warrants outstanding as of December 31, 2019, as applicable, after giving effect to the issuance of 1,596,636 Class A-1 Shares upon exchange of Class A-2 Shares on January 14, 2020. In calculating the percentage for a particular Selling Holder’s beneficial ownership of Class A-1 Shares, we treated as outstanding only the number of Class A-1 Shares that such Selling Holder is deemed to beneficially own, which consists solely of Class A-1 Shares held by such Selling Holder, and does not include Class A-1 Shares issuable upon exercise of such Selling Holder’s Accel Warrants or Class A-1 Shares issuable upon exchange of such Selling Holder’s Class A-2 Shares. Until the registration statement of which this prospectus forms a part has been declared effective by the SEC, each Selling Holder disclaims beneficial ownership of all Class A-1 Shares issuable upon exercise of the Accel Warrants, as it is not deemed a beneficial owner of such Class A-1 Shares issuable upon exercise of the Accel Warrants until a registration statement covering such Class A-1 shares has been declared effective by the SEC. In addition, each Selling Holder disclaims beneficial ownership of all Class A-1 Shares issuable upon exchange of Class A-2 Shares, other than the 1,596,636 Class A-1 Shares that were issued upon the exchange of Class A-2 Shares on January 14, 2020, as no such Class A-2 Shares are expected to be exchangeable for Class A-1 Shares at the option of the holder thereof within 60 days of the effective date of the registration statement of which this prospectus forms a part. The Selling Holders may be deemed beneficial owners of such Class A-1 Shares issuable upon exchange of Class A-2 Shares within 60 days of their convertibility on the terms and conditions described in “Description of Securities—Common Stock—Class A-2 Shares.” All such Class A-1 Shares issuable upon exercise of the Accel Warrants and all such Class A-1 Shares issuable upon exchange of Class A-2 Shares are, however, registered hereby. Further, the Class A-1 Shares and Accel Warrants issued to the Selling Holders are subject to transfer restrictions, as described in this prospectus.

Name of Selling Holder	Beneficial Ownership of Class A-1 Shares Before Offering(1)		Class A-1 Shares to be Sold in the Offering		Beneficial Ownership of Accel Warrants Before the Offering		Accel Warrants to be Sold in the Offering		Beneficial Ownership of Class A-1 Shares and Accel Warrants After the Offering
	Shares	Percentage(2)	Shares	Percentage(2)	Warrants	Percentage(2)	Warrants	Percentage(2)	Shares	Percentage(2)
Abraham J. Stern(3)	693,797	*	693,797	*	37,185	*	37,185	*	—	—
Andrew H. Rubenstein(4)	8,350,293	10.67%	8,350,293	10.67%	476,988	2.14%	476,988	2.14%	—	—
Bassman Family L.P.(5)	693,797	*	693,797	*	37,185	*	37,185	*	—	—
Brian Carroll(6)	322,982	*	322,982	*	18,681	*	18,681	*	—	—
David Nussbaumer(7)	388,316	*	388,316	*	13,764	*	13,764	*	—	—
Derek Harmer(8)	185,473	*	185,473	*	9,940	*	9,940	*	—	—
Edward H. McDermott under the Edward and Elizabeth McDermott Trust, as now and hereafter amended(9)	408,133	*	408,133	*	24,436	*	24,436	*	—	—
Geneva Venture Investments LLC(10)	234,790	*	234,790	*	5,451	*	5,451	*	—	—
Gordon S. Rubenstein(11)	3,003,457	3.84%	3,003,457	3.84%	166,528	*	166,528	*	—	—
David W. Ruttenberg(12)	1,974,099	2.52%	1,974,099	2.52%	55,122	*	55,122	*	—	—
Howard Ankin(13)	430,329	*	430,329	*	1,507	*	1,507	*	—	—
James T. Borello Trust(14)	1,439,165	1.84%	1,439,165	1.84%	49,404	*	49,404	*	—	—
Jeffrey C. Rubenstein(15)	3,075,790	3.93%	3,075,790	3.93%	171,781	*	171,781	*	—	—
John Hatherly(16)	217,969	*	217,969	*	3,407	*	3,407	*	—	—
Kerry Denny	713,324	*	713,324	*	—	—	—	—	—	—
Michael Pappas(17)	2,045,929	2.62%	2,045,929	2.62%	110,033	*	110,033	*	—	—
Roth Holdings LLC(18)	135,952	*	135,952	*	1,449	*	1,449	*	—	—
Sam Sallerson(19)	274,983	*	274,983	*	10,423	*	10,423	*	—	—
Sherwin Jarol(20)	622,508	*	622,508	*	35,525	*	35,525	*	—	—
Clairvest(21)	16,649,659	21.28%	16,649,659	21.28%	996,840	4.46%	996,840	4.46%	—	—
TPG Pace II Sponsor Successor, LLC(22)	1,514,842	1.94%	1,514,842	1.94%	929,610	4.16%	929,610	4.16%	—
TPG Pace Governance, LLC(23)	3,905,784	4.99%	3,905,784	4.99%	2,439,812	10.92%	2,439,812	10.92%	—
Peterson Capital Partners, L.P.(24)	2,775,646	3.55%	2,775,646	3.55%	1,519,467	6.80%	1,519,467	6.80%	—	—
Miller Creek Investments, LLC	107,848	*	107,848	*	—	—	—	—	—	—
Chicago Community Foundation(25)	500,561	*	500,561	*	—	—	—	—	—	—
DFRB Investors LLC	97,848	*	97,848	*	—	—	—	—	—	—
Stephen I. Chazen	244,619	*	244,619	*	—	—	—	—	—	—
Stephenson Management, Inc.	293,543	*	293,543	*	—	—	—	—	—	—
BEMAP Master Fund LTD.	97,848	*	97,848	*	—	—	—	—	—	—
Thomas Klein	146,772	*	146,772	*	—	—	—	—	—	—
Darlington Partners, L.P.	1,641,011	2.10%	1,641,011	2.10%	—	—	—	—	—	—
Darlington Partners II, L.P.	120,242	*	120,242	*	—	—	—	—	—	—
Jean Pierre Conte Revocable Trust	293,543	*	293,543	*	—	—	—	—	—	—
Michael D. Getlaka	293,543	*	293,543	*	—	—	—	—	—	—
Bonderman Family Limited Partnership	587,085	*	587,085	*	—	—	—	—	—	—
CFIP IV (LS), LLC	97,848	*	97,848	*	—	—	—	—	—	—
Other Holders(26)	688,865	*	688,865	*	—	—	—	—	—	—

*	Represents less than 1%
(1)

Represents ownership of Class A-1 Shares that the Selling Holder is deemed to beneficially own, which consists solely of Class A-1 Shares held by such Selling Holder, and does not include Class A-1 Shares issuable upon exercise of such Selling Holder’s Accel Warrants or Class A-1 Shares that are issuable or that have been issued upon exchange of such Selling Holder’s Class A-2 Shares. Until the registration statement of which this prospectus forms a part has been declared effective by the SEC, each Selling Holder (i) disclaims beneficial ownership of all Class A-1 Shares issuable upon exercise of the Accel Warrants, as it is not deemed a beneficial owner of such Class A-1 Shares issuable upon exercise of the Accel Warrants until a registration statement covering such Class A-1 Shares has been declared effective by the SEC, and (ii) disclaims beneficial ownership of all Class A-1 Shares issuable upon exchange of Class A-2 Shares, other than the Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020, as no such Class A-2 Shares are expected to be exchangeable for Class A-1 Shares at the option of the holder thereof within 60 days of the effective date of the registration statement of which this prospectus forms a part. Such Class A-1 Shares issuable upon exercise of the Accel Warrants and such Class A-1 Shares issuable upon exchange of Class A-2 Shares (other than the Class A-1 Shares so issued on January 14, 2020) are, however, registered hereby.

(2)

Based upon 78,234,106 Class A-1 Shares and 22,333,308 Accel Warrants outstanding as of December 31, 2019, as applicable, after giving effect to the issuance of 1,596,636 Class A-1 Shares upon exchange of Class A-2 Shares on January 14, 2020.

(3)

Includes 693,797 Class A-1 Shares (including 15,212 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 37,185 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 30,424 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Abraham J. Stern, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(4)

Includes (i) 4,034,216 Class A-1 Shares (including 91,661 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 224,066 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 183,324 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Andrew H. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, and (ii) 4,224,416 Class A-1 Shares (including 103,466 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 252,922 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 206,932 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Harry R, LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed. Andrew Rubenstein is our Chief Executive Officer and a director on the Company Board.

(5)

Includes 693,797 Class A-1 Shares (including 15,212 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 37,185 Class A-1 Shares issuable upon exercise of Accel Warrants owned by Bassman Family L.P. and (y) 30,424 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Bassman Family L.P., each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(6)

Includes 322,982 Class A-1 Shares (including 7,642 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 18,681 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 15,285 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Brian Carroll, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed. Brian Carroll is our Chief Financial Officer.

(7)

Includes 388,316 Class A-1 Shares (including 5,631 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 13,764 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 11,262 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by David Nussbaumer, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(8)

Includes 185,473 Class A-1 Shares (including 4,066 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 9,940 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 8,134 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Derek Harmer, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed. Derek Harmer is Secretary of the Company.

(9)

Includes 408,133 Class A-1 Shares (including 9,996 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 24,436 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 19,992 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Edward H. McDermott under the Edward and Elizabeth McDermott Trust, as now and hereafter amended, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(10)

Includes 234,790 Class A-1 Shares (including 2,230 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 5,451 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 4,461 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Geneva Venture Investments, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(11)

Includes (i) 357,246 Class A-1 Shares (including 8,749 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 21,388 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 17,500 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Gordon S. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (ii) 1,847,497 Class A-1 Shares (including 42,530 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 103,966 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 85,062 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Fund Indy LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (iii) 543,261 Class A-1 Shares (including 13,305 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 32,526 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 26,612 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by The PrivateBank & Trust Company, as Custodian of the Gordon Rubenstein SEP IRA, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, and (iv) 255,453 Class A-1 Shares (including 3,538 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 8,648 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 7,076 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Gordon S. Rubenstein and Krista M. Ramonas Revocable Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed. Gordon Rubenstein is a director on the Company Board.
(12)

Includes (i) 643,659 Class A-1 Shares (including 4,693 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 11,473 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 9,388 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Grant Place Fund LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (ii) 643,677 Class A-1 Shares (including 4,694 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 11,474 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 9,388 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Crilly Court Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (iii) 537,412 Class A-1 Shares (including 13,162 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 32,175 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 26,325 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by David W. Ruttenberg, solely as trustee, or his successors in trust, of the David W. Ruttenberg Revocable Trust, as now or hereafter amended, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, and (iv) 149,351 Class A-1 Shares owned by Lakewest Gaming General Partnership. David W. Ruttenberg is a director on the Company Board. Prior to the Business Combination, Mr. Ruttenberg served as a director of Accel.

(13)

Includes 430,329 Class A-1 Shares (including 616 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 1,507 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 1,234 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Howard Ankin, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(14)

Includes (i) 1,432,368 Class A-1 Shares (including 20,210 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 49,404 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 40,421 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by James T. Borello Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed and (ii) 6,797 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020, but does not include 13,594 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by James Borello, each of which are registered pursuant to the registration statement of which this prospect forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(15)

Includes (i) 362,401 Class A-1 Shares (including 8,631 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 21,098 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 17,262 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Jeffrey C. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed and (ii) 2,723,389 Class A-1 Shares (including 61,642 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 150,683 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 123,284 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, but with respect to which beneficial ownership is disclaimed.

(16)

Includes 217,969 Class A-1 Shares (including 1,394 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 3,407 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 2,788 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by John Hatherly, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(17)

Includes 2,045,929 Class A-1 Shares (including 45,013 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 110,033 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 90,026 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Michael Pappas, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(18)

Includes 135,952 Class A-1 Shares including 593 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 1,449 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 1,186 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Roth Holdings LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(19)

Includes 274,983 Class A-1 Shares (including 4,264 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 10,423 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 8,529 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Sam Sallerson, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(20)

Includes (i) 196,860 Class A-1 Shares (including 4,108 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 10,041 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 8,216 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Sherwin Jarol, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, and (ii) 425,648 Class A-1 Shares (including 10,425 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 25,484 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 20,850 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Bradley Associates Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(21)

Includes (i) 4,994,907 Class A-1 Shares (including 122,337 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 299,052 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 244,674 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by CEP V Co-Investment Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (ii) 9,795,129 Class A-1 Shares (including 239,905 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 586,449 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 479,812 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Clairvest Equity Partners V Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, and (iii) 1,859,623 Class A-1 Shares (including 45,546 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 111,339 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 91,094 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Clairvest Equity Partners V-A Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed (the stockholders listed in clauses (i), (ii) and (iii) collectively, “Clairvest Investors”). Kenneth B. Rotman, a director on the Company Board, is affiliated with the Clairvest Investors.

(22)

Includes 1,514,842 Class A-1 Shares (including 126,765 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 929,610 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 253,530 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by TPG Pace II Sponsor Successor, LLP, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(23)

Includes 3,905,784 Class A-1 Shares (including 262,701 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 2,439,812 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 665,404 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by TPG Pace Governance, LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed.

(24)

Includes (i) 2,676,040 Class A-1 Shares (including 207,200 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include (x) 1,519,467 Class A-1 Shares issuable upon exercise of Accel Warrants and (y) 414,400 Class A-1 Shares upon conversion of Class A-2 Shares owned by Peterson Capital Partners, L.P., each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership of the Class A-1 Shares issuable upon exchange of Class A-2 Shares is disclaimed, (ii) 9,785 Class A-1 Shares owned by Karter Peterson and (iii) 9,785 Class A-1 Shares owned by Kennedy Peterson. Karl Peterson is a director on the Company Board.

(25)

Includes 500,561 Class A-1 Shares (including 561 Class A-1 Shares issued upon exchange of Class A-2 Shares on January 14, 2020), but does not include 1,122 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by The Chicago Community Foundation, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.

(26)

Includes approximately 24 other holders not otherwise listed above, none of which currently beneficially owns more than 0.5% of the Class A-1 Shares. Collectively, these stockholders beneficially own approximately 0.88% of the Company’s Class A-1 Shares, not accounting for the exercise of Accel Warrants and also not accounting for the exchange of Class A-2 Shares held by such holders, other than the Class A-2 Shares exchanged for Class A-1 Shares on January 14, 2020. Several of these stockholders have served in the past as employees of the Company and may be affiliated with the Company as a result of former or current employment and business relationships with TPG Global, LLC, or its affiliates. One of these stockholders currently serves on the board of directors of the Company. Furthermore, this category of other holders, and therefore this table does not include 82,141 Class A-1 Shares that were issued upon exchange of Class A-2 Shares on January 14, 2020 and 164,348 Class A-1 Shares which are issuable upon exchange of Class A-2 Shares; such Class A-1 Shares are nonetheless being registered pursuant to the registration statement of which this prospectus forms a part, and each holder thereof disclaims beneficial ownership with respect thereto.

Material Relationships with the Selling Holders

The section of this registration statement entitled “Certain Relationships and Related Transactions” beginning on page 54 is incorporated herein.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 22,333,308 Class A-1 Shares that may be issued upon the exercise of the Pace Public Warrants, Pace Private Placement Warrants, Business Combination Private Placement Warrants and Accel Public Warrants. We are also registering the resale by the Selling Holders of up to 65,868,235 Class A-1 Shares, including up to 4,999,999 Class A-1 Shares that may be issued upon exchange of Class A-2 Shares pursuant to our restated certificate of incorporation (including 1,596,636 Class A-1 Shares that have been so issued on January 14, 2020), and up to 7,114,538 Pace Private Placement Warrants, Business Combination Private Placement Warrants and certain Accel Public Warrants, as more fully described on the cover and in the section entitled “Selling Holders,” as applicable.

As of the date of this prospectus, we have not been advised by the Selling Holders as to any plan of distribution. The Selling Holders, or their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, or any recipient other than a Selling Holder of Class A-1 Shares issuable upon exercise of an Accel Warrant covered by this prospectus (together with the Selling Holders, a “Distributor”), may offer and sell all or a portion of the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Distributor to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and

•	“at the market” or through market makers or into an existing market for the securities.

The Distributors may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Distributors and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Distributors may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Distributors may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Distributors. The Distributors may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Distributors or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Distributors and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Distributors may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The Distributors have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a Distributor that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of the securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the Distributor;

•	the securities being offered;

•	the number of the securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a Distributor that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Distributor.

Under the Registration Rights Agreement, certain of our stockholders have entered into lock-up agreements. In addition to the lock-up period relating to an underwritten public offering, these additional lock-up restrictions apply, subject to certain waivers:

•

the registrable shares held by the Pace Sponsor Members and the Initial Pace Holders will not be transferable, assignable or salable until the earlier of (1) November 20, 2020 (one year after the completion of the Business Combination), (2) the date on which the Company consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of our stockholders having the right to exchange their Class A-1 Shares for cash, securities or other property, and (3) the date on which the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days following the Business Combination;

•

the registrable shares held by the Sellers that are named as Major Accel Stockholders therein will not be transferable, assignable or salable until May 18, 2020 (180 days after the completion of the Business Combination); and

•

each Registration Rights Holder agrees not to effect any sale or distribution of its registrable shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under the Company’s or its subsidiaries’ credit facilities. each Registration Rights Holder agrees not to effect any sale or distribution of its registrable shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under the Company’s or its subsidiaries’ credit facilities.

The Distributors are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Distributors. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Distributors and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Distributors may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our common stock, warrants and preferred stock does not purport to be complete. You should refer to our Charter and Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the DGCL. See “Where You Can Find More Information”.

Authorized and Outstanding Stock

The Charter authorizes the issuance of (a) 280,000,000 shares of Common Stock, including three separate series of common stock consisting of (i) 250,000,000 Class A-1 Shares, (ii) 10,000,000 Class A-2 Shares and (iii) 20,000,000 Class F Shares and (b) 1,000,000 shares of preferred stock with a par value of $0.0001 per share (the “Preferred Stock”).

As of December 31, 2019, the Company’s issued and outstanding share capital consists of (a) (i) 76,637,470 Class A-1 Shares, (ii) 4,999,999 Class A-2 Shares and (iii) no Class F Shares; (b) no shares of Preferred Stock; (c) 22,333,308 Accel Warrants consisting of (i) 14,999,982 Pace Public Warrants, (ii) 4,888,889 Pace Private Placement Warrants, (iii) 1,196,283 Business Combination Private Placement Warrants and (iv) 1,248,154 Accel Public Warrants. On January 14, 2020, 1,596,636 additional Class A-1 Shares were issued upon exchange of Class A-2 Shares.

Common Stock

Class A-1 Shares

Upon the Pace Domestication, each Class A ordinary share, par value $0.0001 of Pace was converted into one Class A-1 Share.

Class A-2 Shares

In connection with the Business Combination, the Company, the Pace Sponsor Members and certain other persons, including certain Sellers that received Class A-2 Shares in the Stock Purchase entered into that certain Restricted Stock Agreement (the “Restricted Stock Agreement”), which sets forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the EBITDA for the last twelve months (“LTM EBITDA”) of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period (which threshold was reached on January 14, 2020, resulting in the issuance of 1,596,636 Class A-1 Shares upon exchange of Class A-2 Shares);

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any 30 trading day period; and

•	Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any 30 trading day period. The LTM EBITDA and LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the Company Board from time to time to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of the Company, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of the Company, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

The Class A-2 Shares may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.

Upon exchange of Class A-2 Shares to Class A-1 Shares, such Class A-2 Shares will be cancelled and the number of authorized Class A-2 Shares will be reduced by a corresponding number.

The foregoing summary of the Charter and the Restricted Stock Agreement is not complete and is qualified in its entirety by reference to the complete text of the Charter and the Restricted Stock Agreement.

Voting Power

Except as otherwise required by law or the Charter (including any resolution or resolution adopted by the Company Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation (a “Preferred Stock Designation”), holders of Class A-1 Shares exclusively possess all voting power with respect to the Company, including with respect to the election of directors, and shall be entitled to one vote for each Class A-1 Share on each matter properly submitted to the stockholders on which holders of Class A-1 Shares are entitled to vote. However, except as otherwise required by law or the Charter (including any Preferred Stock Designation), holders of any series of Common Stock shall not be entitled to vote on any amendment to the Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any Preferred Stock Designation) or the DGCL.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of Class A-1 Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of Class A-1 Shares shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the Class A-1 Shares held by them.

Preemptive or Other Rights

The holders of Common Stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Charter provides that the Company Board is authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, establish the number of shares to be included in each such series and fix the voting rights, designations, powers, preferences and relative, participating, optional, special and other rights, of each such series and any qualifications, limitations and restrictions thereof, as stated in the resolution or resolutions adopted by the Company Board providing for the issuance of such series and included in a Preferred Stock Designation filed pursuant to the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding Class A-1 Shares, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the Charter, including any Preferred Stock Designation. As of December 31, 2019, the Company had no shares of Preferred Stock outstanding. Although the Company does not currently intend to issue any Preferred Stock, it may do so in the future.

The Charter provides that the Company has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Company any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Company Board. The Company Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Warrants

For purposes of the following description of the Pace Warrants, (i) “Pace” shall refer to Pace prior to the Business Combination and shall refer to the Company following the Business Combination and (ii) “initial business combination” shall refer to the Business Combination, as applicable. From and after the Business Combination, the Pace Warrants became securities of the Company, and upon satisfaction of the applicable conditions described below, are exercisable for Class A-1 Shares of the Company.

Pace Warrants

Prior to the Pace Domestication, each Pace Public Warrant entitled the registered holder to purchase one Pace Public Share at a price of $11.50 per share. Upon the Pace Domestication, each Pace Public Share converted to one Class A-1 Share, and each Pace Public Warrant entitles the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Following the Business Combination, each Pace Public Warrant entitles the registered holder to purchase one Class A-1 Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time 30 days after the completion of the Business Combination. Prior to the Pace Domestication, each Pace Private Placement Warrant entitled the registered holder to purchase one Pace Public Share at a price of $11.50 per share. Following the Pace Domestication, each Pace Private Placement Warrant entitles the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Except as described below, the Pace Private Placement Warrants have terms and provisions that are identical to those of the Pace Public Warrants.

Each Pace Warrant must be exercised for a whole Class A-1 Share. The Pace Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A-1 Shares pursuant to the exercise of a Pace Public Warrant and will have no obligation to settle such Pace Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A-1 Shares underlying the Pace Public Warrant is then effective and a prospectus relating thereto is current, subject to Pace satisfying its obligations described below with respect to registration. No Pace Public Warrant will be exercisable for cash or on a cashless basis, and Pace will not be obligated to issue any Class A-1 Shares to holders seeking to exercise their Pace Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pace Public Warrant, the holder of such Pace Public Warrant will not be entitled to exercise such Pace Public Warrant and such Pace Public Warrant may have no value and expire worthless. In no event will Pace be required to net cash settle any Pace Public Warrant. In the event that a registration statement is not effective for the exercised Pace Public Warrants, a warrantholder that acquired such Pace Public Warrant through the purchase of a Pace Public Unit containing such Pace Public Warrant will have paid the full purchase price for the Pace Public Unit solely for the Pace Public Share (which converted into a Class A-1 Share upon the Pace Domestication) underlying such Pace Public Unit.

Pace has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the consummation of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A-1 Shares issuable upon exercise of the Pace Warrants, which burden the Company initially met with the filing of a Registration Statement on Form S-3 on December 13, 2019. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Pace Warrants in accordance with the provisions of that certain Warrant Agreement, by and between Pace and Continental Stock Transfer & Trust Company, as warrant agent, dated as of June 27, 2017 (the “Continental Warrant Agreement”). Notwithstanding the above, if the Class A-1 Shares are at the time of any exercise of a Pace Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Pace Public Warrants who exercise their Pace Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Pace Warrants for Cash. Once the Pace Warrants become exercisable, the Company may redeem such Pace Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Pace Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to registered holders of the Pace Public Warrants; and

•

if, and only if, the reported last sale price of the Class A-1 Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends to the notice of redemption to the holders of the Pace Warrants.

If and when the Pace Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Pace Warrants, each holder of a Pace Warrant will be entitled to exercise his, her or its Pace Public Warrant prior to the scheduled redemption date. However, the price of the Class A-1 Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Pace Warrants for Class A-1 Shares. Ninety days after the Pace Warrants become exercisable, the Company may redeem the outstanding Pace Warrants (except as described herein with respect to the Pace Private Placement Warrants):

•	in whole and not in part;

•

at a price equal to a number of Class A-1 Shares to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A-1 Shares (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Class A-1 Shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the holders of Pace Warrants.

The numbers in the table below represent the “redemption prices,” or the number of Class A-1 Shares that a holder of Pace Warrants will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A-1 Shares on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Pace Warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A-1 Shares
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Class A-1 Shares shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A-1 Shares to be issued for each Pace Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $11 per share, and at such time there are 57 months until the expiration of the Pace Warrants, the Company may choose to, pursuant to this redemption feature, redeem the Pace Warrant at a “redemption price” of 0.277 Class A-1 Shares for each whole Pace Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of Class A-1 Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Pace Warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A-1 Shares for each whole Pace Warrants. Finally, as reflected in the table above, the Company can redeem the Pace Warrants for no consideration in the event that the Pace Warrants are “out of the money” (i.e. the trading price of the Class A-1 Shares is below the exercise price of the Pace Warrants) and about to expire.

Any Pace Public Warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Pace Public Warrants so redeemed (“fair market value” for such Pace Public Warrants held by the Company’s officers or directors being defined as the last sale price of the Pace Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than Pace Private Placement Warrants) when the trading price for Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Pace Warrants (other than Pace Private Placement Warrants) to be redeemed when the Class A-1 Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A-1 Shares is below the exercise price of the Pace Warrants. This redemption feature has been established to provide the Pace Warrants with an additional liquidity feature, which provides the Company with the flexibility to redeem the Pace Warrants for Class A-1 Shares, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Pace Warrants for Cash.” Holders of the Pace Warrants will, in effect, receive a number of shares having a value reflecting a premium for their Pace Warrants, based on the “redemption price” as determined pursuant to the above table. The “redemption prices” as set forth in the table above have been calculated to reflect a premium in value as compared to the expected trading price that the Pace Warrants would be expected to trade. This redemption right provides the Company not only with an additional mechanism by which to redeem all of the outstanding Pace Warrants, in this case, for Class A-1 Shares, and therefore have certainty as to (i) its capital structure as the Pace Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Pace Warrants and available to the Company, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” the Company would pay to holders of Pace Warrants if the Company chose to redeem Pace Warrants in this manner. While the Company will effectively be required to pay a “premium” to holders of Pace Warrants if the Company chooses to exercise this redemption right, it will allow the Company to quickly proceed with a redemption of the warrants for Class A-1 Shares if the Company determines it is in its best interest to do so. As such, the Company would redeem the Pace Warrants in this manner when the Company believes it is in its best interest to update its capital structure to remove the Pace Warrants and pay the premium to the holders of Pace Warrants. In particular, it would allow the Company to quickly redeem the Pace Warrants for Class A-1 Shares, without having to negotiate a redemption price with the holders of Pace Warrants, which in some situations, may allow the Company to more quickly and easily close an initial business combination. And for this right, the Company is effectively agreeing to pay a premium to the holders Pace Warrants. In addition, the holders of Pace Warrants will have the ability to exercise their Pace Warrants prior to redemption if they should choose to do so.

As stated above, the Company can redeem the Pace Warrants when the Class A-1 Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing holders of Pace Warrants with a premium (in the form of Class A-1 Shares). If the Company chooses to redeem the Pace Warrants when the Class A-1 Shares are trading at a price below the exercise price of the Pace Warrants, this could result in the holders of Pace Warrants receiving fewer Class A-1 Shares than they would have received if they had chosen to wait to exercise their Pace Warrants for Class A-1 Shares if and when such Class A-1 Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A-1 Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A-1 Shares to be issued to the holder.

Redemption procedures and cashless exercise. If the Company calls the Pace Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its Pace Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Pace Warrants on a “cashless basis,” the Company’s management will consider, among other factors, its cash position, the number of Pace Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of Class A-1 Shares issuable upon the exercise of Pace Warrants. If the Company’s management takes advantage of this option, all holders of Pace Warrants would pay the exercise price by surrendering their Pace Warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying such Pace Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A-1 Shares to be received upon exercise of the Pace Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if the Company does not need the cash from the exercise of the Pace Warrants. If the Company calls the Pace Warrants for redemption and its management does not take advantage of this option, Initial Pace Sponsor and its permitted transferees would still be entitled to exercise their Pace Private Placement Warrants for cash or on a cashless basis using the same formula described above that other holders of Pace Warrants would have been required to use had all holders of Pace Warrants been required to exercise their warrants of Pace on a cashless basis, as described in more detail below.

A holder of a Pace Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pace Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A-1 Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A-1 Shares is increased by a capitalization or share dividend payable in Class A-1 Shares, or by a split-up of Class A-1 Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A-1 Shares issuable on exercise of each Pace Warrant will be increased in proportion to such increase in the outstanding Class A-1 Shares. A rights offering to holders of Class A-1 Shares entitling holders to purchase Class A-1 Shares at a price less than the fair market value will be deemed a share dividend of a number of Class A-1 Shares equal to the product of (i) the number of Class A-1 Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A-1 Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A-1 Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A-1 Shares, in determining the price payable for Class A-1 Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A-1 Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A-1 Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Pace Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A-1 Shares on account of such Class A-1 Shares (or other shares of the Company’s capital stock into which the Pace Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A-1 Share in respect of such event.

If the number of outstanding Class A-1 Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A-1 Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A-1 Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A-1 Shares.

Whenever the number of Class A-1 Shares purchasable upon the exercise of the Pace Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A-1 Shares purchasable upon the exercise of the warrants of the Company immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A-1 Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A-1 Shares (other than those described above or that solely affects the par value of such Class A-1 Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A-1 Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pace Warrants and in lieu of the Class A-1 Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pace Warrants would have received if such holder had exercised their Pace Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Pace Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Class A-1 Shares, the holder of a Pace Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such holder of Pace Warrants had exercised their Pace Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A-1 Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Continental Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Pace Warrant properly exercises such Pace Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Continental Warrant Agreement) of such Pace Warrant.

The Pace Warrants were issued in registered form under the Continental Warrant Agreement. You should review a copy of the Continental Warrant Agreement, the form of which was filed as an exhibit to Pace’s registration statement on June 7, 2017, for a complete description of the terms and conditions applicable to the Pace Warrants. The Continental Warrant Agreement provides that the terms of the Pace Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Pace Public Warrants to make any change that adversely affects the interests of the registered holders of Pace Public Warrants.

The Pace Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Pace Warrants being exercised. The holders of Pace Warrants do not have the rights or privileges of holders of Class A-1 Shares and any voting rights until they exercise their warrants and receive Class A-1 Shares. After the issuance of Class A-1 Shares upon exercise of the Pace Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Pace Private Placement Warrants

The Pace Private Placement Warrants have terms and provisions that are identical to those of the Pace Public Warrants, except that:

•

The Pace Private Placement Warrants (including the Class A-1 Shares issuable upon exercise of the Pace Private Placement Warrants) were subject to lock-up provisions that provided that the Pace Private Placement Warrants would not be transferable, assignable or salable until 30 days after the completion of an initial business combination and will not be redeemable, as applicable, so long as they are held by Initial Pace Sponsor or its permitted transferees, except that the Pace Private Placement Warrants (including the Class A-1 Shares issuable upon exercise of the Pace Private Placement Warrants) can be transferred by such holders (a) to Pace’s officers or directors, any affiliates or family members of any of Pace’s officers or directors, members of Initial Pace Sponsor (which at the consummation of the Business Combination consisted of the Pace Sponsor Members), or any affiliates of Initial Pace Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of Pace’s liquidation prior to its completion of an initial business combination; (g) by virtue of the laws of the Cayman Islands or Initial Pace Sponsor’s limited liability company agreement upon dissolution of Initial Pace Sponsor; or (h) in the event of Pace’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pace’s stockholders having the right to exchange their Pace Public Shares for cash, securities or other property subsequent to Pace’s completion of an initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

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If holders of the Pace Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Business Combination Private Placement Warrants and Accel Public Warrants

In connection with the consummation of the Business Combination, the Company and the Sellers that have received Business Combination Private Placement Warrants and Accel Public Warrants entered into that certain New Accel Warrant Agreement, pursuant to which the Company has issued to each such Seller who made a cash election with respect to less than 70% of its shares of Accel Stock, its respective pro rata share of 2,444,444 newly issued warrants of the Company, with such pro rata share determined with reference to a number of shares equal to 70% of such Seller’s Accel Stock less the number of shares in respect of which the Seller elected to receive cash in exchange for such shares. Each Accel Public Warrant and Business Combination Private Placement Warrant entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the other outstanding Accel Warrants, at any time 30 days after the consummation of the Business Combination. The Business Combination Private Placement Warrants and Accel Public Warrants have terms and provisions that are identical to those of the Pace Public Warrants, except:

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The Business Combination Private Placement Warrants and Accel Public Warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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The Business Combination Private Placement Warrants and Accel Public Warrants (including the Class A-1 Shares issuable upon exercise thereof) are subject to lock-up provisions that provide that so long as such warrants are held by a Seller receiving Business Combination Private Placement Warrants and/or Accel Public Warrants in connection with the Business Combination or its permitted transferees, such securities are not transferable, assignable or salable until 30 days after the consummation of the Business Combination and will not be redeemable, except that such warrants (including the Class A-1 Shares issuable upon exercise thereof) may be transferred by such holders (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Accel holder, or any affiliates of the Accel holder, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the event of the Company’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Public Shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

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If holders of the Business Combination Private Placement Warrants and/or Accel Public Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

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The Business Combination Private Placement Warrants and Accel Public Warrants may not be exercised if (a) prior to giving effect to the exercise, the holder such warrant beneficially owns less than 4.99% of the total number of Class A-1 Shares issued and outstanding at such time and (b) after giving effect to such exercise, the holder of such warrant would beneficially own in excess of 4.99% of the total Class A-1 Shares issued and outstanding at such time. However, notwithstanding the foregoing limitation, the Business Combination Private Placement Warrants and Accel Public Warrants held by a holder that has obtained all required gaming approvals from applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in an amount in excess of 4.99% of the total number of Class A-1 Shares issued and outstanding at such time shall immediately be exercisable without regard to such limitation.

The Business Combination Private Placement Warrants and Accel Public Warrants were issued under a warrant agreement entered into at the closing of the Stock Purchase, by and between Pace and Continental Stock Transfer & Trust Company as warrant agent (the “New Continental Warrant Agreement”). You should review a copy of the New Continental Warrant Agreement for a complete description of the terms and conditions applicable to the Business Combination Private Placement Warrants and Accel Public Warrants.

Dividends and Other Distributions

The Company has not paid any cash dividends on its shares to date, nor does it intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Company Board. Further, if the Company incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for the Accel Warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Gaming and Regulatory Matters

Illinois and Pennsylvania Gaming Laws

Holders of Common Stock are subject to certain gaming regulations. In Illinois, Pennsylvania and other regulated gaming jurisdictions, gaming laws can require any holder of Common Stock to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming laws in Illinois, Pennsylvania and other regulated gaming jurisdictions also require any person who acquires beneficial ownership of more than 5% of voting securities of a gaming company to notify the gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. If a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. For any cause deemed reasonable by the gaming authorities, subject to certain administrative proceeding requirements, gaming regulators in Illinois, Pennsylvania or elsewhere would have the authority to (i) deny any application; (ii) limit, condition, restrict, revoke, or suspend any license, registration, finding of suitability or approval, including revoking any licenses held by the Company to conduct business in the state or (iii) fine any person licensed, registered, or found suitable or approved. Any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold, directly or indirectly, the beneficial ownership of any voting security or beneficial or record ownership of any non-voting security or any debt security of any public corporation that is registered with the gaming authority beyond the time prescribed by the gaming authority. A finding of unsuitability by a particular gaming authority in Illinois, Pennsylvania or elsewhere will impact that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Compliance with Gaming Laws

The Charter provides that all capital stock of the Company shall be held subject to restrictions and requirements of all applicable gaming laws. All persons owning or controlling Company capital stock shall comply with all applicable gaming laws, including any provisions of such gaming laws that require such person to file applications for gaming licenses with, and provide information to, the applicable gaming authorities. Any transfer of our capital stock may be subject to the prior approval of the gaming authorities and/or the Company, and any purported transfer thereof in violation of such requirements shall be void ab initio.

Ownership Restrictions

The Charter provides that any person who owns or controls 5% or more of any class or series of the capital stock of the Company shall promptly notify the Company of such fact. In addition, any person who owns or controls any shares of any class or series of the capital stock of the Company may be required by gaming law to (a) provide to the gaming authorities in each gaming jurisdiction in which the Company or any of its subsidiaries either conducts gaming or has a pending application for a gaming license all information regarding such person as may be requested or required by such gaming authorities and (b) respond to written or oral questions or inquiries from any such gaming authorities. Any person who owns or controls any shares of any class or series of the capital stock of the Company, by virtue of such ownership or control, consents to the performance of any personal background investigation that may be required by any gaming authorities. In the event any person who owns or controls any of the capital stock of the Company fails to comply with the obligations set forth in this paragraph, then the Company may (i) redeem, in accordance with the Charter, such number of the capital stock of the Company which such person owns or controls, but only in the amount necessary to reduce such person’s ownership or control of the capital stock of the Company to a level to cause such person to be in compliance with, or not subject to, gaming law or the regulatory requirements of the gaming authorities (as the case may be) or (ii) prohibit the transfer of such person’s capital stock of the Company until such time as such person has complied with their obligations described in this paragraph.

Redemption

The Charter provides that any capital stock of the Company owned or controlled by a person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any capital stock of the Company, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of the Company or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes the Company or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non -appealable), or (vi) is deemed likely, in the discretion of the Company Board, acting reasonably and in good faith, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired to be held by the Company or any affiliated company or the Company’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license, or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of the Company or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates shall be redeemable by the Company, out of funds legally available therefore, as directed by a gaming authority and if not so directed, as and to the extent deemed necessary or advisable by the Company Board, in which event the Company shall deliver a redemption notice to the Unsuitable Person or its affiliate and shall redeem or purchase or cause one or more of its affiliated companies to purchase the capital stock by the date set forth in the notice, which subject to certain exceptions, shall not be fewer than 45 calendar days following the notice. An Unsuitable Person includes any individual or entity that (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any capital stock of the Company, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of the Company or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non-appealable), or (vi) is deemed likely, in the discretion of the Company Board, acting reasonably and in good faith, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired to be held by the Company or any affiliated company or the Company’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of the Company or any affiliated company. The Company Board shall be required to delineate in reasonable detail its reasons for finding a person to be an Unsuitable Person under clause (vi) of the preceding sentence. Notwithstanding clause (vi), a person shall not be found to be an Unsuitable Person by the Company Board under clause (vi) for such purposes (i) solely due to such person’s ownership of gaming assets in any jurisdiction (including a jurisdiction the Company operates in or desires to operate in) or (ii) if there is no documented material issue between such person and a gaming authority like the items described in items (i) through (v); provided, that the Company Board shall be entitled, in its discretion, acting reasonably and in good faith, to remove any individual associated with a stockholder from the office of manager, officer, partner or director of the Company to the extent the Company Board determines that such a stockholder is actually competing with the Company (including through ownership of gaming assets) in a particular jurisdiction in which the Company currently operates. Such a determination shall be effective upon delivery of a notice of such finding to such person. As of the date of the effectiveness of the Charter, the Company has confirmed, to its knowledge, that none of its current stockholders will be deemed an Unsuitable Person.

The Charter provides that, from and after delivery of the notice of redemption, such capital stock of the Company shall no longer be deemed to be outstanding, such Unsuitable Person, or such person’s affiliate, shall cease to be a stockholder, member, partner or owner, as applicable, of the Company with respect to such capital stock, and all rights of such Unsuitable Person, or such person’s affiliate, in such capital stock, other than the right to receive the fair market value of such capital stock, or such other redemption price (if any) as may be required by a gaming authority making a finding of unsuitability, shall cease. In accordance with the requirements of the notice of redemption, such Unsuitable Person, or such person’s affiliate, shall surrender the certificate(s), if any, representing the capital stock to be so redeemed. In addition, from and after delivery of the notice of redemption, such Unsuitable Person, or such person’s affiliates, holding capital stock of the Company to be redeemed in accordance with the foregoing shall not: (i) receive any dividend, payment, distribution or interest with regard to such capital stock, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such capital stock, and such capital stock shall not for any purposes be included in the capital stock of the Company entitled to vote, (iii) receive any remuneration that may be due to such person, accruing after the date of delivery of such notice of redemption, in any form from the Company for services rendered or otherwise or (iv) be or continue as a manager, officer, partner or director of the Company or any affiliated company.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

The Company is subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the Company Board approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the Company Board and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, the Charter does not provide for cumulative voting in the election of directors. The Company Board will be empowered to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions will require that stockholders must comply with certain procedures in order to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection

Subject to certain limitations, the Charter provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Charter or the Bylaws; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock outstanding as shown on the most recent report or statement published by the Company; or

•	the average weekly reported trading volume of trading in such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the filing of our Current Report on Form 8-K, filed with the SEC on November 26, 2019, reflecting our status as an entity that is not a shell company.

As of December 31, 2019, the Company had 76,637,470 Class A-1 Shares outstanding. 24,285,196 Class A-1 Shares issued to Sellers in connection with the Business Combination Private Placement and 4,696,675 Class A-1 shares issued to the PIPE Investors in connection with the Investment Private Placement are restricted securities for purposes of Rule 144. 200,000 Class A-1 Shares issued in connection with the Director Share Exchange and 7,800,000 Class A-1 Shares issued in connection with the Sponsor Share Exchange are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All such restricted shares have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

As of December 31, 2019, the Company had 4,999,999 Class A-2 Shares outstanding. On January 14, 2020, 1,596,636 Class A-1 Shares were issued upon exchange of Class A-2 Shares.

As of December 31, 2019, the Company had 22,333,308 Accel Warrants outstanding, consisting of 14,999,982 Pace Public Warrants, 4,888,889 Pace Private Placement Warrants, 1,196,283 Business Combination Private Placement Warrants and 1,248,154 Accel Public Warrants. 4,888,889 Pace Private Placement Warrants and 1,196,283 Business Combination Private Placement Warrants issued to Sellers in connection with the Business Combination Private Placement are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All such restricted warrants have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

Registration Rights

Registration Rights Agreement

In connection with the consummation of the Business Combination, the Company and the Registration Rights Holders entered into the Registration Rights Agreement. The Registration Rights Holders are entitled to registration rights under the Registration Rights Agreement in respect of the Class A-1 Shares held by or issuable upon the exercise of Pace Private Placement Warrants, Business Combination Private Placement Warrants or Accel Public Warrants, or upon exchange of Class A-2 Shares held by such Registration Rights Holders.

Pursuant to the Registration Rights Agreement, at any time, and from time to time, after the consummation of the Business Combination and subject to the lock-up restrictions set forth therein, certain of the Registration Rights Holders, being TPG Pace II Sponsor Successor, LLC, Pace Governance, the Sellers named as Accel Founders or Restricted Accel Stockholders therein, may demand that the Company register for resale some or all of their Class A-1 Shares for so long as they continue to meet certain ownership thresholds. For a period of 24 months from the date of the Registration Rights Agreement, no demand registration may be made unless the Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, in respect of which the Company shall have the right to select the underwriter or underwriters

If a demanding Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, they must so advise the Company as a part of their demand registration notice. A demanding Registration Rights Holder also may request that demand registration be made on a form of registration permitting the offer and sale of registrable shares under Rule 415 of the Securities Act (which, for a period of 24 months following the date of the Registration Rights Agreement, must be in connection with an underwritten offering, in respect of which the Company shall have the right to select the underwriter or underwriters, or a block trade, in respect of which the holders of a majority of registrable shares being sold shall select underwriters from an approved list) or that the applicable registration statement be filed on Form S-3 if the Company is eligible to file a registration on Form S-3.

Each demanding Registration Rights Holder, together with its respective permitted transferees, is entitled to continue to exercise the demand registration rights under the Registration Rights Agreement until such Registration Rights Holder no longer holds shares representing at least $5,000,000 of the outstanding registrable shares, and each exercise of a demand registration right under Registration Rights Agreement must be with respect to a minimum of $5,000,000 of the outstanding registrable shares (or all of the registrable shares of such Registration Rights Holder or Registration Rights Holders, if less than $5,000,000 of the outstanding registrable shares are held by such Registration Rights Holder or Registration Rights Holders). In addition, all Registration Rights Holders have “piggy-back” registration rights to include such securities in other registration statements filed by the Company.

In connection with any underwritten public offering, the Registration Rights Holders have agreed not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any registrable shares or any other securities of the Company during the applicable lock-up period. The lock-up period occurs during the seven calendar days prior to the closing date of the underwritten sale of such securities pursuant to an effective registration statement, except as part of such registration, and during such period after the closing date of the underwritten sale of securities pursuant to an effective registration statement as is set by the managing underwriter (not to exceed 90 calendar days), except as part of such registration.

In addition to the lock-up period relating to an underwritten public offering, these additional lock-up restrictions apply, subject to certain waivers:

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the registrable shares held by the Pace Sponsor Members and the Initial Pace Holders named therein, are not be transferable, assignable or salable by until the earlier of (1) one year after the completion of the Business Combination, (2) the date on which the Company consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of the Company’s stockholders having the right to exchange their Class A-1 Shares for cash, securities or other property, and (3) the date on which the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the Business Combination;

•

the registrable shares held by the Sellers named as “Major Accel Stockholders” therein will not be transferable, assignable or salable for 180 calendar days after the completion of the Business Combination; and

•

each Registration Rights Holder has agreed not to effect any sale or distribution of its registrable shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under the Company’s or its subsidiaries’ credit facilities.

The Registration Rights Agreement includes customary indemnification and confidentiality provisions. The Company will bear the expenses of filing any such registration statements. The Registration Rights Agreement replaces the initial registration rights agreement, dated as of June 27, 2017, by and among Initial Pace Sponsor and Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood.

Investment Private Placement Subscription Agreements

Concurrently with the execution of the Transaction Agreement, Pace entered into the Original Subscription Agreements with the Original Investors. On August 13, 2019, Pace entered into a Subscription Agreement with the Additional Investor.

Pursuant to the Investment Private Placement, and in accordance with the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such PIPE Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The Investment Private Placement was consummated on the date of the consummation of the Business Combination. The proceeds from the Investment Private Placement were used to fund a portion of the cash consideration required to effect the Business Combination.

The Class A-1 Shares issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and was issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Company has agreed, among other things, to register the resale of the Class A-1 Shares pursuant to a registration statement to be filed with the SEC within 30 days after consummation of the Business Combination and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

Other Registration Obligations

Under the terms of the Holder Support Agreement and the Key Holder Support Agreement, Pace agreed, within thirty (30) calendar days after consummation of the Business Combination, to file a registration statement registering the resale of Class A-1 Shares issued to such Business Combination Private Placement Sellers pursuant to the Transaction Agreement. Pace (and following the Business Combination, the Company) is required to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the consummation of the Business Combination and (ii) the 10th business day after the date Pace (or following the Business Combination, the Company) is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The filing of the registration statement of which this prospectus forms a part is intended to satisfy the Company’s obligations pursuant to these provisions of the Holder Support Agreement and Key Holder Support Agreement.

Accel Warrants

Accel and Pace, pursuant to that certain New Continental Warrant Agreement, dated as of November 20, 2019 among the Company and Continental Stock Transfer & Trust Company and that certain Continental Warrant Agreement, dated as of June 27, 2017, between Pace and Continental Stock Transfer & Trust Company, as warrant agent, have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the consummation of the Business Combination, Accel will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A-1 Shares issuable upon exercise of the Accel Warrants (including the Pace Public Warrants and Pace Private Placement Warrants). The filing of the registration statement of which this prospectus forms a part is intended to satisfy these obligations.

Listing

Our Class A-1 Shares are registered under the Exchange Act and listed on the New York Stock Exchange under the trading symbol “ACEL”. Our Accel Warrants, each of which is exercisable for one Class A-1 Share at an exercise price of $11.50, are registered under the Exchange Act and listed on the New York Stock Exchange under the trading symbol “ACEL-WS”.

LEGAL MATTERS

Fenwick & West LLP, New York, New York will pass upon the validity of the Class A-1 Shares and Accel Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Accel Entertainment, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the consolidated financial statements of Accel Entertainment, Inc. and subsidiaries contains explanatory paragraphs that state (1) the Company has changed its method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and (2) the Company consummated a merger on November 20, 2019, which has been accounted for as a reverse recapitalization.

The consolidated financial statements of Grand River Jackpot, LLC and Subsidiary as of and for the year ended December 31, 2018 have been audited by RSM US LLP, independent auditors, as stated in their report thereon which report expresses an unqualified opinion. Such consolidated financial statements have been included herein in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our capital stock, including the Class A-1 Shares and the Accel Warrants, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at ir.accelentertainment.com. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Accel Entertainment, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Accel Entertainment, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

Reverse Recapitalization

As discussed in Note 3 to the consolidated financial statements, the Company consummated a merger on November 20, 2019, which has been accounted for as a reverse recapitalization. The Company’s common stock was adjusted retroactively to give effect for the exchange ratio.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Chicago, Illinois

March 13, 2020

PART I – FINANCIAL INFORMATION

ACCEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Years ended December 31,
	2019	2018	2017
Revenues:
Net video gaming	$410,636	$321,711	$240,235
Amusement	5,912	4,199	3,422
ATM fees and other revenue	7,837	6,083	4,778

Total net revenues	424,385	331,993	248,435

Operating expenses:
Video gaming expenses	271,999	210,507	157,010
General and administrative	75,028	58,157	45,364
Depreciation and amortization of property and equipment	26,398	20,782	16,768
Amortization of route and customer acquisition costs and location contracts acquired	17,975	14,681	9,792
Other expenses, net	19,649	2,997	1,331

Total operating expenses	411,049	307,124	230,265

Operating income	13,336	24,869	18,170

Interest expense	12,860	9,644	8,105
Loss on debt extinguishment	1,141	—	—

(Loss) income before income tax expense	(665)	15,225	10,065
Income tax expense	5,199	4,422	1,754

Net (loss) income	$(5,864)	$10,803	$8,311

Net (loss) income per common share:
Basic (1)	$(0.09)	$0.19	$0.15
Diluted (1)	(0.09)	0.17	0.14
Weighted average number of shares outstanding:
Basic (1)	61,850	57,621	56,321
Diluted (1)	61,850	62,182	59,408

(1)	Per share and share amounts have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 3.

The accompanying notes are an integral part of these consolidated financial statements

ACCEL ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)	December 31,
	2019	2018
Assets
Current assets:
Cash	$125,403	$92,229
Prepaid expenses	4,151	2,538
Income taxes receivable	3,907	2,102
Investment in convertible notes (current)	11,000	—
Other current assets	7,034	5,142

Total current assets	151,495	102,011

Property and equipment, net	119,201	92,442

Other assets:
Route and customer acquisition costs, net	17,399	13,994
Location contracts acquired, net	166,783	126,038
Goodwill	34,511	—
Investment in convertible note, less current portion	19,000	—
Other assets	928	689

	238,621	140,721

Total assets	$509,317	$335,174

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt	$15,000	$62,500
Current maturities of capital lease	—	531
Current portion of route and customer acquisition costs payable	1,700	1,821
Accrued location gaming expense	1,323	1,132
Accrued state gaming expense	7,119	4,929
Accounts payable and other accrued expenses	19,511	12,413
Current portion of consideration payable	10,293	2,556

Total current liabilities	54,946	85,882

Long-term liabilities:
Debt, net of current maturities	334,692	168,895
Route and customer acquisition costs payable, less current portion	4,752	5,364
Consideration payable, less current portion	16,426	9,020
Deferred income tax liability	12,976	8,895

Total long-term liabilities	368,846	192,174

Stockholders’ equity (1):
Preferred Stock, par value of $0.0001; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Class A-1 Common Stock, par value $0.0001; 250,000,000 shares authorized; 76,637,470 shares issued and outstanding at December 31, 2019; 58,491,280 shares issued and outstanding at December 31, 2018	8	6
Class A-2 Common Stock, par value $0.0001; 10,000,000 shares authorized; 4,999,999 shares issued and outstanding at December 31, 2019; no shares issued and outstanding at December 31, 2018	1	—
Treasury stock, at cost	—	(5,832)
Additional paid-in capital	105,986	80,146
Accumulated deficit	(20,470)	(17,202)

Total stockholders’ equity	85,525	57,118

Total liabilities and equity	$509,317	$335,174

(1)	Equity amounts have been retroactively restated to give effect to the reverse capitalization that is discussed in Note 3.

The accompanying notes are an integral part of these consolidated financial statements

ACCEL ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except shares)	Class A-1 Common Stock (1)		Class A-2 Common Stock		Additional Paid-In Capital (1)	Treasury Stock		Note Receivable, Stockholder	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount		Shares	Amount
Balance, January 1, 2017	54,133,885	$5	—	$—	$60,667	(96,273)	$(217)	$—	$(36,316)	$24,139
Repurchase of common stock	—	—	—	—	—	(32,658)	(124)	—	—	(124)
Exercise of common stock options	1,122,256	—	—	—	1,351	17,206	29	—	—	1,380
Exercise of warrants	118,601	—	—	—	16	79,067	189	—	—	205
Issuance of common stock pursuant to acquisition of business	2,521,815	1	—	—	10,670	32,658	123	—	—	10,794
Issuance of note receivable and shares	562,838	—	—	—	2,293	—	—	(3,268)	—	(975)
Stock option compensation	—	—	—	—	804	—	—	—	—	804
Net income	—	—	—	—	—	—	—	—	8,311	8,311

Balance, December 31, 2017	58,459,396	$6	—	$—	$75,801	—	$—	$(3,268)	$(28,005)	$44,534

Repurchase of common and preferred stock	—	—	—	—	—	(694,726)	(3,343)	—	—	(3,343)
Exercise of common stock options	31,885	—	—	—	(782)	252,981	1,178	—	—	396
Receipt of stock previously issued pursuant to acquisition into treasury	—	—	—	—	—	(67,998)	(399)	—	—	(399)
Reclassification of contingent stock consideration	—	—	—	—	4,674		—	—	—	4,674
Settlement of note receivable issued	—	—	—	—	—	(802,137)	(3,268)	3,268	—	—
Stock option compensation	—	—	—	—	453		—	—	—	453
Net income	—	—	—	—	—		—	—	10,803	10,803

Balance, December 31, 2018	58,491,281	$6	—	$—	$80,146	(1,311,880)	$(5,832)	$—	$(17,202)	$57,118

Exercise of common stock options	342,139	—	—	—	(4,299)	1,244,725	7,524	—	—	3,225
Exercise of warrants	3,229,295	—	—	—	3,165	46,409	227	—	—	3,392
Employee stock option compensation	—	—	—	—	2,236		—	—	—	2,236
Contributed capital, professional service fees paid by shareholder	—	—	—	—	2,891		—	—	—	2,891
Effect of reverse recapitalization:
Shares exchanged for withholding on stock options and shares repurchased	—	—	—	—	—	(906,128)	(9,331)	—	—	(9,331)
Net equity infusion from reverse recapitalization	14,574,755	2	4,999,999	1	21,847	926,874	7,412	—	—	29,262
Cumulative transition adjustment for adoption of Topic 606, net of taxes	—	—	—	—	—		—	—	2,596	2,596
Net loss	—	—	—	—	—		—	—	(5,864)	(5,864)

Balance, December 31, 2019	76,637,470	$8	4,999,999	$1	$105,986	—	$—	$—	$(20,470)	$85,525

(1)	See Note 3 for reverse recapitalization effects herein.

The accompanying notes are an integral part of these consolidated financial statements

ACCEL ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended 31,
(In thousands)	2019	2018	2017
Cash flows from operating activities:
Net (loss) income	$(5,864)	$10,803	$8,311
Non-cash items included in net (loss) income:
Depreciation and amortization of property and equipment	26,398	20,782	16,768
Amortization of route and customer acquisition costs and location contracts acquired	17,975	14,681	9,792
Amortization of debt issuance costs	655	394	284
Contributed capital, professional service fees paid by shareholder	2,891	—	—
Stock option compensation	2,236	453	804
Loss (gain) on disposal of property and equipment	100	61	338
Loss on write-off of route and customer acquisition costs and route and customer acquisition costs payable	342	516	395
Loss on debt extinguishment	1,141	—	—
Remeasurement of contingent consideration	6,723	852	—
Accretion of interest on route and customer acquisition costs payable, contingent consideration, and contingent stock consideration	1,623	912	695
Deferred income taxes	4,081	4,300	1,519
Changes in operating assets and liabilities, net of acquisition of businesses:
Prepaid expenses and other current assets	(3,507)	(491)	(3,825)
Income taxes receivable	(1,804)	(1,436)	(667)
Route and customer acquisition costs	(5,438)	(3,719)	(2,778)
Route and customer acquisition costs payable	(1,342)	(956)	(1,354)
Accounts payable and accrued expenses	(405)	(2,649)	3,222
Consideration payable	—	(196)	—
Other assets	(240)	36	(407)

Net cash provided by operating activities	45,565	44,343	33,097

Cash flows from investing activities:
Purchases of property and equipment	(20,796)	(23,246)	(23,626)
Proceeds from the sale of property and equipment	121	1,173	259
Payments for location contracts acquired	—	(80)	(2,374)
Purchase of investment in convertible notes	(30,000)	—	—
Business and asset acquisitions, net of cash acquired	(100,857)	(51,394)	(45,129)

Net cash used in investing activities	(151,532)	(73,547)	(70,870)

Cash flows from financing activities:
Proceeds from term loan	240,000	46,250	—
Payments on term loan	(115,625)	(11,625)	(9,000)
Proceeds from delayed draw term loans	169,000	75,000	60,000
Payments on delayed draw term loans	(159,000)	(59,000)	(9,000)
Net proceeds from line of credit	(8,500)	3,000	18,500
Payments for debt issuance costs	(9,374)	(533)	—
Payments for repurchase of common shares	—	(3,343)	(123)
Proceeds from exercise of stock options and warrants	3,583	396	1,584
Payments on consideration payable	(2,321)	(814)	(351)
Payments on capital lease obligation	(531)	(3,276)	(2,729)
Net increase in outstanding checks in excess of bank balance	—	67	200
Proceeds from capital infusion in reverse recapitalization	27,030	—	—
Tax withholding on share-based payments	(5,121)	—	—

Net cash provided by financing activities	139,141	46,122	59,081

Net increase in cash	33,174	16,918	21,308
Cash:
Beginning of year	92,229	75,311	54,003

End of year	$125,403	$92,229	$75,311

ACCEL ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)	2019	2018	2017
Supplemental disclosures of cash flow information:
Cash payments for:
Interest, net of amount of capitalized	$12,024	$8,719	$6,224
Income taxes paid	$1,759	$1,594	$—
Supplemental schedules of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued liabilities	$11,501	$2,243	$1,050
Reclassification of contingent stock consideration from liabilities to equity	$—	$2,575	$890
Acquisition of businesses and assets:
Total identifiable net assets acquired	$119,178	$63,745	$65,119
Less cash acquired	(8,861)	(3,633)	(4,926)
Less contingent consideration	(7,216)	(5,350)	(595)
Less promissory note	(2,244)	(3,368)	—
Less common stock consideration	—	—	(10,794)
Less contingent stock consideration	—	—	(3,675)

Cash purchase price	$100,857	$51,394	$45,129

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Description of Business

Accel Entertainment, Inc. and its subsidiaries (“the Company”) wholly owned subsidiary, Accel Entertainment Gaming LLC, is a terminal operator licensed by the State of Illinois Gaming Board since March 15, 2012. Its terminal operator license allows the Company to install and operate video gaming terminals in licensed video gaming locations throughout the State of Illinois as approved by individual municipalities. The Company also operates redemption terminals, which also function as automated teller machines (“ATMs”) at its licensed video gaming locations, and amusement equipment at certain locations. The Company is subject to various federal, state and local laws and regulations in addition to gaming regulations. The terminal operator license, which is not transferable or assignable, requires compliance with applicable regulations and the license is renewable annually unless sooner cancelled or terminated.

The Company operates 10,499 and 7,649 video gaming terminals across 2,312 and 1,686 locations in the State of Illinois as of December 31, 2019 and 2018, respectively.

On November 20, 2019, TPG Pace Holdings Corp., (“TPG Holdings”) entered into a Transaction Agreement with each of the shareholders of Accel Entertainment, Inc. (“Accel”). Pursuant to the Transaction Agreement and in connection therewith, TPG Holdings acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock from the Accel shareholders. In connection with the closing of the transaction, TPG Holdings changed its name to Accel Entertainment, Inc. For more information on this transaction, see Note 3.

The Company is an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) following the consummation of the merger of TPG Pace Holding Corp. and Accel Entertainment, Inc. The Company has elected to use this extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act and as a result of this election, its financial statements may not be comparable to companies that comply with public company effective dates. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following June 30, 2022, (b) in which Accel has total annual gross revenue of at least $1.0 billion or (c) in which Accel is deemed to be a large accelerated filer, which means the market value of Class A-1 Shares that is held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (ii) the date on which Accel has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Note 2.	Summary of Significant Accounting Policies

Basis of presentation and preparation: The consolidated financial statements and accompanying notes were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Adopted accounting pronouncements: In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing revenue recognition and creates a new topic for Revenue from Contracts with Customers. The guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This guidance also substantially revises required interim and annual disclosures. The Company, as an Emerging Growth Company (“EGC”), elected to use the non-public

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

effective date and adopted the standard in the fourth quarter of 2019 for the annual period ended December 31, 2019. The Company also elected the modified retrospective adoption approach and applied the standard to all contracts open as of January 1, 2019. The Company’s quarterly financial statement disclosure for the first nine months of 2019 reflect the previous accounting standard of FASB ASC 605, Revenue Recognition, and will not be restated for the adoption of Topic 606. The cumulative impact of the new revenue standard for fiscal year 2019 was recorded in the fourth quarter and reflects the adjustment as if the Company adopted the standard as of January 1, 2019. The timing and amount of revenue recognized by the Company did not change upon the adoption of the new standard, however the Company’s accounting for route acquisition costs was impacted. ASC 340-40, Other Assets and Deferred Costs—Contracts With Customers (“ASC 340-40”), issued in conjunction with ASU 2014-09, provides updated guidance around accounting for the incremental costs of obtaining a contract with a customer and for the costs incurred to fulfill a contract with a customer. ASC 340-40 states that an entity should amortize contract cost assets “on a systemic basis that is consistent with the transfer to the customer of the good or services to which the asset relates”, which typically corresponds to the period in which revenue will be recognized. The Company chose straight-line amortization of the contracts as it felt that best depicted when revenue would be recognized and when customers are visiting the gaming establishments. When determining the appropriate amortization period under ASC 340-40, the Company evaluated the impact of any renewal clauses that are likely to be exercised. The Company focused on whether commissions paid for renewals were commensurate with commissions paid on the original contract. The Company determined the renewal commissions were not commensurate and the amortization period should include expected renewals. As such, the period over which route and customer acquisition costs are amortized was extended to include expected renewals which resulted in an increase to the average life to 12.4 years. The Company recorded a cumulative effect adjustment, net of taxes, to accumulated deficit of $2.6 million relating to the decreased in accumulated amortization of route acquisition costs. In addition, the Company’s current year amortization expense decreased by $1.1 million.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. The Company adopted ASU No. 2017-01 on January 1, 2019.

Use of estimates: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (iii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used by the Company include, among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards, stock price volatility and estimated stock prices prior to the reverse recapitalization discussed in Note 3 when computing share-based compensation expense. Actual results may differ from those estimates.

Segment information: The Company operates as a single operating segment. The Company’s chief operating decision maker (“CODM”) is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM assesses the Company’s performance

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

and allocates resources based on consolidated results, and this is the only discrete financial information that is regularly reviewed by the CODM.

Cash: Cash includes bank deposit accounts; uncollected cash in the Company’s video gaming terminals, ATMs, and redemption terminals; and cash in Company vaults.

The Company’s policy is to limit the amount of credit exposure to any one financial institution. The Company maintains its cash in accounts which may at times exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts.

Convertible notes: At acquisition, an entity shall classify debt securities as trading, available-for-sale, or held-to-maturity. While the Company has no the intention of selling the notes, it cannot classify them as held-to-maturity due to the conversion feature. Therefore, the Company has classified its investment in convertible notes as available for sale.

Property and equipment: Property and equipment are stated at cost or fair value at the date of acquisition. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Spare parts are included in other current assets when acquired and are expensed when used to repair equipment. Depreciation has been computed using the straight-line method over the following estimated useful lives:

Years
Video game terminals and equipment	7
Amusement and other equipment	7
Office equipment and furniture	7
Computer equipment and software	3 - 5
Leasehold improvements	5
Vehicles	5
Buildings and improvements	15 - 29

Leasehold improvements are amortized over the shorter of the useful life or the lease.

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed.

Concentration of credit risk: The Company’s operations are centralized primarily in the State of Illinois. Should there be favorable or unfavorable changes to the Illinois Gaming Act there may be an impact on the Company’s results of operations. The Company has high concentrations of locations within certain municipalities in Illinois which could impact the Company if these municipalities change their gaming laws.

Fair value of financial instruments: The Company’s financial instruments consist principally of cash, convertibles notes, accounts payable, contingent consideration, and bank indebtedness.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

The carrying amount of cash, accounts payable and short-term borrowings approximates fair value because of the short-term maturity of these instruments. The Company estimates the fair value of its convertible notes using a binomial lattice model in which a convertible instrument is split into two separate components: a cash-only (debt) component and an equity component. The Company estimates the fair value of its debt using level two and level three inputs by discounting the future cash flows using current interest rates at which it could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Contingent consideration, which is recorded within consideration payable on the accompanying consolidated balance sheets, is measured at fair value on a recurring basis based on Level 3 inputs. The fair value recorded at December 31, 2019 and 2018 was determined using a discounted cash flow analysis. Refer to consideration payable below for disclosure of unobservable Level 3 inputs used.

Revenue recognition: The Company generates revenues in the State of Illinois from the following types of services: Video gaming terminals, Amusements and ATMs. Revenue is disaggregated by type of revenue and is presented on the face of the consolidated statements of operations.

Video gaming terminal revenue is the net cash from gaming activities, which is the difference between gaming wins and losses. Video gaming terminal revenue includes the amounts earned by the licensed video gaming locations and is recognized at the time of gaming play. Additionally, taxes and administrative expenses due to the State of Illinois are recorded as video gaming terminal revenue and video gaming expenses.

Amusement revenue represents amounts collected from machines (e.g. dart boards, digital jukeboxes, pool tables, etc.) operated at various locations and is recognized at the time the machine is used.

ATM fees and other revenue represents fees charged for the withdrawal of funds from the Company’s redemption terminals and stand-alone ATM machines and is recognized at the time of the transaction.

The Company determined that in a gaming environment, whenever a customer’s money has been accepted by a machine, the Company has an obligation (an implied contract) to provide the customer access to the game and honor the outcome of the game (in the case of video gaming terminals). The Company determined that the implied contract is entered into between the Company and customers satisfies the requirements of a contract under the new revenue standard, as (i) the contract is a legally enforceable contract with the customer, (ii) the arrangement identifies the rights of the parties, (iii) the contract has commercial substance, and (iv) the cash is received upfront from the customer so its collectability is probable. The gaming service is a single performance obligation in each implied contract with the customer. The Company applies the portfolio approach of all wins and losses by Video Gaming Terminals (“VGTs”) daily to determine the total transaction price of the portfolio of implied contracts. The Company recognizes revenue when the single performance obligation is satisfied, which is at the completion of each game.

Route and customer acquisition costs: The Company’s route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow the Company to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to the Company’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the life of the contract, which upon adoption of Topic 606, includes expected renewals. The Company records the accretion of interest on route and customer acquisitions

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

costs payable in the consolidated statements of operations as a component of interest expense. For locations that close prior to the end of the contractual term, the Company writes-off the net book value of the route and customer acquisition cost and route and customer acquisition cost payable and records a gain or loss in the consolidated statements of operations as a component of other expenses, net. The Company’s route and customer acquisition costs also consists of prepaid commission costs to our internal sales force of employees. The commissions paid to internal sales employees are subsequently expensed once the respective licensed video gaming location goes live and the commission is earned by the employee.

Business acquisitions: The Company evaluates the inputs, processes and outputs of each business acquisition to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and amortized over the useful life of the acquired assets. The Company accounts for acquisitions using the acquisition method and records the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date. Recognized intangibles primarily include the value of location contracts. The Company estimates the fair value of the business acquired using a combination of the cost and income approaches, depending on the specific assets or liabilities acquired. The Company estimates the value of property and equipment and other current assets and liabilities acquired based on their cost, which approximates fair value at acquisition.

Location contracts acquired: Location contracts acquired are accounted for as intangible assets and consist of expected cash flows to be generated from location contracts acquired through business and asset acquisitions. Location contracts acquired are amortized on a straight-line basis over the expected useful life of 10 years.

Goodwill: Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets acquired when accounted for using the purchase method of accounting. Goodwill is not amortized, but reviewed for impairment annually, as of October 1st, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. The Company compares the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the Company would record an impairment loss equal to the difference.

Consideration payable: Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future location performance related to certain business acquisitions (see Note 10). Consideration payable, exclusive of contingent consideration, is discounted using the Company’s incremental borrowing rate associated with its long-term debt. The contingent consideration is measured at fair value on a recurring basis. The changes in the fair value of contingent consideration are recognized within the Company’s consolidated statements of operations as other expenses, net.

Impairment of long-lived assets: Long-lived assets, which includes property and equipment, net and other assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Impairment of the assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount of which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment of long-lived assets in 2019, 2018, or 2017.

Contingent stock consideration: Contingent stock, which is provided as consideration in business acquisitions, is valued based on the fair value of stock issued. The contingent stock consideration is discounted using the

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

Company’s weighted average cost of capital and the accretion of interest is recorded in the consolidated statements of operations as a component of interest expense.

Stock-based compensation: The Company grants common stock options to certain employees and officers. Stock option compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as general and administrative expense over the employee’s requisite service period.

Income taxes: The Company is organized as a C-corporation and is taxable at the federal and state level. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the book basis of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates as of the date of enactment.

The Company follows ASC Topic 740, Income Taxes, for accounting for uncertainty in income taxes. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Company files tax returns in all appropriate jurisdictions, which includes a federal tax return and three state returns. Open tax years for the federal and state returns are 2016 to 2018, which statutes expire in 2020 to 2022, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses in the consolidated statements of operations.

Comprehensive income (loss): Comprehensive income (loss) is a measure of net income (loss) and all other changes in equity that result from transactions other than transactions with stockholders. Management has determined that net income (loss) is the Company’s only component of comprehensive income (loss). Accordingly, there is no difference between net income (loss) and comprehensive income (loss).

Earnings (loss) per share: The Company determines earnings per share in accordance with the authoritative guidance in ASC Topic 260, Earnings Per Share. The Company computes basic earnings per share by dividing net income (loss) by the weighted average number of shares outstanding for the applicable period. Diluted earnings per share are computed in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that the Company has not yet recognized are assumed to be used to repurchase shares.

Debt issuance costs: Debt issuance costs are capitalized and amortized on a straight-line basis, which approximates the effective interest method, over the contractual terms of the related loans and are presented as an offset to the related loans.

Reverse recapitalization expenses. Legal fees and other costs that were determined to be direct and incremental to the reverse recapitalization were recorded to equity as additional paid-in capital. Other fees associated with the reverse recapitalization that were not direct and incremental were recorded to other expenses, net on the consolidated statements of operations.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2.	Summary of Significant Accounting Policies (Continued)

Advertising costs: Advertising costs are primarily comprised of marketing expenses, which are recorded within general and administrative expense within the accompanying consolidated statements of operations. Advertising costs were $4.7 million, $3.0 million, and $2.8 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Recent accounting pronouncements: In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. In July 2018, the FASB also issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method allowing the standard to be applied at the adoption date. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for the Company’s fiscal year beginning after December 15, 2020, including interim periods within that fiscal year, unless the Company disqualifies as an emerging growth company, in which case earlier adoption may be required. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is assessing impact of the standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which intends to simplify the guidance by removing certain exceptions to the general principles and clarifying or amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Although the Company is currently evaluating the impact of the adoption of ASU 2019-12, the Company does not expect it to have a material impact on its consolidated financial statements.

Note 3.	Reverse Recapitalization

As discussed in Note 1, on November 20, 2019, Accel Entertainment, Inc., consummated a business combination pursuant to the Transaction Agreement, which has been accounted for as a reverse recapitalization. Pursuant to the Transaction Agreement, TPG Holdings Corp. acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc. In connection with reverse recapitalization, TPG Pace Holdings Corp. changed its name to Accel Entertainment, Inc.

The consideration paid to holders of Accel stock in connection with the reverse recapitalization and subject to the terms and conditions of the Transaction Agreement, consisted of a mix of consideration comprised of cash consideration equal to the number of shares of Accel stock for which such holder of Accel stock made a cash election multiplied by $177 per share (the “Purchase Price”) and share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such holder of Accel Stock did not make a cash election multiplied by an exchange ratio calculated by dividing the Purchase Price by $10.30, which was the closing price of the common stock of TPG Pace Holdings Corp. on November 20, 2019. In addition, each holder of Accel stock that made a cash election with respect to less than 70% of its shares of Accel stock received its pro rata share, with such pro rata share determined with reference to a number of shares equal to 70% of such holder’s shares of Accel Stock less the number of shares of Accel stock with respect to which such holder made a cash election, of 2,444,444 2019 Warrants, subject to the conditions set forth in a warrant agreement and 3,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3.	Reverse Recapitalization (Continued)

In connection with the reverse recapitalization, TPG Pace Holdings and its affiliates converted 7,500,000 of Class A-1 Shares, 4,888,889 2019 Warrants subject to the conditions set forth in the New Pace Warrant Agreement and 2,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.

As part of an Investment Private Placement, certain accredited investors (as defined by Rule 501 of Regulation D) agreed to subscribe for and purchase and Pace agreed to issue and sell to such investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million. The proceeds from the Investment Private Placement was used to fund a portion of the cash consideration required in the reverse recapitalization.

In connection with the reverse recapitalization, Accel repurchased approximately 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (i) the repayment of existing loans to Accel’s executive officers, (ii) the exercise of vested options and (iii) funding any resulting tax obligations from the exercise of such vested options.

In accounting for the reverse recapitalization, the net equity infusion from the reverse recapitalization was $29.3 million as shown in the table below (in thousands):

Amount
TPG Holdings Corp cash balance, November 19, 2019	$429,952
Less redemption of Accel shares prior to reverse recapitalization	(413,733)

Cash balance prior to backstop equity financing	16,219
Plus funds from Investment Private Placement	48,038

Cash balance prior to consummation of the reverse recapitalization	64,257
Less adjustments to equity infusion:
Payment for sponsor loan	(4,000)
Transaction costs related to the reverse recapitalization, net of tax	(31,005)

Net equity infusion prior to stock issuance	29,252
Impact of stock issued in reverse recapitalization	10

Net equity infusion from reverse recapitalization	29,262
Less impact from conversion of treasury stock and issuance of warrants	(7,415)

Net impact to additional paid-in-capital from reverse recapitalization	$21,847

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3.	Reverse Recapitalization (Continued)

Capitalization Adjustments

The table below summarizes the number of shares of Accel issued upon consummation of the reverse recapitalization consisting of (i) the number of shares of Accel stock outstanding immediately before the reverse recapitalization along with the impact of the exchange ratio.

Accel Capital Stock—pre reverse recapitalization	Number of Shares
Class A Common Stock	472,773
Class B Common Stock	662,228
Class C Preferred Stock	1,530,779
Class D Preferred Stock	944,925

Total Shares of Accel Stock on November 20, 2019	3,610,705
Exchange ratio	17.188531

Effect of exchange ratio to convert Accel stock to A-1 Common Stock	62,062,715
Shares issued in reverse recapitalization	14,574,755

Total A-1 Common Stock	76,637,470

Immediately after the reverse recapitalization, there were 76,637,470 Class A-1 Shares, 4,999,999 Class A-2 Shares, and 22,333,308 warrants to purchase Class A-1 Share issued and outstanding. Upon the closing, the Company’s Class A-1 Shares and warrants began trading on the New York Stock Exchange.

Note 4.	Investment in Convertible Note

On July 19, 2019, the Company entered into an agreement to purchase up to $30.0 million in convertible promissory notes that bear interest at 3% per annum from another terminal operator. The Company has the option of converting the notes to common stock of the terminal operator prior to the maturity date. At closing, the Company purchased a $5.0 million note which is subordinated to the terminal operator’s credit facility and matures six months following the satisfaction of administrative conditions.

On October 11, 2019, the Company purchased an additional $25.0 million note which is also subordinated to the terminal operator’s credit facility and, beginning on July 1, 2020, the balance of this note, if not previously converted, will be payable in equal $1,000,000 monthly installments until all principal has been repaid in full.

The carrying amount of the investment in the convertible notes approximates the fair value, in all material respects, as of December 31, 2019. For more information on how the Company determined the fair value of the convertible note, see Note 11.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5.	Property and Equipment

Property and equipment consists of the following at December 31 (in thousands):

	2019	2018
Video game terminals and equipment	$166,850	$126,043
Amusement and other equipment	16,417	12,539
Office equipment and furniture	1,540	1,827
Computer equipment and software	8,715	5,092
Leasehold improvements	44	44
Vehicles	9,304	7,174
Buildings and improvements	12,075	9,365
Land	911	883
Construction in progress	768	1,339

Total property and equipment	216,624	164,306
Less accumulated depreciation and amortization	(97,423)	(71,864)

Property and equipment, net	$119,201	$92,442

Depreciation and amortization of property and equipment amounted to $26.4 million, $20.8 million and $16.8 million during the years ended December 31, 2019, 2018 and 2017, respectively.

Note 6.	Route and Customer Acquisition Costs

The Company enters into contracts with third parties and licensed video gaming locations throughout the State of Illinois which allow the Company to install and operate video gaming terminals. When video gaming operations commence, payments are due monthly. Gross payments due, based on the number of live locations, are approximately $7.4 million and $8.2 million as of December 31, 2019 and 2018, respectively. Payments are due over varying terms of the individual agreements and are discounted at the Company’s incremental borrowing rate associated with its long-term debt at the time the contract is acquired. The net present value of payments due is $6.5 million and $7.2 million as of December 31, 2019 and 2018, respectively, of which approximately $1.7 million and $1.8 million is included in current liabilities in the accompanying consolidated balance sheets as of December 31, 2019 and 2018, respectively. The route and customer acquisition cost asset is comprised of payments made on the contracts of $18.7 million and $18.8 million as of December 31, 2019 and 2018, respectively. The Company has upfront payments of commissions paid to the third parties for the acquisition of the customer contracts that are subject to a claw back provision if the customer cancels the contract prior to completion. The payments subject to a claw back are $2.2 million and $2.6 million as of December 31, 2019 and 2018, respectively.

Route and customer acquisition costs consist of the following at December 31 (in thousands):

	2019	2018
Cost	$28,501	$27,726
Accumulated amortization	(11,102)	(13,732)

Route and customer acquisition costs, net	$17,399	$13,994

Amortization expense of route and customer acquisition costs was $1.7 million, $3.9 million and $3.3 million for the years ended December 31, 2019, 2018 and 2017, respectively. As previously mentioned, the Company’s current year amortization expense decreased by $1.1 million due to the adoption of ASC Topic 606 as the amortization period over which route and customer acquisition costs was extended to include expected renewals.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7.	Location Contracts Acquired

Location contract assets acquired in business acquisitions are recorded at acquisition at fair value based on an income approach. Location contracts acquired consist of the following at December 31, 2019 and 2018 (in thousands):

	2019	2018
Cost	$204,353	$147,341
Accumulated amortization	(37,570)	(21,302)

Location contracts acquired, net	$166,783	$126,038

Each asset is amortized over the expected useful life of 10 years. Estimated amortization expense related to location contracts acquired for the next five years and thereafter is as follows:

Year ending December 31:
2020	$20,475
2021	20,475
2022	20,475
2023	20,475
2024	20,267
Thereafter	64,615

Total	$166,783

Amortization expense of location contracts acquired was $16.2 million, $10.8 million and $6.5 million, during the years ended December 31, 2019, 2018 and 2017, respectively.

Note 8.	Goodwill

On September 16, 2019, the Company acquired Grand River Jackpot which was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill of $34.5 million as of December 31, 2019, of which $27.3 million is deductible for tax purposes. See Note 10 for more information on how the amount of goodwill was calculated.

The Company had no goodwill prior to the Grand River Jackpot acquisition.

Given the very short timeframe between the initial recording of the goodwill and the Company’s annual impairment test on October 1, 2019, the Company did not perform a full valuation by a third party to determine the fair value of its goodwill. Instead the Company assessed qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of its goodwill is less than its carrying amount. In performing this assessment, the Company considered such factors as its historical performance, its growth opportunities in existing markets; new markets and new products in determining whether the goodwill was impaired. The Company also referenced its forecasts of revenue, operating income, and capital expenditures and concluded the carrying value of its goodwill was not impaired as of October 1, 2019.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.	Debt

The Company’s debt as of December 31, consisted of the following (in thousands):

	2019	2018
New Credit Facility:
Revolving credit facility	$58,500	$—
Term Loan	240,000	—
Delayed Draw Term Loan (DDTL)	60,000	—
Prior Credit Facility:
Line of credit	—	50,000
Contract draw loan	—	67,000
Term loans	—	115,625

Total debt	358,500	232,625
Less: Debt issuance costs	(8,808)	(1,230)

Total debt, net of debt issuance costs	349,692	231,395
Less: Current maturities	(15,000)	(62,500)

Total debt, net of current maturities	$334,692	$168,895

New Senior Secured Credit Facility

On November 13, 2019, in order to refinance its prior credit facility, for working capital and other general purposes from time to time, the Company entered into a credit agreement (the “Credit Agreement”) as borrower, the Company and its wholly-owned domestic subsidiaries, as a guarantor, the banks, financial institutions and other lending institutions from time to time party thereto, as lenders, the other parties from time to time party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Agent”), collateral agent, issuing bank and swingline lender, providing for a:

•	$100.0 million revolving credit facility, including a letter of credit facility with a $10.0 million sublimit and a swing line facility with a $10.0 million sublimit,

•	$240.0 million initial term loan facility and

•	$125.0 million additional term loan facility.

As of December 31, 2019, there remained approximately $106.5 million of availability under the Credit Agreement.

The obligations under the Credit Agreement are guaranteed by the Company and its wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Guarantors”). The obligations under the Credit Agreement are secured by substantially all of assets of the Guarantors, subject to certain exceptions. Certain future-formed or acquired wholly owned domestic subsidiaries of the Company will also be required to guarantee the Credit Agreement and grant a security interest in substantially all of its assets (subject to certain exceptions) to secure the obligations under the Credit Agreement.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at a rate per annum equal to either (a) the adjusted LIBOR rate (“LIBOR”) (which cannot be less than zero) for interest periods of 1, 2, 3 or 6 months (or if consented to by (i) each applicable Lender, 12 months or any period shorter than 1 month or (ii) the Agent, a shorter period necessary to ensure that the end of the relevant interest period would coincide with any

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.	Debt (Continued)

required amortization payment ) plus the applicable LIBOR margin or (b) the alternative base rate (“ABR”) plus the applicable ABR margin. ABR is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1.0%, (ii) the prime rate announced from time to time by Capital One, National Association and (iii) LIBOR for a 1-month Interest Period on such day plus 1.0%. The Credit Agreement also includes provisions for determining a replacement rate when LIBOR is no longer available. As of December 31, 2019, the weighted-average interest rate was approximately 4.45%.

Interest is payable quarterly in arrears for ABR loans, at the end of the applicable interest period for LIBOR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. The Company is required to pay a commitment fee quarterly in arrears in respect of unused commitments under the revolving credit facility and the additional term loan facility. Additionally, the Company is required to pay an upfront fee with respect to any funded additional term loans.

The applicable LIBOR and ABR margins and the commitment fee rate are calculated based upon the first lien net leverage ratio of the Company and its restricted subsidiaries on a consolidated basis, as defined in the Credit Agreement. Until the delivery of the initial financial statements under the Credit Agreement, the revolving loans and term loans bear interest, at the option of the Company, at either (a) ABR plus a margin of 1.25% or (b) LIBOR plus a margin of 2.25%.

The additional term loan facility is available for borrowings until November 13, 2020. Each of the revolving loans and the term loans mature on November 13, 2024.

The term loans and, once drawn, the additional term loans will amortize at an annual rate equal to approximately 5.00% per annum. Upon the consummation of certain non-ordinary course asset sales, the Company may be required to apply the net cash proceeds thereof to prepay outstanding term loans and additional term loans. The loans under the Credit Agreement may be prepaid without premium or penalty, subject to customary LIBOR “breakage” costs.

The Credit Agreement contains certain customary affirmative and negative covenants and events of default, and requires the Company and certain of its affiliates obligated under the Credit Agreement to make customary representations and warranties in connection with credit extensions thereunder.

In addition, the Credit Agreement requires the Company to maintain (a) a ratio of consolidated first lien net debt to consolidated EBITDA no greater than 4.50 to 1.00 and (b) a ratio of consolidated EBITDA to consolidated fixed charges no less than 1.20 to 1.00, in each case, tested as of the last day of each full fiscal quarter ending after the Closing Date and determined on the basis of the four most recently ended fiscal quarters of the Company for which financial statements have been delivered pursuant to the Credit Agreement, subject to customary “equity cure” rights.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor. The failure to pay certain amounts owing under the Credit Agreement may result in an increase in the interest rate applicable thereto.

The Company was in compliance with all debt covenants as of December 31, 2019.

The Company incurred $8.8 million of debt issuance costs related to the New Senior Secured Credit Facility, which will be amortized over the life of the Facility.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.	Debt (Continued)

Prior Credit Facility

On December 8, 2015, the Company entered into an Amended and Restated Loan and Security Agreement with a syndicated group of banks. Under this agreement term loan availability was a $50,000,000, contract draw loan availability was $40,000,000, and revolving line of credit availability was $35,000,000. Interest applicable on the term loan, contract draw loan, and revolving line of credit was payable on unpaid balance at the variable per annum LIBOR plus an applicable margin, as defined, ranging from 2.00% to 3.25% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. On November 15, 2016, the Company entered into a Second Amended and Restated Loan and Security Agreement (“Second Amendment”) with most of the same syndicated group of banks which provided for a total loan facility of $210,000,000 and includes term loan availability, contract draw availability, and line of credit availability. On April 10, 2018, the Company entered into a Third Amended and Restated Loan and Security Agreement (“Third Amendment”) with most of the same syndicated group of banks in prior loan agreements, and increased the loan facility from $210,000,000 to $300,000,000. The Third Amendment extended the agreement maturity date from November 2021 to April 2023.

Under the Second Amendment, interest applicable on all facilities was payable monthly on unpaid balances at the variable per annum LIBOR rate plus an applicable margin, as defined, ranging from 1.95% to 3.00% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. An unused line fee of 0.30% was payable monthly on the difference between the total availability and the average daily balance of the revolving line of credit and the contract loan draw outstanding.

Under the Third Amendment, interest on all credit facilities was payable monthly on unpaid balances at the variable per annum LIBOR rate (2.51% at December 31, 2018) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. As of December 31, 2018, the average interest rate was approximately 4.60%. An unused line fee of 0.25% was payable monthly on the difference between the total availability and the average daily balance of the line of credit and the contract draw loan outstanding.

The Third Amendment increased the term loan availability from $90,000,000 to $125,000,000 and required quarterly principal payments of $3,125,000 through March 31, 2020, $3,906,250 through March 31, 2022, $4,687,500 through March 31, 2023, and the remaining balance due upon maturity in April 2023.

The Third Amendment increased the contract draw availability from $65,000,000 to $90,000,000 and changed from a borrowing draw loan to a revolving facility whereby the Company could borrow and repay throughout the term of the agreement with no required loan repayments until maturity in April 2023.

The Third Amendment increased the maximum line of credit borrowings from $55,000,000 to $85,000,000 subject to a borrowing base which was defined as the sum of 90% of the Company’s vault cash outstanding, as defined; less payables owed to establishment owners, the State of Illinois and the Illinois Gaming Board. Payments could be made on demand at the Company’s election, and were only required if the balance exceeds the lesser of the total line of credit commitment of $85,000,000 or the revolving loan availability.

Additionally, the Company had the ability to utilize letters of credit.

The credit facilities were collateralized by substantially all assets of the Company and included defined financial covenants related to leverage, fixed charge and minimum EBITDA.

The Prior Credit Facility was paid off with the proceeds from the New Senior Secured Credit Facility. In connection with the extinguishment of the Prior Credit Facility, the Company recorded a loss from debt extinguishment of $1.1 million.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.	Debt (Continued)

The principal maturities of long-term debt as of December 31, 2019 are as follows (in thousands):

Year ending December 31:
2020	$15,000
2021	15,000
2022	15,000
2023	15,000
2024	298,500

Total debt	$358,500

The estimated fair value of the Company’s debt at December 31, 2019 approximated its carrying value as the debt facilities as of such date bore interest based on prevailing variable market rates and as such were categorized as a Level 2 in the fair value hierarchy as defined in Note 11.

The fair value of the Company’s debt at December 31, 2018 was estimated based on observable inputs such as the change in yield on comparable indices and unobservable inputs such as the enterprise value. The inputs used to determine the fair value were classified as Level 2 and Level 3 in the fair value hierarchy.

The carrying value and estimated fair value of our debt at December 31, was as follows (in thousands):

	2019	2018
Carrying value	$349,692	$231,395
Estimated Fair value	349,692	229,763

Note 10.	Business and Asset Acquisitions

2019 Business Acquisitions

Grand River Jackpot

On August 26, 2019, the Company entered into an agreement to acquire all issued and outstanding membership interests in Grand River Jackpot, LLC and subsidiaries (“Grand River”), a terminal operator licensed by the State of Illinois Gaming Board. On September 16, 2019, the Company completed its acquisition of Grand River. Grand River had 2,009 VGTs in over 450 licensed establishments. The Company completed this transaction in order to expand its presence within the State of Illinois.

The acquisition aggregate purchase consideration transferred totaled $113.7 million, which included: i) a cash payment made at closing of $100.0 million; ii) a subsequent cash payment of approximately $6.6 million for a working capital adjustment and; iii) contingent purchase consideration with an estimated fair value of $7.1 million. The contingent consideration represents two installment payments that are to be paid, up to a maximum amount, as follows: i) $2.5 million within 30 days following the one-year anniversary of the acquisition closing date and; ii) $7.0 million within 30 days following the three-year anniversary of the acquisition closing date. These payments are subject to adjustment based on certain performance measures included within the purchase agreement. The estimated fair value was determined based on the Company’s expected probability of future payment, discounted using Grand River’s weighted average cost of capital. The cash payment made at closing and subsequent working capital adjustment payment were both funded with the Company’s existing credit facilities.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values. The areas of the purchase price that are not yet finalized are primarily related to the valuation of location contracts, property and equipment, contingent consideration, and a final adjustment to working capital. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill. The Grand River acquisition resulted in recorded goodwill as a result of a higher consideration multiple paid relative to prior similar acquisitions driven by maturity and quality of the operations and industry, including workforce and corresponding synergies, and is amortizable for income tax purposes. Management plans to integrate the Grand River acquisition into its existing business structure, which is comprised of a single reporting unit.

The following table summarizes the fair value of consideration transferred and the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash paid	$106,578
Contingent consideration	7,136

Total consideration	$113,714

Cash	$8,861
Location contracts acquired	53,200
Property and equipment:
Video game terminals and equipment	18,000
Land	28
Buildings	548
Vehicles	600
Goodwill	34,511

Total assets acquired	115,748
Accounts payable assumed	(532)
Accrued expenses assumed	(1,502)

Net assets acquired	$113,714

The Company incurred $0.2 million in acquisition related costs that are included in other operating expenses within the consolidated statement of operations for the period ended December 31, 2019.

The results of operations for Grand River are included in the consolidated financial statements of the Company from the date of acquisition. Grand River’s acquired assets generated revenues and net income of $16.6 million and $1.2 million for the period from the acquisition date of September 16, 2019, through December 31, 2019.

2019 Asset Acquisition

On September 23, 2019, pursuant to the terms of an asset purchase agreement, the Company purchased from Illinois Gaming Systems, LLC (“IGS”) terminal use agreements and equipment representing the operations of 139 video game terminals in 29 licensed establishments. The Company has accounted for this transaction as an asset acquisition. The purchase consideration consisted of: i) cash payment of $2.4 million paid at closing and; ii) note payable of $2.3 million issued at closing which is recorded in consideration payables. The asset acquisition

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

costs were allocated to the following assets: i) video game terminals and equipment totaling $1.7 million and; ii) location contracts totaling $3.0 million. The note payable bears interest of 5% and is due in full on March 23, 2020.

2018 Business Acquisitions

The following table summarizes the consideration paid and the fair values of the tangible and intangible assets acquired at the acquisition dates for the Company’s 2018 business acquisitions (in thousands):

	Quad B	Skyhigh	G3	Mike’s Amusement	Family Amusement	Total
Cash paid at closing	$610	$9,268	$36,500	$3,500	$1,512	$51,390
Contingent consideration payable	—	4,324	1,026	—	—	5,350
Promissory note	—	—	—	—	3,368	3,368
Due to seller	—	618	3,019	—	—	3,637

Total Consideration	$610	$14,210	$40,545	$3,500	$4,880	$63,745

Cash	$—	$1,126	$2,507	$—	$—	$3,633
Video game terminals and equipment	—	506	3,009	—	—	3,515
Amusement and other equipment	472	59	204	420	300	1,455
Location contracts acquired	138	12,519	34,825	3,080	4,580	55,142

Total fair value of net assets acquired	610	14,210	40,545	3,500	4,880	63,745

Quad B

On September 1, 2018, the Company acquired certain assets of B.B.B.B., Inc. (“Quad B”), an Illinois amusement operator. The Company acquired 61 locations that are or are expected to become operational. Quad B’s acquired assets generated revenues and net income of $0.1 million and $0.1 million, respectively, for the period from the acquisition date of September 1, 2018, through December 31, 2018. Quad B’s acquired assets generated revenues and net income of $0.3 million and $0.1 million, respectively, for the year ended December 31, 2019.

Skyhigh Gaming

On August 1, 2018, the Company acquired certain assets of Skyhigh Gaming, LLC (“Skyhigh”), an Illinois licensed terminal operator. The Company initially acquired 23 locations that are or are expected to become operational.

The Company has a contingent consideration payable related to certain locations, as defined, in the acquisition agreement placed in operation during five years after the acquisition date (“the installment period”). The Company will pay Skyhigh 18.44% of the adjusted net terminal income, related to locations in operation during five years after the acquisition date. Payments will be made on a monthly basis for the first two years and every three months for the latter three years, through July 2023. The agreement also provides for a final payment upon the expiration of the installment period equal to 1.75 times the adjusted and defined net terminal income generated by the locations in the twelve-month period ending on the final payment date. The fair value of contingent consideration due as of December 31, 2019 and 2018 were $4.7 million and $4.5 million, respectively. The fair value of contingent consideration is included in the consideration payable on the consolidated balance sheets at December 31, 2019 and 2018. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

Skyhigh’s acquired assets generated revenues and net income of $3.9 million and $1.1 million, respectively, for the period from the acquisition date of August 1, 2018, through December 31, 2018. Skyhigh’s acquired assets generated revenues and net income of $9.3 million and $2.2 million, respectively, for the year ended December 31, 2019.

G3 Gaming

On October 16, 2018, the Company acquired certain assets of G3 Gaming, LLC (“G3”), an Illinois licensed terminal operator. The Company initially acquired 87 locations that are or are expected to become operational.

The Company has contingent consideration payable related to locations placed in operation during the three years after the acquisition date whereby the Company will pay G3 a specified percent of the monthly terminal operator revenue less video gaming terminal fees for pending locations, recently added locations, and for a specified group of target establishments through 2022. The fair value of contingent consideration due as of December 31, 2019 and 2018 were $3.1 million and $1.0 million, respectively. The maximum amount is determined based on the net terminal income for the related locations.

G3’s acquired assets generated revenues and net income of $4.3 million and $0.8 million, respectively, for the period from the acquisition date of October 16, 2018, through December 31, 2018. G3’s acquired assets generated revenues and net income of $21.8 million and $3.3 million, respectively, for the year ended December 31, 2019.

Mike’s Amusements

On October 16, 2018, the Company acquired certain assets of Mike’s Amusements, Inc. (“Mike’s Amusements”), an Illinois amusement operator. The Company initially acquired 73 locations that are or are expected to become operational.

Mike’s Amusement’s acquired assets generated revenues and net income of $0.2 million and $0.1 million, respectively, for the period from the acquisition date of October 16, 2018, through December 31, 2018. Mike’s Amusement’s acquired assets generated revenues and net income of $1.0 million and $0.4 million, respectively, for the year ended December 31, 2019.

Family Amusement

On October 31, 2018, the Company entered into an agreement to acquire certain assets of Family Amusement, Inc. (“Family Amusement”), an Illinois amusement operator. The Company initially acquired 139 locations that are or are expected to become operational. Family Amusement’s acquired assets generated revenues and net income of $0.1 million and $0.1 million, respectively, for the period from the acquisition date of October 31, 2018, ending on December 31, 2018. Family Amusement’s acquired assets generated revenues and net income of $0.4 million and $0.2 million, respectively, for the year ended December 31, 2019.

The Company entered into a promissory note in connection with the acquisition. The promissory note provides for three annual installments of $0.4 million from 2019 through 2021, one installment of $0.7 million in 2022, and one installment of $2.1 million in 2023. The first installment was paid upon signing of the promissory note and each subsequent installment shall be paid on or before the anniversary date of the signing of the promissory note. The fair value of the consideration due as of December 31, 2019 and 2018 was $3.1 million and

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

$3.4 million, respectively. The consideration is included in the consideration payable on the consolidated balance sheets at December 31, 2019 and 2018. The Company and Family Amusement had a pre-existing relationship prior to the business acquisition. Under that pre-existing relationship the Company had route and customer acquisition costs payable to Family Amusement. As a result of the business acquisition, the pre-existing route and customer acquisition payables to Family Amusement were settled and cost and accumulated amortization of the existing Family Amusement route and customer acquisition cost assets was disposed, and a $0.1 million reduction in amortization of route and customer acquisition costs and location contracts acquired was recorded.

2017 and prior Business Acquisitions

Fair Share Gaming

On July 1, 2017, the Company acquired certain assets and assumed certain liabilities of Fair Share Gaming, LLC (“Fair Share”), an Illinois licensed terminal operator. The Company initially acquired 125 locations that are or will become operational.

The following table summarizes the consideration paid and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash paid at closing	$48,000
Issuance of common stock to seller	10,794
Contingent stock consideration	3,675
Due to seller	2,055
Contingent consideration	595

Total consideration	$65,119

Cash	$4,926
Video game terminals and equipment	6,363
Vehicles	126
Amusement and other equipment	1,148
Location contracts acquired	52,716

Total assets acquired	65,279
Accrued expenses assumed	(160)

Net assets acquired	$65,119

The Company has a contingent consideration payable related to certain locations, as defined in the acquisition agreement, in operation one year after the acquisition date. The Company will pay Fair Share half of the Company’s share of revenue after the state taxes based on the number of locations expected to be in operation one year after the acquisition date. On the one-year anniversary of the date the location goes live, monthly payments commence for a period of two years. The fair value of contingent consideration due as of December 31, 2019 and December 31, 2018 was $2.0 million and $1.0 million, respectively. The remaining contingent consideration is included in the consideration payable on the consolidated balance sheets. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

The purchase agreement provided for $15 million of the purchase price to be paid through the issuance of Class A Common Stock in the Company. The purchase agreement allowed for an adjustment to the $15 million

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

issuance of common stock to the seller fifteen months after the date of acquisition predicated on the estimated value of the Company at September 30, 2018. The fair value of the common stock issued on the acquisition date was $10.8 million. The difference between the $15 million provided for in the purchase agreement and the fair value of the common stock issued was discounted and $3.7 million was recorded as contingent stock consideration at the acquisition date. The adjustment was determined based on the difference between estimated Accel Value, as defined, at the acquisition date and actual Accel Value, as defined, as of September 30, 2018. As a result of this adjustment, 3,956 shares of Common Stock A were received back from Fair Share and placed into treasury during the year ended December 31, 2018.

Fair Share’s acquired assets generated revenues and net income of $19.0 million and $3.3 million, respectively, for the period from the acquisition date of July 1, 2017, through December 31, 2017. Fair Share’s acquired assets generated revenues and net income of $40.8 million and $7.0 million, respectively, for the year ended December 31, 2018. Fair Share’s acquired assets generated revenues and net income of $42.8 million and $7.8 million, respectively, for the year ended December 31, 2019.

Abraham

On June 1, 2016, the Company acquired certain assets and assumed certain liabilities of Abraham Gaming, LLC (“Abraham”), an Illinois licensed terminal operator. The Company initially acquired 138 locations that are or are expected to become operational.

The Company has a contingent consideration payable related to certain locations in operation two years after these locations go live. The Company will make one payment to Abraham for half of the Company’s share of revenue after the state taxes related to locations in operation within 10 business days after determining the amount owed related to the two years of operations. The fair value of contingent consideration due as of December 31, 2019 and 2018, was $0.1 million and $0.2 million, respectively. The remaining contingent consideration is included in the consideration payable on the consolidated balance sheets. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

TAV Gaming

On December 30, 2014, the Company acquired certain assets and assumed certain liabilities of TAV Gaming, Inc. (“TAV”), an Illinois licensed terminal operator.

The total purchase consideration payable to TAV is subject to earnouts based on actual locations placed in operation and the performance thereof. The Company initially acquired 32 locations that were or would become operational. Consideration payable due to TAV in relation to the acquisition was $4.0 million and $1.4 million at December 31, 2019 and 2018, respectively, which is included in consideration payable in the accompanying consolidated balance sheets. The Company makes monthly payments of principal and interest due through December 30, 2024.

Pro Forma Results

The following unaudited pro forma consolidated financial information reflects the results of operations of the Company for the years ended December 31, 2019, 2018 and 2017 as if the acquisitions of Grand River, Quad B, Skyhigh, G3, Mike’s Amusements, Family Amusement and Fair Share Gaming, had occurred as of the beginning

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Business and Asset Acquisitions (Continued)

of the fiscal year prior to the fiscal year of acquisition, after giving effect to certain purchase accounting adjustments. These amounts are based on available financial information of the acquirees prior to the acquisition dates and are not necessarily indicative of what Company’s operating results would have been had the acquisitions actually taken place at the beginning of the fiscal year prior to the fiscal year of acquisition. This unaudited pro forma information for the years ended December 31, does not project revenues and income before income tax expense post acquisition (in thousands).

	2019	2018	2017
Revenues	$466,466	$409,142	$467,676
Net (loss) income	(2,598)	16,098	26,535

Consideration Payable

The Company has a contingent consideration payable related to certain locations, as defined, in the respective acquisition agreement which are placed into operation during a specified period after the acquisition date. The fair value of contingent consideration is included in the consideration payable on the consolidated balance sheets as of December 31, 2019 and 2018. The contingent consideration accrued is measured at fair value on a recurring basis.

Current and long-term portions of consideration payable consist of the following at December 31 (in thousands) :

	2019		2018
	Current	Long- Term	Current	Long- Term
TAV	$490	$3,497	$194	$1,232
Abraham	55	—	207	—
Fair Share Gaming	1,057	899	1,027	—
Family Amusement	293	2,815	357	3,011
Skyhigh	763	3,948	550	3,971
G3	2,952	154	221	806
Grand River	2,304	5,113	—	—
IGS	2,379	—	—	—

Total	$10,293	$16,426	$2,556	$9,020

Note 11.	Fair Value Measurements

ASC Topic 820, “Fair Value Measurements and Disclosures,”, establishes a framework for measuring fair value and the corresponding disclosure requirements around fair value measurements. This topic applies to all financial instruments that are being measured and reported on a fair value basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the various methods including market, income and cost approaches are used. Based on these approaches, certain assumptions are utilized that the market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11.	Fair Value Measurements (Continued)

the valuation techniques, it is required to provide information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Convertible promissory notes

In valuing it’s convertible promissory notes, the Company utilized a binomial lattice model in which a convertible instrument is split into two separate components: a cash-only (debt) component and an equity component. The binomial lattice trees are constructed using a methodology that assigns up and downward movement factors and probabilities based on rates of return, volatility, and time. It allows for the optional conversion features of the convertible promissory notes to be captured by determining whether conversion or continuing to hold is the most economically advantageous to the holder. Upon conversion, future values in the equity component are subject to only the risk-free rate, while the cash-only component associated with continuing to hold the debt instrument is subject to the selected risk-adjusted discount rate. Solving backwards through the trees associated with the equity component and the trees associated with the debt component yields an aggregate discounted value for each. The sum of these values yields the indicated fair value of the convertible promissory notes.

The discount rate is the risk-adjusted discount rate that is implied by the rate that allows the discounted cash flows with all terms and conditions modeled to equal the total cash consideration. As such, after modeling the features of convertible promissory notes as of the issuance date using the lattice model framework outlined above, the Company solved for the discount rate that resulted in a value for the note equal to the total cash consideration. The valuation of the Company’s convertible promissory notes is considered to be a Level 3 fair value measurement as the significant inputs are unobservable and require significant judgment or estimation.

Contingent consideration

The following tables summarize the Company’s liabilities that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
	December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent consideration	$17,327	$—	$—	$17,327

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11.	Fair Value Measurements (Continued)

		Fair Value Measurement at Reporting Date Using
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent consideration	$6,782	$—	$—	$6,782

The Company uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the Company’s cash flow analysis includes the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of locations that “go live” with the Company during the contingent consideration period. A hypothetical 1% increase in the applicable discount rate would decrease other expenses, net by approximately $0.2 million while a hypothetical 1% decrease in the applicable discount rate would increase other expenses, net by approximately $0.2 million.

The following table provides a roll-forward of the fair value of recurring Level 3 fair value measurements for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	2019	2018	2017
Liabilities:
Contingent consideration:
Beginning of year balance	$6,782	$785	$190
Issuance of contingent consideration in connection with acquisitions	7,216	5,350	595
Payment of contingent consideration	(1,658)	(387)	—
Additional accruals included in earnings	4,987	1,034	—

Ending balance	$17,327	$6,782	$785

Changes in the fair value of contingent consideration liabilities are classified within other expenses, net on the accompanying consolidated statements of operations.

Note 12.	Stockholders’ Equity

As discussed in Notes 1 and 3, on November 20, 2019, the Company, consummated a reverse recapitalization pursuant to the Transaction Agreement, which has been accounted for as a reverse recapitalization. Pursuant to the Certificate of Incorporation as amended on November 20, 2019 and as a result of the reverse recapitalization, the Company has retrospectively adjusted the shares issued and outstanding prior to November 20, 2019 to give effect to the exchange ratio used to determine the number of Class A-1 shares of common stock into which they were converted. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, the Company authorized and has available for issuance the following shares and classes of capital stock, each with a par value of $0.0001 per share: i) 1,000,000 shares of preferred stock; ii) 250,000,000 shares of Class A-1 Common Stock, ii) 10,000,000 shares of Class A-2 Common Stock.

Class A-1 Common Stock

The holders of the Class A-1 Common Stock are entitled to one vote for each share. The holders of Class A-1 Common Stock are entitled to receive dividends or other distributions when and if declared from time to time and share equally on a per share basis in such dividends and distributions subject to such rights of the holders of preferred stock.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12.	Stockholders’ Equity (Continued)

Class A-2 Common Stock

The holders of the Class A-2 Common Stock do not have voting rights and are not entitled to receive or participate in any dividends or distributions when and if declared from time to time.

As discussed in Note 3, 5,000,000 shares of Class A-2 Common Stock were issued with other consideration prior to the reverse recapitalization, subject to the conditions set forth in a restricted stock agreement, which sets forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the EBITDA for the last twelve months (“LTM EBITDA”) of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the New York Stock Exchange (“NYSE”) equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period;

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any consecutive thirty trading day period; and

•

Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any consecutive thirty trading day period.

The LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the board of the Company (the “Board”) from time to time to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged for Class A-1 Shares pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of the Company, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of the Company, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12.	Stockholders’ Equity (Continued)

described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

On January 14, 2020, the market condition for the conversion of Tranche I was satisfied. Accordingly, 1,666,666 Class A-2 shares were converted into Class A-1 shares.

Warrants

On January 31, 2013, the Company issued 253,575 warrants to certain individual shareholders as compensation for providing a personal guaranty for a revolving loan agreement. The warrants granted their holders the right to purchase the Company’s Class A-1 Common Shares at the price of $17.80 per share anytime from January 31, 2013 through January 30, 2020. The warrants were classified as an equity instrument. As of December 31, 2019, and 2018, there were 0 and 190,575 shares of warrants outstanding. During the year ended December 31, 2019, 190,575 warrants were exercised prior to the reverse recapitalization for proceeds of $3,392,235. During the year ended December 31, 2017, 11,500 warrants were exercised for proceeds of $204,700.

As discussed in Note 3, 7,333,326 warrants to purchase shares of Class A-1 Common Stock were issued with other consideration prior to the reverse recapitalization (the “2019 Warrants”). As a part of the reverse recapitalization, 2,444,437 2019 warrants were canceled and reissued under the same terms and conditions to Accel legacy shareholders. Each warrant expires five years from issuance and entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the other outstanding warrants, at any time 30 days after the consummation of the reverse recapitalization.

The 2019 Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at a price equal to a number of Class A-1 Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the 2019 Warrants) and the “Fair Market Value” (the “Alternative Redemption Price”) (as such terms are defined in the 2019 Warrant Agreement) provided that the last sales price of the Class A-1 Stock reported has been at least $10.00 per share, on the trading day prior to the date on which notice of the redemption is given, subject to certain terms of the 2019 Warrant Agreement.

In 2017, 15,000,000 warrants to purchase shares of Class A-1 Common Stock were issued in connection with the formation of TPG Pace Holdings (“Public Warrants”). Each warrant expires five years from issuance and entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the other outstanding warrants, at any time 30 days after the consummation of the reverse recapitalization.

The Public Warrants may be redeemed for cash at the option of the Company, at any time while they are exercisable and prior to their expiration, at the price of $0.01 per Public Warrant, provided that the last sales price of the Class A-1 Stock reported has been at least $18.00 per share, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given, subject to certain terms of the Public Warrant Agreement.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12.	Stockholders’ Equity (Continued)

The Public Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at a price equal to a number of Class A-1 Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Public Warrants) and the “Fair Market Value” (the “Alternative Redemption Price”) (as such terms are defined in the Public Warrant Agreement) provided that the last sales price of the Class A-1 Stock reported has been at least $10.00 per share, on the trading day prior to the date on which notice of the redemption is given, subject to certain terms of the Public Warrant Agreement.

Redemption Date	Fair Market Value of Class A-1 shares
(period to expiration of the New Accel Warrants)	$10	$11	$12	$13	$14	$15	$16	$17	$18
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A-1 Stock to be issued for each 2019 Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365-day year.

At December 31, 2019 and 2018, the Company has reserved Class A-1 Common Stock for future issuance in relation to the following:

	2019	2018
Class A-1 Common Stock warrants issued and outstanding	22,333,308	3,275,704
Class A-1 Common Stock options issued and outstanding	2,376,700	5,622,557
Conversion of Class A-2 Common Stock	4,999,999	—

Class A-1 Common Stock reserved for issuance	29,710,007	8,898,261

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 13.	Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, a 33% tax on net terminal income, as defined, is payable to the State of Illinois Gaming Board. Effective July 2019, the Illinois tax on net terminal income increased to 33% from 30%. Through July 2018, a 0.7275% administrative fee was payable to a third-party at the direction of the State of Illinois Gaming Board (the “Administrative Fee”). Effective July 2018, the administrative fee increased to 0.8513%. Video gaming terminal fees, which consist of the tax and administrative fee, amounted to $133.2 million, $99.1 million and $73.8 million for the years ended December 31, 2019, 2018 and 2017, respectively. The net terminal income remaining is split “50/50” between the Company and the licensed video gaming location and amounted to $138.8 million, $111.4 million and $83.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. The video gaming terminal fee, administrative fee and the licensed video game location net terminal income share are recorded in video gaming expenses in the accompanying consolidated statements of operations.

Note 14.	Employee Benefit Plans

401(k) Plan

The Company maintains a 401(k)-benefit plan for all employees with at least three months of service and 21 years of age. The Company may elect to make a discretionary matching contribution to the Plan. Participants vest 20% a year after the first 2 years of employment and are fully vested after 6 years of employment according to the discretionary plan. During February 2017, the Company added an employer match of 50% of the participants’ contribution up to 5% of their compensation. Participants are fully vested after one year of employment. The Company incurred 401(k)-benefit plan expense of approximately $0.6 million, $0.5 million and $0.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Incentive Compensation Plan

Included in certain employee agreements are provisions for bonuses, which are determined at the discretion of management. Bonus expense amounted to $2.1 million, $1.8 million and $1.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. Accrued bonuses amounted to $1.7 million at December 31, 2019 and 2018.

Note 15.	Stock-based Compensation

The Company grants various types of stock-based awards including stock options. Stock compensation awards granted are valued on the date of grant and are expensed over the required service period.

Grant of Options

The Company previously adopted the 2011 Equity Incentive Plan of Accel Entertainment, Inc., and in 2016 the Company adopted the 2016 Equity Incentive Plan of Accel Entertainment, Inc., (collectively, “the Plans”). Under the Plans, the aggregate number of shares of common stock that may be issued or transferred pursuant to options or restricted stock awards under the Plans will not exceed ten percent of the outstanding shares of the Company. Options generally vest over a three to five-year period. The exercise price of stock options shall not be less than 100% of the fair market value per share of common stock on the grant date. The term of the options are a maximum of 10 years from the grant date.

The Company uses the Black-Scholes formula to estimate the fair value of its share-based payments. The volatility assumption used in the Black-Scholes formula is based on the volatility of comparable public companies. The Company determined the share price at grant date used in the Black-Scholes formula based on an internal valuation model.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15.	Stock-based Compensation (Continued)

The fair value assigned to each option is estimated on the date of grant using a Black-Scholes-based option valuation model. The expected term of each option granted represents the period of time that each option granted is expected to be outstanding. The risk-free rate for periods within the contractual life of the unit is based on U.S. Treasury yields in effect at the time of grant.

The following assumptions were used in the option valuation model for options granted during the years ended December 31,:

	2019*	2018	2017
Expected approximate volatility	None%	35%	35%
Expected dividends	None	None	None
Expected term (in years)	None	3-5	5
Risk-free rate	None%	2.41% - 2.62%	1.81% - 2.18%
Stock price	None	$4 - $5	$3 - $4

*	there were no options granted in 2019

A summary of the options granted and the range in vesting periods based on specific provisions within the option agreements during the years ended December 31, are as follows:

	2019	2018	2017
Options granted	—	108,288	612,771
Vesting period (in years)	—	3 - 5	5

The following table sets forth of the activities of the Company’s vested stock options for the years ended December 31, 2019, 2018 and 2017, as restated to give effect for the reverse recapitalization discussed in Note 3.

Outstanding options	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Outstanding at January 1, 2017	4,512,952	$0.60	$1.75
Granted	612,771	1.27	3.72
Exercised	(867,024)	0.59	1.62
Forfeited/expired	(135,789)	0.96	2.73

Outstanding at December 31, 2017	4,122,910	0.69	2.03
Granted	108,288	1.73	5.10
Exercised	(284,642)	0.40	1.15
Forfeited/expired	(114,132)	1.03	2.96

Outstanding at December 31, 2018	3,832,424	0.73	2.16
Granted	—	—	—
Exercised	(2,590,274)	0.62	1.84
Forfeited/expired	(13,751)	0.77	2.33

Outstanding at December 31, 2019	1,228,399	0.96	2.91

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15.	Stock-based Compensation (Continued)

A summary of the status of the activities of the Company’s nonvested stock options for the years ended December 31, 2019, 2018 and 2017, as restated to give effect for the reverse recapitalization discussed in Note 3.

Nonvested options	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2017	3,639,156	$0.60
Granted	612,771	1.27
Vested	(1,380,566)	0.60
Forfeited	(135,789)	0.96

Nonvested at December 31, 2017	2,735,572	0.73
Granted	108,288	1.73
Vested	(1,032,910)	0.62
Forfeited	(101,361)	1.07

Nonvested at December 31, 2018	1,709,589	0.82
Granted	—	—
Vested	(547,537)	0.85
Forfeited	(13,751)	0.77

Nonvested at December 31, 2019	1,148,301	0.95

Total stock compensation expense recognized during the years ended December 31, 2019, 2018 and 2017, was $2.2 million, $0.5 million and $0.8 million, respectively. As of December 31, 2019, and 2018, a total of 80,098 and 1,137,176 options with a weighted-average remaining contractual term of 1.9 and 3.2 years, respectively, granted to key employees were vested. The fair value of options that vested through 2019, 2018 and 2017 was $1.2 million, $0.6 million, and $0.8 million, respectively. As of December 31, 2019, and 2018, there was approximately $0.9 million and $0.9 million, respectively, of unrecognized compensation expense related to time-vesting awards, which is expected to be recognized through 2021. As of December 31, 2019, and 2018, the weighted-average exercise price of the non-vested awards was $2.86 and $2.52, respectively. As of December 31, 2019, and 2018, the weighted-average remaining contractual term of the vested awards was 1.9 and 3.2 years, respectively. As of December 31, 2019, and 2018, the weighted-average remaining contractual term of the outstanding awards was 2.7 and 2.8 years, respectively. The total intrinsic value of options that were exercised during the years ended December 31, 2019, 2018 and 2017 was approximately $20.7 million, $4.4 million and $1.7 million, respectively.

During the years ended December 31, 2019, 2018 and 2017, the Company recognized excess tax (expense) benefits from stock-based compensation of $(0.1) million, $1.0 million, and $0.1 million, respectively, within income tax expense in the consolidated statements of operations and within cash flows from operating activities on the consolidated statements of cash flows. Excess tax benefits reflect the total realized value of the Company’s tax deductions from individual stock option exercise transactions and the vesting of restricted stock awards in excess of the deferred tax assets that were previously recorded.

Note 16.	Income Taxes

Prior to the consummation of the reverse recapitalization, TPG Pace Holding Corp. was registered in the Cayman Islands. On November 20, 2019 TPG Pace Holding Corp. effected a deregistration as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2018 Revision), and a domestication as a

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16.	Income Taxes (Continued)

corporation incorporated under the laws of the State of Delaware under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. This domestication was analyzed under the applicable tax laws and it was determined that there were no significant tax implications associated with the domestication.

The Company recognized income tax expense of $5.2 million, $4.4 million and $1.8 million during the years ended December 31, 2019, 2018 and 2017, respectively, which consists of the following (in thousands):

	2019	2018	2017
Current provision
Federal	$(85)	$(100)	$173
State	43	222	62

Total current provision	(42)	122	235

Deferred provision
Federal	3,740	3,256	955
State	1,501	1,044	564

Total deferred provision	5,241	4,300	1,519

Total income tax expense	$5,199	$4,422	$1,754

A reconciliation of the “expected” income taxes computed by applying the federal statutory income tax rate to the total expense is as follows (in thousands):

	2019	2018	2017
Computed “expected” tax (benefit) expense	$(139)	$3,197	$3,422
Increase (decrease) in income taxes resulting from:
State income taxes	1,535	1,219	2
Return-to-provision	49	—	—
Permanent items	4,054	(264)	190
Enacted rate change	—	—	(1,755)
Other	(300)	270	(105)

Total income tax expense	$5,199	$4,422	$1,754

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16.	Income Taxes (Continued)

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation. This legislation makes significant changes in U.S. tax law including reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from 35% to 21%. As a result of the enacted law, the Company revalued deferred tax assets and liabilities at the new rate. This revaluation resulted in a benefit of $1.8 million to 2017 income tax expense in continuing operations and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the consolidated financial statements. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows at December 31, 2019 and 2018 (in thousands):

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$6,633	$4,192
Location contracts acquired	4,699	1,887
Other	260	1,032

	11,592	7,111

Deferred tax liabilities:
Property and equipment	24,568	16,006

	$(12,976)	$(8,895)

The Company assesses the realizability of the deferred tax assets at each balance sheet date based on actual and forecasted operating results in order to determine the proper amount, if any, required for a valuation allowance. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. As of December 31, 2019, the Company is in a net deferred tax liability position and is in a three-year cumulative income position. As such, it is the Company’s belief that it is more likely than not that its deferred tax assets will be realized.

As of December 31, 2019, and 2018, the Company has not recorded a liability for unrecognized tax benefits.

The following table summarizes carryforwards of net operating losses as of December 31, 2019 and 2018 (in thousands):

	2019		2018
	Amount	Expiration	Amount	Expiration
Federal net operating losses	$27,873	2033 - 2039	$17,942	2031 - 2038
State net operating losses	14,454	2024 - 2031	5,655	2023 - 2030

The Company also has credit carryforwards of approximately $0.5 million and $0.3 million for the years ended December 31, 2019 and 2018, which are expected to be fully utilized in 2021.

Note 17.	Commitments and Contingencies

The Company leases office space under agreements expiring at various dates from May 2019 through December 2021. Total rent expense under these leases approximated $0.3 million, $0.3 million and $0.4 million for the

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17.	Commitments and Contingencies (Continued)

years ended December 31, 2019, 2018 and 2017, respectively. The Company recognizes rent expense on a straight-line basis over the life of the leases. Rent expense is recorded in general and administrative expense in the accompanying consolidated statements of operations.

Future minimum payments under these leases are as follows (in thousands):

Years ending December 31:
2020	$273
2021	142
2022	104
2023	65
2024	—

Total	$584

The Company has certain earnouts in periods for future location performance related to certain business acquisitions (see discussion in Note 10).

The Company has certain employment agreements that call for salaries and potential severance upon termination.

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business, including related to employment of professional and non-compete clauses and agreements. Other than settled matters explained as follows, these actions are in various stages, and no judgments or decisions have been rendered. Management, after reviewing matters with legal counsel, believes that the outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

Accel has been involved in a series of related litigated matters stemming from claims that Accel wrongly contracted with 10 different licensed establishments (the “Defendant Establishments”) in 2012 in violation of the contractual rights held by J&J Ventures Gaming, LLC (“J&J”), as further described below.

On August 21, 2012, one of the Company’s operating subsidiaries entered into certain agreements with Jason Rowell (“Rowell”), a member of Action Gaming LLC (“Action Gaming”), which was an unlicensed terminal operator that had exclusive rights to place and operate VGTs within a number of establishments, including the Defendant Establishments. Under agreements with Rowell, the Company agreed to pay him for each licensed establishment which decided to enter into exclusive location agreements with the Company. In late August and early September 2012, each of the Defendant Establishments signed separate location agreements with the Company, purporting to grant it the exclusive right to operate VGTs in those establishments. Separately, on August 24, 2012, Action Gaming sold and assigned its rights to all its location agreements to J&J, including its exclusive rights with the Defendant Establishments (the “J&J Assigned Agreements”). At the time of the assignment of such rights to J&J, the Defendant Establishments were not yet licensed by the Illinois Gaming Board (“IGB”).

Action Gaming, J&J, and other parties, collectively, the Plaintiffs, filed a complaint against the Company, Rowell, and other parties in the Circuit Court of Cook County (the “Circuit Court”), on August 31, 2012, as amended on November 1, 2012, December 19, 2012, and October 3, 2013, alleging, among other things, that the Company aided and abetted Rowell in breaches of his fiduciary duties and contractual obligations with Action Gaming and tortiously interfered with Action Gaming’s contracts with Rowell and agreements assigned to J&J. The complaint seeks damages and injunctive and equitable relief. On January 24, 2018, the Company filed a

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17.	Commitments and Contingencies (Continued)

motion to dismiss for lack of subject matter jurisdiction, as further described below. On May 14, 2018, the Circuit Court denied the Company’s motion to dismiss and granted a stay to the case, pending a ruling from the IGB on the validity of the J&J Assigned Agreements.

From 2013 to 2015, the Plaintiffs filed additional claims, including J&J Ventures Gaming, LLC et al. v. Wild, Inc. (“Wild”), in various circuit courts seeking declaratory judgements with a number of establishments, including each of the Defendant Establishments, requesting declarations that, among other things, J&J held the exclusive right to operate VGTs at each of the Defendant Establishments as a result of the J&J Assigned Agreements. The Company was granted leave to intervene in all of the declaratory judgments. The circuit courts found that the J&J Assigned Agreements were valid because each of the underlying location agreements were between an unlicensed establishment and an unlicensed terminal operator, and therefore did not constitute use agreements that were otherwise precluded from assignment under the IGB’s regulations. Upon the Company’s appeal, the Illinois Appellate Court, Fifth District (the “District Court”), vacated the circuit courts’ judgments and dismissed the appeals, holding that the IGB had exclusive jurisdiction over the matter that formed the basis of the parties’ claims, and declined to consider the merits of the parties’ disputes. On September 22, 2016, and after the IGB intervened, the Supreme Court of Illinois issued a judgment in Wild, affirming the District Court’s decision vacating the circuit courts’ judgments for lack of subject matter jurisdiction and dismissing the appeals, determining that the IGB has exclusive jurisdiction to decide the validity and enforceability of VGT use agreements.

Between May 2017 and September 2017, both the Company and J&J filed petitions with the IGB seeking adjudication of the rights of the parties and the validity of the use agreements. Those petitions have been fully briefed and remain pending. There is no indication as to when the IGB will rule on the petitions. The Company does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters. There are also petitions pending with the IGB which could lead to the Company obtaining new locations.

On October 7, 2019, the Company filed a lawsuit in the Circuit Court of Cook County against Jason Rowell and other parties related to Mr. Rowell’s breaches of his non-compete agreement with the Company. The Company alleged that Mr. Rowell and a competitor were working together to interfere with the Company’s customer relationships. That lawsuit, which seeks equitable relief and legal damages, has not yet been served. On November 7, 2019, Mr. Rowell filed a lawsuit in the Circuit Court of Cook County against the Company alleging that he had not received certain equity interests in the Company to which he was allegedly entitled under his agreement. The Company intends to defend itself against the allegations. The Company does not have a present estimate regarding the potential damages, nor does it believe any payment of damages is probable, and, accordingly, has established no reserves relating to these matters.

During 2017, the Company entered into a settlement agreement with Illinois Gold Rush, Inc. (“Illinois Gold Rush”), related to a 2013 business acquisition completed by the Company with Illinois Gold Rush. As a result of the settlement, the Company paid $3.5 million, issued 32,745 additional shares of Class A Common Stock, acquired 4 locations and the Company issued a stockholder note receivable of $3.3 million based on the value of the underlying collateral. During the year ended December 31, 2018 the note receivable matured, and was settled and 46,667 shares of Class A Common Stock were placed into treasury. As a result of the settlement agreement the Company decreased its location contract asset and Class A Common Stock $1.0 million during 2017 for the fair value of the shares outstanding prior to the settlement agreement.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17.	Commitments and Contingencies (Continued)

During the year ended December 31, 2018, the Company entered into a settlement agreement regarding breach of contract with Family Amusements (see discussion in Note 10). Additionally, during the year ended December 31, 2018, the Company entered into settlement agreements related to breach of contract and employment matters for a total of $0.4 million, which was recorded within general and administrative expenses on the consolidated income statement.

On July 2, 2019, Illinois Gaming Investors, LLC filed a lawsuit against the Company. The lawsuit alleges that a current employee of the Company violated his non-competition agreement with Illinois Gaming Investors, LLC, and together with the Company, wrongfully solicited prohibited licensed video gaming locations. The lawsuit on its face seeks damages of $10,000,000. The parties are engaging in discovery. The Company is in the process of defending this lawsuit, and has not accrued any amounts as losses related to this suit are not probable or reasonably estimable.

On July 16, 2019, Clairvest commenced litigation with respect to the June 13, 2019 transaction agreement between TPG Pace Holdings Corp. and the Company. On August 20, 2019, Clairvest filed a request for voluntary dismissal related to such litigation.

Note 18.	Related-Party Transactions

From time to time the Company entered into stock buy-back and cashless option conversion transactions in exchange for non-recourse stockholder notes for certain officers and employees of the Company. As of December 31, 2018, stockholder notes receivable balance was $1,462,779. Prior to the reverse recapitalization described in Note 3, these balances were paid in full to the Company.

As of December 31, 2018, an officer and shareholder owed the Company $0.5 million for federal taxes paid by the Company on the shareholder’s behalf. This balance was recorded within other current assets on the consolidated balance sheets. In October 2019, this balance was paid in full to the Company.

Subsequent to the Company’s acquisition of Fair Share and G3, the sellers became employees of the Company. Consideration payable to the Fair Share seller was $2.0 million and $1.0 million as of December 31, 2019 and 2018. Payments to the Fair Share seller under the acquisition agreement were $0.9 million and $0 during the years ended December 31, 2019 and 2018. Consideration payable to the G3 sellers was $3.1 million and $1.0 million as of December 31, 2019 and 2018. Payments to the G3 seller under the acquisition agreement were $0.4 million and $0 during the years ended December 31, 2019 and 2018. Subsequent to the Fair Share acquisition, the seller of Fair Share joined the Company’s Board of Directors.

The Company engaged Much Shelist, P.C. (“Much Shelist”), as its legal counsel for general legal and business matters. An attorney at Much Shelist is a related party to management of the Company. For the years ending December 31, 2019, 2018, and 2017, Accel paid Much Shelist $0.6 million, $0.3 million, and $0.6 million, respectively. These payments were included in general and administrative expenses within the consolidated statements of operations, however, $0.2 million of the amounts paid in the fourth quarter of 2019 were recorded to additional paid-in capital as these costs were determined to be direct and incremental for the reverse recapitalization discussed in Note 3.

The Raine Group, which employs a Director of the Company, Gordon Rubenstein, provided investment banking services and assisted the Company in the negotiations and consummation of the reverse recapitalization. The Company paid $11 million to the Raine Group in 2019.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18.	Related-Party Transactions (Continued)

Throughout the third quarter of 2019, one of the Company’s Class A Common Stockholders made payments on behalf of the Company directly to the Company’s independent registered public accounting firm for services rendered to the Company during the same period totaling $2.9 million. Such amounts are included as a component of other expenses, net in the Company’s consolidated statements of operations and contributed capital in the consolidated statement of stockholders’ equity.

Note 19.	Earnings Per Share

Pursuant to the Certificate of Incorporation as amended on November 20, 2019 and as a result of the reverse recapitalization, the Company has retrospectively adjusted the weighted average shares outstanding prior to November 20, 2019 to give effect to the exchange ratio used to determine the number of Class A-1 shares of common stock into which they were converted.

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of Class A-1 shares outstanding during the period. Diluted EPS is computed based on the weighted average number of shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, stockholder notes receivable, warrants and Class A-2 common stock for Class A-1 common stock.

The components of basic and diluted EPS were as follows (in thousands, except per share amounts):

	2019	2018	2017
Net (loss) income	$(5,864)	$10,803	$8,311

Basic weighted average outstanding shares of common stock	61,850	57,621	56,321
Dilutive effect of stock-based awards for common stock	—	1,605	666
Dilutive effect of stockholder notes receivable for common stock	—	407	53
Dilutive effect of warrants for common stock	—	2,549	2,368

Diluted weighted average outstanding shares of common stock	61,850	62,182	59,408

Earnings (loss) per share:
Basic	$(0.09)	$0.19	$0.15
Diluted	$(0.09)	$0.17	$0.14

Since the Company was in a net loss position for the year ended December 31, 2019, there is no difference between basic and dilutive weighted average common stock outstanding.

Anti-dilutive stock-based awards, Class A-2 shares, and warrants excluded from the calculations of diluted EPS were 28,561,724, 439,167, and 629,960 for the years ended December 31, 2019, 2018 and 2017, respectively.

Note 20.	Subsequent Events

On January 14, 2020, the market condition for the conversion of Tranche I of the Class A-2 shares was satisfied. Accordingly, 1,666,666 Class A-2 shares were converted into Class A-1 shares.

Grand River Jackpot, LLC and Subsidiary

Consolidated Balance Sheets

June 30, 2019 and December 31 2018

	(Unaudited) June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$10,634,920	$9,830,118
Receivables	79,693	185,843
Inventories	326,961	271,928
Prepaid expenses and other assets	380,837	458,989

Total current assets	11,422,411	10,746,878

Property and equipment:
Land and land improvements	74,737	86,237
Building and building improvements	901,774	1,005,274
Furniture and equipment	45,754,866	42,994,883
Vehicles	1,583,539	1,458,235

	48,314,916	45,544,629
Less accumulated depreciation	37,671,249	35,498,475

Net property and equipment	10,643,667	10,046,154

Intangible contract rights and noncompete agreements, net of accumulated amortization	2,612,417	3,245,037

	$24,678,495	$24,038,069

Liabilities and Members’ (Deficit)
Current liabilities:
Current maturities of long-term debt	$548,480	$1,500,000
Current maturities of long-term debt for intangible contract rights	46,168	112,822
Accounts payable	1,964,097	1,152,674
Related party accounts payable	608,961	509,313
Accrued expenses	2,970,166	2,537,855

Total current liabilities	6,137,872	5,812,664

Long-term debt, less current maturities, net	48,603,418	48,042,818
Long-term debt for intangible contract rights, less current maturities	108,825	108,825
Other long-term related party payable	4,980,362	4,594,768

	53,692,605	52,746,411

Commitments and contingencies (Note 6)
Members’ (deficit)	(35,151,982)	(34,521,006)

	$24,678,495	$24,038,069

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Operations (Unaudited)

Six-Months Ended June 30, 2019 and 2018

	2019	2018
Net revenue:
Gaming—video gaming terminals	$29,458,013	$27,898,382
Amusement	357,809	348,476
ATM fee income	436,637	382,971

	30,252,459	28,629,829

Expenses:
Salaries and wages	2,235,919	2,019,813
Payroll taxes	183,400	163,612
Employee benefits	218,082	253,429

Personnel costs	2,637,401	2,436,854

Earnout commissions	725,973	909,063
Gaming taxes	8,837,492	8,369,603
Video gaming terminal fees	10,482,079	9,909,649
Amusement	33,322	26,121
Supplies	115,667	110,152
Advertising	171,882	108,821
Contractual services	201,382	224,372
Taxes and license fees	64,037	65,953
Auto fuel and licenses	116,468	121,122
Travel	47,465	35,158
Repairs and maintenance	413,928	300,787
Rent	10,818	6,818
Insurance	156,234	134,421
Utilities and telephone	324,916	317,115
Legal and professional fees	293,895	179,135
Related party management service fee	99,648	99,648
Amortization of intangible assets	916,566	1,246,615
Depreciation	2,297,421	3,664,724
Gain on sale of property and equipment	(62,335)	(731)
Other	52,236	52,468

Other operating expenses	25,299,094	25,881,014

Operating income	2,315,964	311,961

Other (expense):
Amortization of debt issuance costs	(60,600)	(60,600)
Interest	(2,886,340)	(2,777,516)

	(2,946,940)	(2,838,116)

Net (loss)	$(630,976)	$(2,526,155)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Members’ (Deficit) (Unaudited)

Six-Months Ended June 30, 2019 and 2018

Balance, December 31, 2017	$(30,128,790)
Net (loss)	(2,526,155)

Balance, June 30, 2018	$(32,654,945)

Balance, December 31, 2018	$(34,521,006)
Net (loss)	(630,976)

Balance, June 30, 2019	$(35,151,982)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

Six-Months Ended June 30, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net loss	$(630,976)	$(2,526,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,297,421	3,664,724
Amortization	977,166	1,307,215
(Gain) on sale of property and equipment	(62,335)	(731)
Changes in working capital components:
Receivables	106,150	15,056
Inventories and prepaid expenses	23,119	124,077
Accounts and related party payables and accrued expenses	583,932	(82,665)
Long-term payable for related party earnout	385,594	563,852

Net cash provided by operating activities	3,680,071	3,065,373

Cash flows from investing activities:
Purchase of property and equipment	(2,107,792)	(1,279,273)
Proceeds from sales of property and equipment	34,643	21,409
Purchase of intangible contract rights	(283,946)	(203,613)

Net cash used in investing activities	(2,357,095)	(1,461,477)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	500,000	500,000
Principal payments on long-term debt	(1,018,174)	(1,326,070)

Net cash used in financing activities	(518,174)	(826,070)

Net increase in cash	804,802	777,826
Cash:
Beginning	9,830,118	9,372,403

Ending	$10,634,920	$10,150,229

Supplemental disclosure of cash flow information, cash paid for interest	$2,951,033	$2,777,216

Supplemental disclosure of noncash investing and financing activities, accounts payable incurred for purchases of property and equipment	$1,425,586	$3,945

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Grand River Jackpot, LLC (Company) is a limited liability company formed under the laws of the state of Illinois. The purpose of the Company is to operate and invest in entities that operate video gaming terminals (VGTs) within the state of Illinois. The state of Illinois legalized the use of video gaming terminals at licensed locations including bars, restaurants, truck stops and fraternal and veterans’ organizations in July 2009.

Grand River Jackpot, LLC owns 100% of the membership interest in Grand River Amusements, LLC. The purpose of Grand River Amusements, LLC is to operate an amusement company in Illinois.

GRE-Illinois, LLC (GRE-IL) was formed in March 2010 and owns an 80% interest in the Company with the minority interest of 20% owned by Grand Enterprises, LLC.

GRE Funding Company, LLC (Fund Co.) was formed in 2016 and owns 100% of the membership interest in GRE-IL. Great River Entertainment, LLC (GRE) owns 100% of the membership interest in Fund Co.

Significant accounting policies:

Principles of consolidation: The Company’s consolidated financial statements include its subsidiary, Grand River Amusements, LLC. All material intercompany accounts and transactions have been eliminated.

Basis of presentation: The consolidated interim financial statements for June 30, 2019 and 2018, are unaudited, and in the opinion of management, contain all adjustments necessary for a fair presentation of the consolidated interim financial statements. Such adjustments consist solely of normal recurring items. Interim results are not necessarily indicative of results for a full year or any subsequent interim period. The consolidated interim financial statements and notes are prepared in accordance with accounting principles generally accepted in U.S. GAAP and do not contain certain information included in the annual consolidated financial statements and accompanying notes of the Company. These consolidated interim financial statements should be read in conjunction with the annual financial statements and accompanying notes for the year ended December 31, 2018.

Accounting estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the estimated useful lives of property and equipment and intangible contract rights.

Concentration of credit risk: The Company maintains cash deposit accounts at financial institutions, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and equipment: Property and equipment is stated at cost. Depreciation is computed using straight-line methods based on estimated useful lives which range from 3 to 40 years.

Intangible contract rights and noncompete agreements: Intangible contract rights allow the Company exclusive rights to place video gaming machines (VGTs) in licensed establishments. Contract rights are being amortized using the straight-line method over the terms of the contracts. Contract terms currently range from 1 to 10 years. The majority of noncompete agreements are being amortized using the same method and terms as the intangible contract rights.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The Company evaluates its intangible contract rights and noncompete agreements for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. This analysis is performed by comparing carrying values of these assets to the current and expected future undiscounted cash flows expected to be generated by these assets. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. If such analysis indicates the carrying value of these assets is not recoverable and the fair value of the assets is less than their carrying value, the assets will be written down to their estimated fair value in the period in which this determination is made. The Company completed an evaluation of these assets for the six months ended June 30, 2019 and 2018 and determined there was no impairment of their carrying value.

Minority member earnout commissions: Under the Amended and Restated Operating Agreement dated October 31, 2016 the minority member is entitled to earnout commissions ranging from 1 to 10.5% of the gross revenue from video gaming terminals operated by the Company related to locations contributed by the minority member up to a maximum of $162,500 per quarter with any excess carried forward to quarters for which actual calculations do not exceed the maximum. The total earnout commissions expense under this agreement was $325,000 for both of the six months ended June 30, 2019 and 2018.

Deferred financing fees: Deferred financing fees represent the Company’s share of lender fees, professional fees and closing costs incurred by Fund Co. when Fund Co. refinanced their Senior Debt in October 2016. The Company’s share of these costs was determined based on the percent of proceeds from Senior Debt they received from Fund Co. to pay off the Company’s first and second lien credit agreements. These costs are netted with long-term debt and are being amortized over the terms of that agreement using the straight-line method.

Long-term related party payable: As part of the Amended and Restated Operating Agreement, the majority member (GRE-Illinois, LLC) is entitled to earnout commissions of 10.5% of gross revenue from video gaming terminals operated by the Company related to locations obtained through one asset purchase agreement. Total earnout commissions accrued as of June 30, 2019 and December 31, 2018 were $4,505,875 and $4,205,181, respectively, plus accrued interest at a rate of 4% of $474,487 and $389,587, respectively. Total earnout commissions expense under this agreement for the six months ended June 30, 2019 and 2018 was $300,694 and $494,899, respectively, and related interest expense was $84,900 and $68,953, respectively. As the Company’s former and current credit agreements have restrictions for payments to the majority member, the entire balance is shown as other long term related party payable on the consolidated balance sheet as of June 30, 2019 and December 31, 2018.

Revenue recognition: In accordance with gaming industry practice, gaming revenue from video gaming terminals is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Revenue from amusement and vending business are recognized at the time the related sale is made.

Advertising costs: Advertising costs are expensed as incurred. Total advertising costs expensed for the six months ended June 30, 2019 and 2018 were approximately $172,000 and $109,000, respectively.

Sales and W2G taxes: Taxes collected from customers and remitted to government agencies for specific revenue-producing transactions are recorded net with no effect on the consolidated statement of operations.

Income taxes: The Company has elected to be taxed as a limited liability company, which provides in lieu of corporation income taxes, the members separately account for their proportionate share of the Company’s income, deductions, losses and credits. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Management evaluated the Company’s tax positions and concluded the Company had taken no uncertain tax positions that require adjustment to the financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal or state tax authorities for years before 2015.

Recent accounting guidance: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance, including industry specific guidance, when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company will adopt the new guidance using the retrospective with cumulative effect transition method and apply the adjustment to the opening balance of retained earnings. The Company does not expect this adjustment to be material to the financial statements as a whole and is currently evaluating the impact of the new guidance on its financial statement disclosures.

Note 2.	Intangibles

Intangible assets consist of the following:

	June 30, 2019	December 31, 2018
Contract rights and noncompete agreements	$18,824,564	$18,540,618
Less accumulated amortization	(16,212,147)	(15,295,581)

Balance	$2,612,417	$3,245,037

The amortization expense for the six-months ended June 30, 2019 and 2018 were $916,566 and $1,246,615, respectively.

Estimated future amortization expense is as follows:

Six months ending December 31, 2019	$965,655
Years ending December 31:
2020	855,784
2021	253,301
2022	118,564
2023	104,330
Thereafter	314,783

$2,612,417

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 3.	Long-Term Borrowings and Pledged Assets

Long-term debt as of December 31, 2018 and June 30, 2019 consists of the following:

	June 30, 2019	December 31, 2018
Related party financing agreement (A)	$49,434,700	$49,886,220
Less deferred financing fees	(282,802)	(343,402)
Less current maturities	(548,480)	(1,500,000)

	$48,603,418	$48,042,818

(A)

The Company entered into a loan and security agreement with Fund Co. on October 31, 2016 under which they received proceeds of approximately $53,680,000. The principal and interest payments due on this agreement total $7,500,000 per year provided that such amount will be increased so that the minimum principal paid is not less than $1,500,000. Interest on the outstanding balance is variable and is at one-month LIBOR plus an applicable margin based on the current rates being charged on the Senior Debt. The actual rates as of June 30, 2019 and December 31, 2018 were 11.15% and 11.27%, respectively. Total interest paid on related party debt was approximately $2,798,000 and $2,700,000 for the six months ended of June 30, 2019 and June 30, 2018, respectively. The remaining outstanding balance plus any accrued interest is due on October 31, 2021.

The Company’s assets are pledged on the Senior Debt of Fund Co. and the Company is also listed as a guarantor along with Fund Co. and Fund Co.’s other subsidiaries. The outstanding balance of the Senior Debt of Fund Co. was $87,050,000 and $90,550,000 as of June 30, 2019 and December 31, 2018, respectively.

The scheduled maturities of long-term debt are as follows:

Six months ending December 31, 2019	$548,480
Years ending December 31:
2020	1,500,000
2021	47,386,220

$49,434,700

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, the Company pays state gaming taxes equal to 30% on net terminal income and an administrative fee, which was 0.7275% and increased to 0.8513% in July 2018, to a third-party. The net remaining terminal income is split 50/50 between the Licensed Terminal Operator (the Company) and the Licensed Video Gaming Location. The total state gaming taxes incurred by the Company were approximately $8,837,000 and $8,370,000 for the six months ended June 30, 2019 and 2018, respectively. Total administrative fees were approximately $125,000 and $101,000 and total amounts paid to Licensed Locations were approximately $10,310,000 and $9,764,000 for the six months ended June 30, 2019 and 2018, respectively. These fees are included with video gaming terminal fees on the statements of operations for the six months ended June 30, 2019 and 2018.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Employee Benefits

Retirement plan: GRE sponsors a qualified 401(k) profit sharing plan covering eligible employees of GRE and its subsidiaries. The Plan allows employee deferral contributions and also provides discretionary matching contributions equal to a percentage of employee deferral contributions and a discretionary nonelective contribution. The Company’s matching contributions totaled approximately $57,000 and $50,000 for the six months ended June 30, 2019 and 2018, respectively. There were no discretionary nonelective contributions for the six months ended June 30, 2019 and 2018.

Health insurance: As of January 1, 2018, GRE adopted a qualified employee health insurance plan covering all eligible employees of GRE and its subsidiaries. The plan, which is self-funded, requires contributions from the Company and its eligible employees and their dependents. Any unpaid claims or incurred but not reported claims are liabilities of GRE. Total contributions paid to GRE by the Company for the six months ended June 30, 2019 and 2018 were approximately $155,000 and $200,000, respectively.

The Company remits monthly contributions for health insurance to GRE and GRE pays the insurance claims.

Note 6.	Contingencies

The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, in consultation with its legal counsel, the ultimate disposition of these matters will fall within the limits of insurance and/or will not have a material effect on the Company’s future financial position or results of operations.

Note 7.	Subsequent Events

On July 1, 2019 the Company borrowed $1,000,000 from Fund Co. In addition, effective July 1, 2019, the Illinois Gaming Board imposed an additional tax of 3% on net terminal income.

On August 26, 2019, GRE, GRE-IL and the Company entered into a purchase agreement with an unrelated third party to sell their membership interests in the Company for $109,500,000. GRE-IL received proceeds of approximately $100,000,000 upon the closing of the sale on September 16, 2019.

On August 26, 2019, GRE-IL and Grand Enterprises, LLC entered into an agreement whereby GRE-IL would purchase Grand Enterprises, LLC’s 20% membership interest in the Company contingent upon the sale of the Company to an unrelated third party.

The Company has evaluated all subsequent events through September 26, 2019, the date on which the financial statements were available to be issued.

Independent Auditor’s Report

Board of Directors and Members

Grand River Jackpot, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Grand River Jackpot, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2018, the related consolidated statements of operations, members’ (deficit) and cash flows for the year then ended, and the related notes to consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand River Jackpot, LLC and Subsidiary as of December 31, 2018, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Davenport, Iowa

March 28, 2019

Grand River Jackpot, LLC and Subsidiary

Consolidated Balance Sheet

December 31, 2018

Assets
Current assets:
Cash	$9,830,118
Receivables	185,843
Inventories	271,928
Prepaid expenses and other assets	458,989

Total current assets	10,746,878

Property and equipment:
Land and land improvements	86,237
Building and building improvements	1,005,274
Furniture and equipment	42,994,883
Vehicles	1,458,235

45,544,629
Less accumulated depreciation	35,498,475

Net property and equipment	10,046,154

Intangible contract rights and noncompete agreements, net of accumulated amortization	3,245,037

$24,038,069

Liabilities and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$1,500,000
Current maturities of long-term debt for intangible contract rights	112,822
Accounts payable	1,152,674
Related party accounts payable	509,313
Accrued expenses	2,537,855

Total current liabilities	5,812,664

Long-term debt, less current maturities	48,042,818
Long-term debt for intangible contract rights, less current maturities	108,825
Other long-term related party payable	4,594,768

52,746,411

Commitments and contingencies (Note 6)
Members’ deficit	(34,521,006)

$24,038,069

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Operations

Year Ended December 31, 2018

Net revenue:
Gaming—video gaming terminals	$54,754,771
Amusement	665,139
ATM fee income	769,753

56,189,663

Expenses:
Salaries and wages	4,205,769
Payroll taxes	327,267
Employee benefits	451,764

Personnel costs	4,984,800

Earnout commissions	1,762,901
Gaming taxes	16,426,612
Video gaming terminal fees	19,478,481
Amusement	46,630
Supplies	211,498
Advertising	247,317
Contractual services	439,867
Taxes and license fees	100,869
Auto fuel and licenses	254,180
Travel	70,922
Repairs and maintenance	713,075
Rent	15,636
Insurance	269,791
Utilities and telephone	636,284
Legal and professional fees	559,367
Related party management service fee	199,296
Amortization of intangible assets	2,102,017
Depreciation	6,354,531
Gain on sale of property and equipment	(63,478)
Other	102,794

Other operating expenses	49,928,590

Operating income	1,276,273

Other (expense):
Amortization of debt issuance costs	(121,200)
Interest	(5,547,289)

(5,668,489)

Net loss	$(4,392,216)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Members’ Deficit

Year Ended December 31, 2018

Balance, December 31, 2017	$(30,128,790)
Net loss	(4,392,216)

Balance, December 31, 2018	$(34,521,006)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Cash Flows

Year Ended December 31, 2018

Cash flows from operating activities:
Net loss	$(4,392,216)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,354,531
Amortization	2,223,217
Gain on sale of property and equipment	(63,478)
Changes in working capital components:
Receivables	(110,342)
Inventories and prepaid expenses	9,584
Accounts and related party payables and accrued expenses	562,374
Long-term payable for related party earnout	1,083,803

Net cash provided by operating activities	5,667,473

Cash flows from investing activities:
Purchase of property and equipment	(2,647,926)
Proceeds from sales of property and equipment	95,286
Purchase of intangible contract rights	(672,980)

Net cash used in investing activities	(3,225,620)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	500,000
Principal payments on long-term debt	(2,484,138)

Net cash used in financing activities	(1,984,138)

Net increase in cash	457,715
Cash:
Beginning	9,372,403

Ending	$9,830,118

Supplemental disclosure of cash flow information, cash paid for interest	$5,620,410

Supplemental disclosures of noncash investing and financing activities:
Accounts payable incurred for purchases of property and equipment	$666,136

Writeoff of intangible asset and related debt	$392,000

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Grand River Jackpot, LLC (Company) is a limited liability company formed under the laws of the state of Illinois. The purpose of the Company is to operate and invest in entities that operate video gaming terminals (VGTs) within the state of Illinois. The state of Illinois legalized the use of video gaming terminals at licensed locations including bars, restaurants, truck stops and fraternal and veterans’ organizations in July 2009.

Grand River Jackpot, LLC owns 100% of the membership interest in Grand River Amusements, LLC. The purpose of Grand River Amusements, LLC is to operate an amusement company in Illinois.

GRE-Illinois, LLC (GRE-IL) was formed in March 2010 and owns an 80% interest in the Company with the minority interest of 20% owned by Grand Enterprises, LLC.

GRE Funding Company, LLC (Fund Co.) was formed in 2016 and owns 100% of the membership interest in GRE-IL. Great River Entertainment, LLC (GRE) owns 100% of the membership interest in Fund Co.

Significant accounting policies:

Principles of consolidation: The Company’s consolidated financial statements include its subsidiary, Grand River Amusements, LLC. All material intercompany accounts and transactions have been eliminated.

Accounting estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the estimated useful lives of property and equipment and intangible contract rights.

Concentration of credit risk: The Company maintains cash deposit accounts at financial institutions, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and equipment: Property and equipment is stated at cost. Depreciation is computed using straight-line methods based on estimated useful lives which range from 3 to 40 years.

Intangible contract rights and noncompete agreements: Intangible contract rights allow the Company exclusive rights to place video gaming machines (VGTs) in licensed establishments. Contract rights are being amortized using the straight-line method over the terms of the contracts. Contract terms currently range from 1 to 10 years. The majority of noncompete agreements are being amortized using the same method and terms as the intangible contract rights.

The Company evaluates its intangible contract rights and noncompete agreements for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. This analysis is performed by comparing carrying values of these assets to the current and expected future undiscounted cash flows expected to be generated by these assets. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. If such analysis indicates the carrying value of these assets is not recoverable and the fair value of the assets is less than their carrying value, the assets will be written down to their estimated fair value in the period in which this determination is made. The Company completed an evaluation of these assets for the year ended December 31, 2018 and determined there was no impairment of their carrying value.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Minority member earnout commissions: Under the Amended and Restated Operating Agreement dated October 31, 2016 the minority member is entitled to earnout commissions ranging from 1 to 10.5% of the gross revenue from video gaming terminals operated by the Company related to locations contributed by the minority member up to a maximum of $162,500 per quarter with any excess carried forward to quarters for which actual calculations do not exceed the maximum. The total earnout commissions expense under this agreement was $650,000 for the year ended December 31, 2018.

Deferred financing fees: Deferred financing fees represent the Company’s share of lender fees, professional fees and closing costs incurred by Fund Co. when Fund Co. refinanced their Senior Debt in October 2016. The Company’s share of these costs was determined based on the percent of proceeds from Senior Debt they received from Fund Co. to pay off the Company’s first and second lien credit agreements. These costs are netted with long-term debt and are being amortized over the terms of that agreement using the straight-line method.

Long-term related party payable: As part of the Amended and Restated Operating Agreement, the majority member (GRE-Illinois, LLC) is entitled to earnout commissions of 10.5% of gross revenue from video gaming terminals operated by the Company related to locations obtained through one asset purchase agreement. Total earnout commissions accrued as of December 31, 2018 was $4,205,181, plus accrued interest at a rate of 4% of $389,587. Total earnout commissions expense under this agreement for the year ended December 31, 2018 was $935,233, and related interest expense was $148,570. As the Company’s former and current credit agreements have restrictions for payments to the majority member, the entire balance is shown as other long term related party payable on the consolidated balance sheet as of December 31, 2018.

Revenue recognition: In accordance with gaming industry practice, gaming revenue from video gaming terminals is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Revenue from amusement and vending business are recognized at the time the related sale is made.

Advertising costs: Advertising costs are expensed as incurred. Total advertising costs expensed for the year ended December 31, 2018 was approximately $247,000.

Sales and W2G taxes: Taxes collected from customers and remitted to government agencies for specific revenue-producing transactions are recorded net with no effect on the consolidated statement of operations.

Income taxes: The Company has elected to be taxed as a limited liability company, which provides in lieu of corporation income taxes, the members separately account for their proportionate share of the Company’s income, deductions, losses and credits. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements.

Management evaluated the Company’s tax positions and concluded the Company had taken no uncertain tax positions that require adjustment to the financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal or state tax authorities for years before 2015.

Recent accounting guidance: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance, including industry specific guidance, when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company will adopt the new guidance using the retrospective with cumulative effect transition method and apply the adjustment to the opening balance of retained earnings as of January 1, 2019. The Company does not expect this adjustment to be material to the financial statements as a whole and is currently evaluating the impact of the new guidance on its financial statement disclosures.

Note 2.	Intangibles

Intangible assets are summarized as follows:

Contract Rights and Noncompete Agreements
Balance, December 31, 2017	$5,066,074
Additions	672,980
Write-off	(392,000)
Amortization	(2,102,017)

Balance, December 31, 2018	$3,245,037

Estimated future amortization expense is as follows:

Years ending December 31:
2019	$1,713,860
2020	793,498
2021	235,535
2022	100,797
2023	86,563
Thereafter	314,784

$3,245,037

Note 3.	Long-Term Borrowings and Pledged Assets

Long-term debt as of December 31, 2018 consists of the following:

Related party financing agreement (A)	$49,886,220
Less deferred financing fees	343,402
Less current maturities	1,500,000

$48,042,818

(A)

The Company entered into a loan and security agreement with Fund Co. on October 31, 2016 under which they received proceeds of approximately $53,680,000. The principal and interest payments due on this

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Long-Term Borrowings and Pledged Assets (Continued)

agreement total $7,500,000 per year provided that such amount will be increased so that the minimum principal paid is not less than $1,500,000. Interest on the outstanding balance is variable and is at one-month LIBOR plus an applicable margin based on the current rates being charged on the Senior Debt. The actual rates as of December 31, 2018 were 11.27%. Total interest paid on related party debt was approximately $5,460,000 for the year ended December 31, 2018. The remaining outstanding balance plus any accrued interest is due on October 31, 2021.

The Company’s assets are pledged on the Senior Debt of Fund Co. and the Company is also listed as a guarantor along with Fund Co. and Fund Co.’s other subsidiaries. The outstanding balance of the Senior Debt of Fund Co. was $90,550,000 as of December 31, 2018.

The scheduled maturities of long-term debt are as follows:

Years ending December 31:
2019	$1,500,000
2020	1,500,000
2021	46,886,220

$49,886,220

Long-term debt related to intangible contract rights as of December 31, 2018 is as follows:

Location contracts and noncompete agreement (1)	$17,750
Location contracts (2)	8,750
Location contracts (3)	59,450
Location contracts (4)	28,186
Location contracts (5)	4,870
Location contracts (6)	102,641

221,647
Less current maturities	112,822

$108,825

(1)

Location contracts and noncompete: The Company entered into an agreement in the amount of $698,000 for the purchase of 18 VGT location contracts ($26,000 to $51,000 per contract). As part of the agreement they paid $25,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are being made in quarterly installments equal to 1/20th of the contract price. There were eight locations activated under this contract as of December 31, 2018. There is also an option to purchase up to five additional location contracts at prices ranging from $26,000 to $36,000 per contract. There was also a separate noncompete agreement included in this purchase whereby the Company must pay consideration of $20,000 per year in 20 equal quarterly installments. The balances owed on location contracts and the noncompete agreement was $17,750 as of December 31, 2018.

(2)

Location contracts: The Company entered into an agreement in the amount of $1,080,000 for the purchase of 24 VGT location contracts ($40,000 or $45,000 per contract). As part of the agreement they paid $50,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are being made in either 12 or 20 equal quarterly installments of principal and interest at a rate of 8%. There were six locations activated under this agreement as of December 31, 2018.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Long-Term Borrowings and Pledged Assets (Continued)

(3)

Location contracts: The Company entered into an agreement to purchase VGT location contracts from an individual at a price of $30,000 each. In order to qualify as a legitimate contract, the contract term must be at least three years. The Company is required to pay $1,000 per executed contract when delivered and then pay the remaining $29,000 per contract in 20 equal quarterly installments of $1,450. There were eight active locations under this agreement as of December 31, 2018.

(4)

Location contracts: The Company entered into an agreement in the amount of $1,325,000 for the purchase of up to 50 VGT location contracts ($25,000 or $30,000 per contract). As part of the agreement they paid $120,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are made in 60 equal quarterly installments. There were ten locations activated under this agreement as of December 31, 2018. There is also an option for the seller to provide up to 50 additional location contracts at a price of $25,000 per contract if all locations are delivered within the time frame noted in the agreement.

(5)

Location contracts: The Company entered into an agreement in the amount of $200,000 for the purchase of up to four VGT location contracts ($50,000 per contract). As part of the agreement they paid $5,000 upon closing. The remaining balance is being incurred at the designated rate per location contract as each location is activated and payments are made in 20 equal quarterly installments of $2,438. There was one location activated under this agreement as of December 31, 2018. There is also an option for the seller to provide up to five additional location contracts at a price of $30,000 per contract if all locations are delivered within the time frame noted in the agreement.

(6)

Location contracts: The Company entered into an amended purchase agreement in May 2013 in the amount of $200,000 for the purchase of nine VGT location contracts. The agreement requires monthly payments of $2,209 including principal and interest at a rate of 6% and matures in May 2023. There were six locations activated under this agreement as of December 31, 2018. There is also an option for the seller to deliver additional contracts at a price of $25,000 per contract.

Other than as specifically noted above, the location contracts do not bear interest on the amounts owed after locations are activated.

The scheduled maturities of long-term debt related to intangible contract rights are as follows:

Years ending December 31:
2019	$112,822
2020	47,871
2021	25,034
2022	25,038
2023	10,882

$221,647

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, the Company pays state gaming taxes equal to 30% on net terminal income and an administrative fee, which was 0.7275% and increased to 0.8513% in July 2018, to a third-party. The net remaining terminal income is split 50/50 between the Licensed Terminal Operator (the Company) and the Licensed Video Gaming Location. The total state gaming taxes incurred by the Company were approximately $16,427,000 for the year ended December 31, 2018. Total administrative fees were

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees (Continued)

approximately $213,000 and total amounts paid to Licensed Locations were approximately $19,170,000 for the year ended December 31, 2018. These fees are included with video gaming terminal fees on the statement of operations for the year ended December 31, 2018.

Note 5.	Employee Benefits

Retirement plan: GRE sponsors a qualified 401(k) profit sharing plan covering eligible employees of GRE and its subsidiaries. The Plan allows employee deferral contributions and also provides discretionary matching contributions equal to a percentage of employee deferral contributions and a discretionary nonelective contribution. The Company’s matching contributions totaled approximately $96,000 for the year ended December 31, 2018. There were no discretionary nonelective contributions for the year ended December 31, 2018.

Health insurance: As of January 1, 2018, GRE adopted a qualified employee health insurance plan covering all eligible employees of GRE and its subsidiaries. The plan, which is self-funded, requires contributions from the Company and its eligible employees and their dependents. Any unpaid claims or incurred but not reported claims are liabilities of GRE. Total contributions paid to GRE by the Company for the year ended December 31, 2018 were approximately $351,000. The Company remits monthly contributions for health insurance to GRE and GRE pays the insurance claims.

Note 6.	Contingencies

The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, in consultation with its legal counsel, the ultimate disposition of these matters will fall within the limits of insurance and/or will not have a material effect on the Company’s future financial position or results of operations.

Note 7.	Subsequent Events

The Company has evaluated all subsequent events through March 28, 2019, the date on which the financial statements were available to be issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 20, 2019, Accel Entertainment, Inc., consummated a business combination pursuant to the Transaction Agreement, which has been accounted for as a reverse recapitalization. Prior to the reverse recapitalization, the Accel completed its acquisition of Grand River Jackpot on September 16, 2019. The following unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 for the year ended December 31, 2019. The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2019 give pro forma effect to the reverse recapitalization as if it was completed on January 1, 2018.

The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of December 31, 2019 as the reverse recapitalization is already reflected in our historical audited consolidated balance sheet as of December 31, 2019 included elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2019 was derived from and should be read in conjunction the historical audited consolidated financial statements of Accel Entertainment, Inc. as of and for the year ended December 31, 2019 and the accompanying notes included elsewhere in this prospectus. The foregoing historical financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information should be read together with the accompanying notes to the unaudited pro forma condensed combined statement of operations, the sections titled “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations,” and other financial information included elsewhere in this filing.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the reverse recapitalization on November 20, 2019. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The unaudited pro forma financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the reverse recapitalization taken place at an earlier date, nor is it indicative of the financial condition of the combined company as of any future date. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the reverse recapitalization, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

	Historical Accel Entertainment, Inc.	Pro Forma Adjustments		Pro Forma
Revenues:
Net video gaming	$410,636	$40,980	(3a)	$451,616
Amusement	5,912	481	(3a)	6,393
ATM fees and other revenue	7,837	601	(3a)	8,438

Total net revenues	424,385	42,062		466,447

Operating expenses:
Video gaming expenses	271,999	27,870	(3a)	299,869
General and administrative	75,028	7,056	(3a)	82,084
Depreciation and amortization of property and equipment	26,398	3,244	(3a)	28,333
		(1,309)	(3b)
Amortization of route and customer acquisition costs and location contracts acquired	17,975	1,253	(3a)	21,773
		2,545	(3c)
Other expenses, net	19,649	(115)	(3a)	9,444
		462	(3d)
		(10,552)	(3e)

Total operating expenses	411,049	30,454		441,503

Operating income	13,336	11,608		24,944
Interest expense	12,860	4,427	(3a)	17,965
		(4,427)	(3f)
		5,105	(3g)
Loss on debt extinguishment	1,141	—		1,141

Loss before income tax expense	(665)	6,503		5,838
Income tax expense	5,199	1,985	(3h)	7,184

Net loss	$(5,864)	$4,518		$(1,346)

Net loss per common share—basic and diluted	($0.09)			$(0.02)
Weighted average number of shares outstanding—basic and diluted	61,850	14,787	(3i)	76,637

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation

Overview

The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TPG Pace Holdings Corp. was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination was treated as the equivalent of Accel Entertainment Inc. issuing stock for the net assets of TPG Pace Holdings Corp., accompanied by a recapitalization.

On September 17, 2019, Accel completed the acquisition of 100% of the outstanding membership interests of Grand River. The acquisition of Grand River by Accel was accounted for as a business combination under ASC Topic 805, Business Combinations (“ASC 805”) and Accel, as the accounting acquirer, recorded the assets acquired and liabilities assumed at fair value on a preliminary basis.

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Accel.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination and the other related transactions include estimated fees related to advisory, legal and accounting fees.

The pro forma adjustments represent management’s estimates based on information available as of the date of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the reverse recapitalization that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the reverse recapitalization are not included in the unaudited pro forma condensed combined statements of operations.

Description of Reverse Recapitalization

Pursuant to the Transaction Agreement, TPG Holdings Corp. acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc. In connection with reverse recapitalization, TPG Pace Holdings Corp. changed its name to Accel Entertainment, Inc.

The consideration paid to holders of Accel stock in connection with the reverse recapitalization and subject to the terms and conditions of the Transaction Agreement, consisted of a mix of consideration comprised of cash consideration equal to the number of shares of Accel stock for which such holder of Accel stock made a cash

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation (Continued)

election multiplied by $177 per share (the “Purchase Price”) and share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such holder of Accel Stock did not make a cash election multiplied by an exchange ratio calculated by dividing the Purchase Price by $10.30, which was the closing price of the common stock of TPG Pace Holdings Corp. on November 20, 2019. In addition, each holder of Accel stock that made a cash election with respect to less than 70% of its shares of Accel stock received its pro rata share, with such pro rata share determined with reference to a number of shares equal to 70% of such holder’s shares of Accel Stock less the number of shares of Accel stock with respect to which such holder made a cash election, of 2,444,444 2019 Warrants, subject to the conditions set forth in a warrant agreement and 3,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.

In connection with the reverse recapitalization, TPG Pace Holdings and its affiliates converted 7,500,000 of Class A-1 Shares, 4,888,889 2019 Warrants subject to the conditions set forth in the New Pace Warrant Agreement and 2,000,000 Class A-2 Shares, subject to the conditions set forth in a restricted stock agreement.

As part of an Investment Private Placement, certain accredited investors (as defined by Rule 501 of Regulation D) agreed to subscribe for and purchase and Pace agreed to issue and sell to such investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million. The proceeds from the Investment Private Placement was used to fund a portion of the cash consideration required in the reverse recapitalization.

In connection with the reverse recapitalization, Accel repurchased approximately 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (i) the repayment of existing loans to Accel’s executive officers, (ii) the exercise of vested options and (iii) funding any resulting tax obligations from the exercise of such vested options.

Note 2. Preliminary Allocation of Purchase Price

On September 16, 2019, Accel Entertainment Inc. completed its acquisition of 100% of the outstanding membership interests of Grand River for approximately $100 million in cash. Grand River is a terminal operator in Illinois with over 2,009 VGTs in over 450 licensed establishments.

The acquisition aggregate purchase consideration transferred totaled $113.7 million, which included: i) a cash payment made at closing of $100.0 million; ii) a subsequent cash payment of approximately $6.6 million for a working capital adjustment and; iii) contingent purchase consideration with an estimated fair value of $7.1 million. The total purchase consideration for the business combination has been allocated to the assets acquired and liabilities assumed based on their estimated fair values with the excess recorded as goodwill. Refer to the preliminary purchase price within Accel Entertainment Inc.’s December 31, 2019 financial statements included elsewhere in this filing.

Note 3. Unaudited Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma condensed combined statements of operation for the year ended December 31, 2019 consist of the following:

(a)	Reflects the recognition of pre-combination activities of Grand River.

(b)

Represents the elimination of historical depreciation expense of Grand River, and recognition of depreciation expense in connection with fair value of property and equipment through September 16, 2019. The adjustment in depreciation is based on the estimated fair value and Accel Entertainment Inc.’s historical

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 3. Unaudited Pro Forma Adjustments (Continued)

useful lives of 3 years to 29 years and is calculated using the straight-line method. Grand River’s historic useful lives ranged between 3 to 40 years.

Year Ended December 31, 2019
Depreciation expense on property and equipment	$1,935
Less: historical depreciation expense	(3,244)

Unaudited pro forma adjustment	$(1,309)

(c)

Represents the elimination of historical amortization expense of Grand River, and recognition of amortization expense in connection with fair value of intangibles related to location contracts acquired through September 16, 2019. The fair value of identifiable intangible asset is determined using the “income approach”. Amortization expense of fair value intangibles is calculated using the straight-line method over the estimated remaining useful lives of 10 years.

Year Ended December 31, 2019
Amortization expense on intangible assets	$3,798
Less: historical amortization expense	(1,253)

Unaudited pro forma adjustment	$2,545

(d)	Represents the increase in operating expenses recorded in the Pace historical unaudited consolidated statement of operations prior to the reverser recapitalization.

(e)	Represents the elimination of non-recurring transaction costs.

(f)	Represents the reversal of historical interest expense incurred prior to September 16, 2019 on extinguished Grand River debt.

(g)

In conjunction with the closing of the reverse recapitalization, Accel entered into a credit agreement on November 13, 2019 to refinance Accel’s existing financing arrangement. The new financing arrangement includes draw at close amounts, net of issuance costs, of $48.7 million in the revolving credit facility, $234.0 million in the initial term loan facility, and $58.5 million in the additional term loan facility, with total outstanding borrowings totalling $341.2 million, net of issuance costs of $8.8 million. The revolving loans and term loans bear interest at LIBOR plus a margin of 2.25%. The following represents the adjustment to record the interest expense on the refinanced debt as if the debt was borrowed on January 1, 2018, including amortization of debt issuance costs, and the subsequent removal of Accel’s interest expense related to the old debt instruments.

Year Ended December 31, 2019
Interest expense on refinancing arrangement, including amortization of debt issuance costs	$17,965
Less: Accel interest expense on historic financing arrangements	(12,860)

Unaudited net pro forma adjustment	$5,105

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 3. Unaudited Pro Forma Adjustments (Continued)

(h)

Represents the net impact on income taxes resulting from an income tax benefit attributable to application of the effective tax rate of 28.51% for December 31, 2019. The pro forma adjustment tax impacts were estimated on the applicable law in effect on December 31, 2019, inclusive of the effects of the Tax Act.

Year Ended December 31, 2019
Tax impact on Grand River acquisition	$433
Tax impact on removal of Accel interest expense on refinanced loans and non-reoccurring transaction costs	$6,674
Tax impact on addition of interest expense on refinanced loans	(5,122)

Unaudited pro forma adjustment	$1,985

(i)

As the reverse recapitalization is being reflected as if it had occurred at January 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the TPG Pace Holding Inc. shares issued relating to the reverse recapitalization have been outstanding for the entire period presented.

Weighted average Pace Shares outstanding—basic and diluted is calculated as follows:

Number of shares
Pace Public Shareholders	18,813
Pace Initial Shareholders	7,500
Private Placement Investors	4,696
Donor-Advised Fund	500
Accel Shareholders	45,128

Pro Forma Shares Outstanding—Basic & Diluted	76,637

88,201,543 Class A-1 Shares

7,114,538 Warrants to Purchase Class A-1 Shares

PROSPECTUS

March 19, 2020